      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 1998
                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 CHATTEM, INC.
                       SIGNAL INVESTMENT & MANAGEMENT CO.

           (Exact Name of Registrants as Specified in Their Charter)

               TENNESSEE                                                                           62-0156300
                DELAWARE                                    2834                                   62-1290284
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                            ------------------------

                             1715 WEST 38TH STREET
                          CHATTANOOGA, TENNESSEE 37409
                           (TELEPHONE: 423-821-4571)
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             A. ALEXANDER TAYLOR II
                     PRESIDENT AND CHIEF OPERATING OFFICER
                                 CHATTEM, INC.
                             1715 WEST 38TH STREET
                          CHATTANOOGA, TENNESSEE 37409
                           (TELEPHONE: 423-821-4571)

                                    COPY TO:

                             HUGH F. SHARBER, ESQ.
                              MILLER & MARTIN LLP
                         SUITE 1000 VOLUNTEER BUILDING
                               832 GEORGIA AVENUE
                          CHATTANOOGA, TENNESSEE 37402
                           (TELEPHONE: 423-756-6600)
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                                PROPOSED
                                                                            PROPOSED            MAXIMUM
                                                                            MAXIMUM            AGGREGATE
             TITLE OF EACH CLASS OF                   AMOUNT TO BE      AGGREGATE PRICE         OFFERING           AMOUNT OF
           SECURITIES TO BE REGISTERED                 REGISTERED           PER NOTE            PRICE(1)        REGISTRATION FEE
8 7/8% Series B Senior Subordinated Notes due
  2008...........................................     $200,000,000            100%            $200,000,000         $60,606.06
Subsidiary Guarantees of 8 7/8% Series B Senior
  Subordinated Notes Due 2008(2).................          --                  --                  --                  --

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Pursuant to Rule 457(n) under the Securities Act of 1933, no separate registration fee is payable with respect to the subsidiary guarantees.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 26, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                     [LOGO]

                  OFFER TO EXCHANGE ITS 8 7/8% SERIES B SENIOR
                          SUBORDINATED NOTES DUE 2008
             WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF
                        1933 FOR ANY AND ALL OUTSTANDING
               8 7/8% SERIES A SENIOR SUBORDINATED NOTES DUE 2008

    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON             ,
1998, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE "EXPIRATION DATE").

    Chattem, Inc., a Tennessee corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to $200.0 million in aggregate principal amount of its 8 7/8% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes") for equal principal amounts of its outstanding 8 7/8% Series A Senior Subordinated Notes due 2008 (the "Series A Notes"). The Exchange Notes are identical (including principal amount, interest rate, maturity and redemption rights) to the Series A Notes for which they may be exchanged pursuant to this offer, except that (i) the offering and sale of the Exchange Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) holders of Exchange Notes will not be entitled to certain rights of holders of Series A Notes under a Registration Rights Agreement (as defined herein) of the Company. The Series A Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of March 24, 1998 (the "Indenture") by and among the Company, Signal Investment & Management Co., a Delaware corporation and wholly-owned subsidiary of the Company, as guarantor (the "Guarantor"), and SouthTrust Bank, National Association, as trustee (the "Trustee"). The Company will not receive any proceeds from this Exchange Offer; however, pursuant to the Registration Rights Agreement, the Company will bear certain offering expenses. See "The Exchange Offer- Series A Notes Registration Rights." The Series A Notes together with the Exchange Notes are referred to herein as the "Notes."

    The Exchange Notes will bear interest at the same rate and on the same terms as the Series A Notes. Consequently, interest on the Exchange Notes will be payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 1998. The Exchange Notes will mature on April 1, 2008, and may be redeemed at the option of the Company, in whole or in part, on or after April 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest thereon and Liquidated Damages (as defined), if any, to the applicable redemption date. Upon a Change of Control (as defined herein), the Company will be required to make an offer to purchase all outstanding Exchange Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of repurchase. See "Description of Exchange Notes--Optional Redemption" and "Repurchase at the Option of Holders--Change of Control."

    The Exchange Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company, including the Secured Credit Facility (as defined) and will rank PARI PASSU in right of payment with $58.4 million in aggregate principal amount of 12.75% Series B Subordinated Notes due 2004 (the "Existing Notes") of the Company and any future senior subordinated indebtedness of the Company. The Company's payment of principal, premium, if any, interest and Liquidated Damages, if any, on the Exchange Notes will be guaranteed (the "Subsidiary Guarantees"), jointly and severally, on a senior subordinated basis by each Restricted Subsidiary (as defined) of the Company that guarantees any other indebtedness of the Company or any other guarantor of the Notes (the "Subsidiary Guarantors"). Upon issuance of the Exchange Notes, the only Subsidiary Guarantor will be Signal Investment & Management Co. The Subsidiary Guarantees will be subordinated in right of payment to all existing and future Senior Indebtedness of the Subsidiary Guarantors, including all obligations of the Subsidiary Guarantors under the Secured Credit Facility, will rank PARI PASSU in right of payment with any senior subordinated indebtedness of the Subsidiary Guarantors, and will rank senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. At February 28, 1998, on a pro forma basis after giving effect to the Acquisition (as defined), the aggregate principal amount of Senior Indebtedness of the Company would have been approximately $62.4 million (all of which would have been Indebtedness secured by substantially all of the assets of the Company and its domestic subsidiaries pursuant to the Secured Credit Facility). The Exchange Notes will be structurally subordinated to all indebtedness and other liabilities and commitments (including trade payables and capital lease obligations) of the Company's foreign subsidiaries which will not guarantee the Exchange Notes. As of February 28, 1998, the liabilities (including trade payables and lease obligations) of the Company's foreign subsidiaries were $4.1 million.

    The Company will accept for exchange any and all Series A Notes validly tendered by eligible holders and not withdrawn prior to 5:00 p.m. Eastern time
on       , 1998, unless extended by the Company in its sole discretion (the
"Expiration Date"). Tenders of Series A Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Series A Notes may be tendered only in integral multiples of $1,000. See "The Exchange Offer."

SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS WITH RESPECT TO THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1998

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal provides that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for Series A Notes where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, beginning on the date of this Prospectus and ending on the close of business no more than one year after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Explanatory Note," "The Exchange Offer Terms of the Exchange Offer" and "Plan of Distribution."

    The Series A Notes are not listed on any securities exchange and are not traded on the National Association of Securities Dealers Automated Quotation System, Inc. ("NASDAQ"). The Series A Notes are traded through the National Association of Securities Dealers, Inc.'s ("NASD") PORTAL trading system, and it is expected that the Exchange Notes will be eligible for trading through the PORTAL system. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek admission thereof to trading on NASDAQ.

    NationsBanc Montgomery Securities LLC has advised the Company that it has made a market in the Series A Notes, and that it may make a market in the Series A Notes and in the Exchange Notes; however, it is not obligated to do so and any market-making activity may be discontinued at any time. As a result, there is no assurance that an active public market will develop or continue for the Exchange Notes, or that the market, if any, that develops for the Exchange Notes will be similar to the limited market that currently exists for the Series A Notes. To the extent that a market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors--Lack of Public Market."

    Except as specifically requested by a holder on the Letter of Transmittal, the Exchange Notes will be issued in the form of Global Notes (as defined herein). Beneficial interests in the Global Note representing the Exchange Note will be shown on, and transfers thereof will be effected through, records maintained by The Depository Trust Company and its participants. See "Explanatory Note."

    The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer. See "The Exchange Offer."

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF SERIES A NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    No person is authorized in connection with the Exchange Offer to give any information or to make any representation not contained in this Prospectus or the accompanying Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus or the accompanying Letter of Transmittal, nor any exchange made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

    Until            , 1998, dealers effecting transactions in the Exchange
Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus in connection therewith. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company, the Series A Notes and the Exchange Notes, reference is hereby made to the Registration Statement, including the exhibits and schedules filed or incorporated as a part thereof. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission. In addition, the Company and the Guarantor are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Registration Statement, including the exhibits and schedules thereto, and the periodic reports and other information filed in connection therewith, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found at the Commission's site address, http:// www.sec.gov. Copies of such material also can be obtained from the Company upon request by writing to Chattem, Inc., 1715 West 38th Street, Chattanooga, Tennessee 37409, Attention:
President and Chief Operating Officer.

    In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Series A Notes or Exchange Notes remain outstanding, it will furnish (excluding exhibits and schedules) to the holders of the Series A Notes and Exchange Notes and file with the Commission (unless the Commission will not accept such a filing) as specified in the Commission's rules and regulations: (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual combined financial statements only, a report thereon by the Company's independent certified public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Series A Notes or Exchange Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Series A Notes or Exchange Notes or beneficial owner of the Series A Notes or Exchange Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and 21E of the Exchange Act. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Important factors ("Cautionary Statements") that could cause the actual results, performance or achievements of the Company to differ materially from the Company's expectations are disclosed in this Prospectus, including, without limitation, those statements made in conjunction with the forward-looking statements included under "Risk Factors" and otherwise herein. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the Cautionary Statements.
                            ------------------------

    TRADEMARKS OF THE COMPANY INCLUDED IN THIS PROSPECTUS APPEAR IN ALL CAPITALIZED LETTERS. ALL OTHER TRADEMARKS APPEARING IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED HEREIN, REFERENCES TO "CHATTEM" OR THE "COMPANY" ARE TO CHATTEM, INC. REFERENCES TO "FISCAL YEAR" ARE TO THE COMPANY'S FISCAL YEAR WHICH ENDS ON NOVEMBER 30 OF EACH YEAR. ON MARCH 24, 1998, THE COMPANY ACQUIRED THE BAN LINE OF ANTI-PERSPIRANT/DEODORANT PRODUCTS ("BAN") FROM BRISTOL-MYERS SQUIBB COMPANY ("BMS") (THE "ACQUISITION"). BAN'S FISCAL YEAR ENDS ON DECEMBER 31 OF EACH YEAR. AS USED HEREIN, THE PRO FORMA FINANCIAL DATA INCLUDES THE ADJUSTMENTS DESCRIBED IN "UNAUDITED PRO FORMA FINANCIAL DATA."

                                  THE COMPANY

    Chattem is a leading manufacturer and marketer of high quality, branded consumer products primarily in attractive niche markets throughout the United States and Canada. On March 24, 1998, the Company acquired BAN from BMS for a purchase price of $165.0 million plus the assumption of up to $5.0 million in liabilities. BAN has been one of the most recognized brands in the anti-perspirant/ deodorant ("AP/Deo") market since its introduction in 1955 and holds a dominant position in the roll-on market segment. On a pro forma basis, the Company would have generated revenues and EBITDA (as defined herein) for the twelve months ended February 28, 1998 of $240.8 million and $62.1 million, respectively.

    The Company's products are among the leaders in their respective markets allowing the Company to establish brand loyalty among consumers, extend product life cycles and maintain attractive margins. The Company competes in three distinct market segments: OVER-THE-COUNTER PHARMACEUTICAL PRODUCTS, including medicated powders (GOLD BOND), topical analgesics (FLEXALL, ICY HOT, BENZODENT) and internal analgesics (PAMPRIN, NORWICH, PREMSYN PMS); FUNCTIONAL TOILETRIES AND COSMETICS, including facial cleanser (PHISODERM), sunblock (BULLFROG), shampoo (ULTRASWIM) and hair lightener (SUN-IN); and DIETARY SUPPLEMENTS marketed under the SUNSOURCE name, including garlic extracts (GARLIQUE), a sleep aid (MELATONEX), a product providing resistance against infections (ECHINEX), a menopausal supplement (REJUVEX) and a newly launched St. John's Wort and Siberian ginseng product for emotional balance and physical well being (HARMONEX).

    The Company has grown rapidly by (i) aggressive product line extensions that capitalize on consumer awareness of the existing brand names and (ii) selective acquisitions of new brands that can benefit from the Company's established infrastructure and brand management expertise. Since 1992, the Company has introduced in excess of 35 product line extensions, which accounted for a significant amount of total sales in fiscal 1997. Chattem has traditionally acquired either (i) established brands that have been undermanaged by larger consumer products companies and therefore have unrealized potential or (ii) brands of entrepreneurial companies which have achieved regional success that would benefit from national exposure. In both cases, the Company has been successful at increasing the acquired brand's sales and product contribution by utilizing the Company's marketing, sales, product development and manufacturing expertise and established distribution network.

    As a result of product line extensions and strategic acquisitions, excluding the Acquisition, the Company has achieved a compound annual growth rate ("CAGR") in sales and EBITDA of 12.4% and 31.5%, respectively, over the last four fiscal years.

BAN OVERVIEW

    BAN is one of the most highly recognized brands in the AP/Deo market, with a 40 year history of innovation and quality. In the AP/Deo market, which is segmented by end-user and application type, BAN is positioned as a highly effective AP/Deo in the unisex segment, where it ranks in the top three. In addition, BAN is the dominant brand in the high margin roll-on segment. BAN's product portfolio is focused on five core products: BAN Roll-On, BAN Clear Roll-On, BAN White Solid, BAN Clear Solid and BAN Clear Soft Solid. These products compete in all major AP/Deo market segments except aerosol.

    The addition of the BAN product line to Chattem further diversifies the Company's revenue base and enhances its market presence. The Company believes there are significant opportunities to increase BAN's revenues and related contribution by augmenting the brand's current level of advertising and promotional spending. In addition, Chattem intends to refocus the product's marketing strategy to target specific segments within BAN's broad and established customer base. The Company also would have realized approximately $9.0 million in cost savings on a 1997 pro forma basis based on the terms of a manufacturing agreement entered into between the Company and BMS, pursuant to which BMS will manufacture BAN for Chattem.

COMPETITIVE STRENGTHS

    The acquisition of BAN improves the Company's market position and increases its overall growth prospects. The Company will continue to utilize the following competitive strengths to enhance its position in the marketplace:

    COST EFFECTIVE ADVERTISING AND PROMOTIONAL SUPPORT. The Company has a proven ability to efficiently utilize its marketing, promotional and advertising expertise to increase the profitability of its portfolio of well-recognized brands. The Company traditionally invests 35% to 40% of its revenues in advertising and trade and consumer promotions. The Company believes that it has a significant competitive advantage compared to certain of its larger competitors due to its ability to (i) manage advertising, trade promotion and consumer promotion expenditures on a cost effective basis and (ii) quickly adapt its marketing strategies to changing consumer preferences.

    STRONG HISTORICAL CASH FLOW. The Company's diverse product offerings, strong brand names and leading market positions have provided a stable base of cash flow. As a result of these factors, the Company's four year historical average EBITDA margin has been 18.5%. On a pro forma basis, the Company's EBITDA margin for the twelve months ended February 28, 1998, would have improved to 25.8%. The Company's products compete in diverse markets which reduces the Company's dependency on any one product or market segment. Further, a majority of the Company's products are targeted to consumers over the age of 45, a segment of the population which is expected to grow at a significantly faster rate than the overall population.

    EXPERIENCED MANAGEMENT TEAM. The Company's senior management team averages over 15 years of experience with the Company. The Company's senior management is actively involved in the management of the Company's brands, thereby allowing the Company to quickly make and execute decisions regarding changes in brand strategy. Additionally, the senior management team has lead the successful completion and integration of five acquisitions over the past four years.

    EFFECTIVE BRAND MANAGEMENT. The Company believes that it is able to (i) effectively manage and develop brands that compete in certain niche segments of larger overall markets and (ii) identify brands with significant intrinsic value that may have been undermarketed or underdeveloped by prior owners. The Company believes that for many larger consumer products companies certain brands do not generate the sales or profitability that allow for efficient and cost effective brand management. Conversely, the Company believes that firms that are smaller than Chattem generally do not achieve the advertising and marketing scale necessary to compete consistently or on a national basis. As a result, the Company has been able to utilize brand recognition within its products' respective markets to maintain favorable relationships with retailers, achieve consumer loyalty and extend product life cycles.

    EFFICIENT OPERATIONS. The Company has built strong marketing, sales, product development, manufacturing, distribution and staff functions to support its strategic emphasis on growth within the consumer products industry. Because of its operating efficiency the Company is able to support substantial additional product offerings and volume with relatively low increases in non-manufacturing employees and fixed expenses. For example, the Company has increased sales by approximately $53.4 million over the last four years, while its selling, general and administrative expense as a percentage of sales has declined from 21.8% to 15.6% over the same time period.

    ESTABLISHED DISTRIBUTION NETWORK. Chattem has an established distribution network comprised of thousands of drug, food and mass merchandiser retailers which continues to be developed and serviced through its internal sales force. The Company has a proven ability to leverage this distribution network to increase the market penetration of product line extensions and acquired brands. For example, BULLFROG (acquired in 1986) and FLEXALL (acquired in 1989), regional brands at the time of acquisition, were expanded into national brands with combined sales in excess of $20.0 million in fiscal 1997.

GROWTH STRATEGY

    By capitalizing on its competitive strengths, the Company intends to (i) expand the market share of existing products, (ii) maximize the value of existing brands through product line extensions and (iii) acquire established brands with unrealized potential or successful regional brands that would benefit from national exposure.

STRATEGY FOR BAN

    The Company believes that it can increase both revenue and profitability of BAN based upon the following strategies:

    REALIZE MANUFACTURING COST SAVINGS. BAN has historically been manufactured in a facility that has operated well below its manufacturing capacity. As a result, BAN absorbed significant fixed overhead. Chattem has entered into a manufacturing agreement with BMS, pursuant to which BMS will manufacture BAN at a pro forma cost savings of approximately $9.0 million over the amount reflected for the manufacture of BAN in the BAN financial statements for 1997.

    LEVERAGE CHATTEM'S EXPERIENCED SALES FORCE. BAN, with 45 SKU's, represented a small portion of the total SKU's of the Personal Care unit of BMS's Consumer Products group. In contrast, BAN represents Chattem's largest product line and therefore will be a major focus of the Company's 55 person in-house sales force. Furthermore, Chattem's executive management team is actively involved in the management of all the Company's brands and will be directly involved in realizing the full potential of BAN.

    ENHANCE AND REFOCUS MARKETING STRATEGY. Beginning in 1994, BAN began receiving less media spending than in previous years. Chattem believes that it can apply its expertise in advertising and promotion to BAN and generate strong gains in market share with limited incremental spending above the amount spent in 1997. To achieve this, the Company plans to (i) significantly increase advertising support to a level that is consistent with BAN's market share and
(ii) develop a consistent marketing platform that targets certain demographic segments where the Company believes there is a current lack of focus by the industry.

    INTRODUCE NEW AND OR IMPROVED FORMS OF BAN. Management believes that sales gains in the AP/Deo market are driven in part by new product introductions and product line extensions. BAN is recognized for its leadership in developing new products. In fact, three of BAN's five existing products were leaders in creating new segments of the AP/Deo market. Management believes there are numerous enhancements that can be made to the BAN product line to improve existing forms and introduce innovative line extensions.

                                THE ACQUISITION

    On March 24, 1998, the Company acquired the BAN line of AP/Deo products from BMS for a purchase price of $165.0 million (subject to an inventory adjustment), plus the assumption of up to $5.0 million of liabilities. The Company acquired the BAN trademarks, formulae, certain patents pertaining to AP/Deo products technology, technical information, inventory, manufacturing equipment and packaging related assets used in the manufacture of BAN but not the right to sell BAN in Japan. Chattem has entered into a manufacturing agreement with BMS, pursuant to which BMS will manufacture BAN at a pro forma cost savings of approximately $9.0 million over the amount reflected for the manufacture of BAN in the BAN financial statements for 1997.

    In connection with the Acquisition, the Company (i) amended and restated the Credit Agreements, dated as of June 26, 1997, as amended, by and among the Company, NationsBank of Tennessee, N.A., as agent and the other lenders party thereto (the "Secured Credit Facility"), to permit the issuance of the Series A Notes (the "Secured Credit Facility Amendment") and (ii) obtained the requisite consents pursuant to a consent solicitation (the "Consent Solicitation") under the indenture governing its 12.75% Senior Subordinated Notes due 2004 (the "Existing Notes") to permit the Company to permit its Subsidiaries which guarantee the Existing Notes to guarantee other indebtedness of the Company, including the Notes. Currently, the only subsidiary of the Company that guarantees the Existing Notes is Signal Investment & Management Co. ("Signal"). As of February 28, 1998 there were $67.0 million in aggregate principal amount of Existing Notes outstanding. The Acquisition, the Secured Credit Facility Amendment and the Consent Solicitation are sometimes hereinafter referred to as the "Transaction".

    The purchase price for the Acquisition, together with associated transaction fees and expenses, were funded through the net proceeds from the sale of the Series A Notes. See "The Acquisition."

                              RECENT DEVELOPMENTS

    On May 12, 1998, the Company sold its CORN SILK oil control makeup brand to Del Laboratories, Inc. for $10,750,000 plus inventories and the assumption of certain liabilities. The Company used the proceeds from the sale to reduce Senior Indebtedness.

    On April 27, 1998, the Company repurchased $8.6 million in principal amount of its Existing Notes. As a result, there were as of May 26, 1998 $58.4 million in aggregate principal amount of the Existing Notes Outstanding.

                               THE EXCHANGE OFFER

Securities Offered...........  $200.0 million in aggregate principal amount of 8 7/8%
                               Series B Senior Subordinated Notes due April 1, 2008.

The Exchange Offer...........  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Series A Notes. As of
                               the date hereof, all of the aggregate principal amount of
                               Series A Notes are outstanding. The Company will issue the
                               Exchange Notes to eligible holders on or promptly after the
                               Expiration Date of the Exchange Offer.

                               Based on interpretations by the staff of the Commission set forth in no-action letters issued to unrelated third
                               parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Series A
                               Notes may be offered for resale, resold and otherwise
                               transferred by a holder thereof (other than (i) a broker-
                               dealer who purchases Notes directly from the Company to
                               resell

                               pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the
                               Securities Act), without compliance with the registration
                               and prospectus delivery provisions of the Securities Act;
                               provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not
                               participating, and had no arrangement or understanding with any person to participate, in the distribution of the
                               Exchange Notes. (See the No-Action Letters.) Holders of
                               Series A Notes who tender their Series A Notes in the
                               Exchange Offer with the intention of participating in a
                               distribution of the Exchange Notes will not be able to rely on the No-Action Letters or similar no-action letters. Each broker-dealer that receives Exchange Notes for its own
                               account in exchange for Series A Notes, where such Series A
                               Notes were acquired by such broker-dealer as a result of
                               market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

                               Holders of Series A Notes will not have dissenters' rights or appraisal rights in connection with the Exchange Offer.
                               See "The Exchange Offer--Appraisal Rights."

Expiration Date..............  The Exchange Offer will expire at 5:00 p.m., Eastern time,
                               on       , 1998, unless the Exchange Offer is extended by
                               the Company in its sole discretion, in which case the term
                               "Expiration Date" shall mean the latest date and time to
                               which the Exchange Offer is extended. See "The Exchange
                               Offer--Expiration Date; Extensions; Amendments."

Conditions to the Exchange
  Offer......................  The Exchange Offer is subject to certain customary conditions, which may be waived, to the extent permitted by law, by the Company. See "The Exchange Offer--Conditions."

Procedures for Tendering
  Exchange Notes.............  Each eligible holder of Series A Notes wishing to accept the
                               Exchange Offer must complete, sign and date the accompanying
                               Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such
                               facsimile, together with the Series A Notes and any other
                               required documentation to the Exchange Agent (as defined
                               herein) at the address set forth in the Letter of Transmit-
                               tal. By executing the Letter of Transmittal, each holder
                               will represent to the Company that, among other things, (i)
                               the Exchange Notes to be acquired by such holder of Series A
                               Notes in connection with the Exchange Offer are being
                               acquired by such holder in the ordinary course of its
                               business, (ii) such holder has no arrangement or under-
                               standing with any person to participate in a distribution of the Exchange Notes, (iii) that if such holder is a
                               broker-dealer registered under the Exchange Act or is
                               participating in the Exchange Offer for the purposes of
                               distributing Exchange Notes, such holder will comply with
                               the registration and prospectus delivery requirements of the
                               Securities Act in connection with a secondary resale
                               transaction of the Exchange Notes acquired by such person
                               and cannot rely on the

                               position of the staff of the Commission set forth in the
                               No-Action Letters (see "The Exchange Offer--Resale of the
                               Exchange Notes"), (iv) such holder understands that a
                               secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder
                               directly from the Company should be covered by an effective registration statement containing the selling security
                               holder information required by Item 507 or Item 508, as
                               applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate" as defined in Rule 405 under
                               the Securities Act, of the Company. If the holder is a
                               broker-dealer that will receive Exchange Notes for its own account in exchange for Series A Notes that were acquired as a result of market-making activities or other trading
                               activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a
                               prospectus in connection with any resale of such Exchange
                               Notes; however, by so acknowledging and by delivering a
                               prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities
                               Act. See "The Exchange Offer--Procedures for Tendering."

Special Procedures for
  Beneficial Owners..........  Any beneficial owner whose Series A Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Series A
                               Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to
                               tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such
                               owner must, prior to completing and executing the Letter of
                               Transmittal and delivering such owner's Series A Notes,
                               either make appropriate arrangements to register ownership of the Series A Notes in such owner's name or obtain a
                               properly completed bond power from the registered holder.
                               The transfer of registered ownership may take considerable time and may not be able to be completed prior to the
                               Expiration Date. See "The Exchange Offer--Procedures for
                               Tendering."

Guaranteed Delivery
  Procedures.................  Holders of Series A Notes who wish to tender their Series A
                               Notes and whose Series A Notes are not immediately available or who cannot deliver the Letter of Transmittal or any other documents required by the Letter of Transmittal to the
                               Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their
                               Series A Notes according to the guaranteed delivery
                               procedures set forth in "The Exchange Offer - Guaranteed
                               Delivery Procedures."

Withdrawal Rights............  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                               Eastern time, on the Expiration Date pursuant to the
                               procedures described under "The Exchange Offer -Withdrawal of Tenders."

Acceptance of the Series A
  Notes and Delivery of the
  Exchange Notes.............  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Series A

                               Notes that are properly tendered in the Exchange Offer, and not withdrawn, prior to 5:00 p.m., Eastern time, on the
                               Expiration Date. The Exchange Notes issued pursuant to the
                               Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer
                               Terms of the Exchange Offer."

Certain Federal Income Tax
  Consequences...............  For a discussion of certain federal income tax considerations relating to the exchange of the Series A
                               Notes for Exchange Notes, see "Certain Federal Income Tax
                               Considerations."

Registration Rights
  Agreement..................  The Series A Notes were sold by the Company on March 24,
                               1998, to the Initial Purchaser pursuant to a purchase
                               agreement dated March 20, 1998 (the "Purchase Agreement") by and among the Company, the Guarantor and the Initial
                               Purchaser, in an offering consisting in the aggregate of
                               $200 million of the Series A Notes. Pursuant to the Purchase
                               Agreement, the Company, the Guarantor and the Initial
                               Purchaser entered into the Registration Rights Agreement,
                               which grants the holders of the Series A Notes certain
                               exchange and registration rights. This Exchange Offer is
                               intended to satisfy such rights, which generally will
                               terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes will not be entitled to any
                               exchange or registration rights with respect to the Exchange
                               Notes. See "The Exchange Offer--Series A Notes Registration
                               Rights."

Effect on Holders of the
  Series A Notes.............  As a result of the making of this Exchange Offer, the
                               Company will have fulfilled certain of its obligations under the Registration Rights Agreement, and holders of Series A
                               Notes who do not tender their Series A Notes generally will not have any further registration rights under the
                               Registration Rights Agreement or otherwise. Such holders
                               will continue to hold the untendered Series A Notes and will be entitled to all the rights and subject to all the
                               limitations, including, without limitation, transfer
                               restrictions, applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms,
                               terminate or cease to have further effectiveness as a result of the Exchange Offer. Accordingly, if any Series A Notes
                               are tendered and accepted in the Exchange Offer, the trading market, if any, for the untendered Series A Notes could be adversely affected.

Exchange Agent...............  SouthTrust Bank, National Association is serving as exchange agent (the "Exchange Agent") in connection with the Exchange
                               Offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

    The form and terms of the Exchange Notes are identical to the form and terms of the Series A Notes which they replace except that (i) the Exchange Offer will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) the holders of Exchange Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will have been satisfied when the Exchange Offer is consummated. The Exchange Notes will evidence the same indebtedness as the Series A Notes which they replace and will be issued under, and be entitled to the benefits of, the Indenture. See "Description of Exchange Notes."

Maturity Date................  April 1, 2008

Interest Payment Dates.......  April 1 and October 1, commencing October 1, 1998

Optional Redemption..........  On or after April 1, 2003, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth
                               herein, plus accrued and unpaid interest thereon and
                               Liquidated Damages, if any, to the date of redemption.
                               Notwithstanding the foregoing, at any time on or before
                               April 1, 2001, the Company may redeem up to 35% of the
                               original aggregate principal amount of the Notes with the
                               net proceeds of one or more Public Offerings (as defined) of common stock of the Company at the redemption prices set
                               forth herein, plus accrued and unpaid interest thereon, if any, to the redemption date; provided, that at least $100.0 million in aggregate principal amount of Notes remain
                               outstanding immediately after the occurrence of such
                               redemption; and, provided, further, that such redemption
                               shall occur within 60 days of the date of the closing of
                               such Public Offering. See "Description of Exchange
                               Notes--Optional Redemption."

Mandatory Redemption.........  None.

Subordination................  The Notes are general unsecured obligations of the Company and rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined), including
                               indebtedness under the Secured Credit Facility, will rank
                               PARI PASSU in right of payment with $58.4 million in
                               aggregate principal amount of the Existing Notes and will
                               rank senior or PARI PASSU in right of payment with all other existing and future subordinated indebtedness of the
                               Company. The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors, will rank
                               subordinate in right of payment to all existing and future
                               Senior Indebtedness of the Subsidiary Guarantors, including their guarantees under the Secured Credit Facility, PARI
                               PASSU with the guarantees of the Existing Notes and will
                               rank senior or PARI PASSU in right of payment with all other existing and future subordinated indebtedness of the
                               Subsidiary Guarantors. As of February 28, 1998, on a pro
                               forma basis after giving effect to the issuance of the
                               Series A Notes and the application of the net proceeds
                               therefrom, the Notes would have been subordinated to $62.4 million of Senior Indebtedness. See "Risk
                               Factors--Subordination." The Notes are structurally
                               subordinated to all indebtedness and other liabilities and commitments (including trade payables and capital lease
                               obligations) of the Company's foreign subsidiaries. Any
                               right of

                               the Company to receive assets of any of its foreign
                               subsidiaries upon the latter's liquidation or reorganization
                               (and the consequent right of the Holders of the Notes to
                               participate in those assets) will be effectively
                               subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which the claims of the
                               Company would still be subordinate to any security in the
                               assets of such Subsidiary and any indebtedness of any such
                               Subsidiary senior to that held by the Company. As of
                               February 28, 1998, the liabilities (including trade
                               payables) of the Company's foreign subsidiaries were $4.1
                               million. See "Risk Factors--Foreign Operating Subsidiaries;
                               Structural Subordination."

Subsidiary Guarantees........  The Notes are unconditionally guaranteed by each Restricted
                               Subsidiary (as defined) of the Company that guarantees any other indebtedness of the Company or any other guarantor of the Notes (each a "Subsidiary Guarantor" and, collectively, the "Subsidiary Guarantors"). Upon issuance of the Exchange
                               Notes, the only Subsidiary Guarantor will be Signal. See the
                               Financial Statements of Signal included herewith.

Change of Control............  Upon a Change of Control (as defined herein), the Company will be required to make an offer to repurchase all
                               outstanding Notes at 101% of the principal amount thereof
                               plus accrued and unpaid interest thereon and Liquidated
                               Damages, if any, to the date of repurchase. See "Description of Exchange Notes--Repurchase at the Option of
                               Holders--Change of Control."

Covenants....................  The Indenture restricts, among other things, the ability of the Company and its subsidiaries to incur additional
                               indebtedness and issue preferred stock, incur liens, pay
                               dividends or make certain other restricted payments, apply net proceeds from certain asset sales, enter into certain
                               transactions with affiliates, merge or consolidate with any other person, sell stock of Restricted Subsidiaries, and
                               assign, transfer, lease, convey or otherwise dispose of
                               substantially all of the assets of the Company. See
                               "Description of Exchange Notes--Certain Covenants."

Use of Proceeds..............  The Company will not receive proceeds from the Exchange
                               Offer. The net proceeds from the sale of the Series A Notes were used to finance the Acquisition, pay associated fees
                               and expenses, repay revolving credit indebtedness under the
                               Secured Credit Facility and for general corporate purposes.
                               See "Use of Proceeds."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Notes.

                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited summary pro forma combined financial information of the Company gives effect to the consummation of the Transaction and the offering of Series A Notes as if they occurred on March 1, 1997. The information included in this table should be read in conjunction with the audited historical consolidated financial statements of Chattem and the audited historical financial statements of BAN and the respective notes thereto, "Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The summary pro forma combined financial information does not purport to represent what the Company's financial position or results of operations actually would have been if the Transaction and the offering of Series A Notes had been completed as of the date or for the periods presented, or to project the Company's financial position or results of operations at any future date or for any future period.

                                                                                                    THREE      THREE       TWELVE
                                                                                           YEAR    MONTHS     MONTHS       MONTHS
                                                                                          ENDED     ENDED      ENDED        ENDED
                                                                                         NOVEMBER  FEBRUARY  FEBRUARY     FEBRUARY
                                                                                           30,     28,          28,          28,
                                                                                           1997     1997       1998         1998
                                                                                         --------  -------  -----------   ---------
                                                                                                   (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales............................................................................  $239,387  $52,939    $54,365     $240,813
  Gross margin(1)......................................................................  176,354   38,316      39,907      177,945
  Income from operations...............................................................   55,423   11,526       7,520       51,417
OTHER FINANCIAL DATA:
  EBITDA(2)............................................................................  $65,842   $14,002    $10,220     $ 62,060
  Cash interest expense(3).............................................................   31,916    7,989       8,371       32,298
  Depreciation and amortization........................................................   10,419    2,476       2,700       10,643
  Capital expenditures.................................................................    2,858      203         566        3,221
  EBITDA/cash interest expense.........................................................................................       1.9x
  Total long-term debt/EBITDA..........................................................................................       5.1x
MARGIN DATA:
  Gross margin.........................................................................     73.7%    72.4%       73.4%        73.9%
  Advertising and promotion............................................................     36.4     38.5        47.0         40.4
  Selling, general and administrative..................................................     12.1     12.1        12.6         12.2
  EBITDA(3)............................................................................     27.5     26.4        18.8         25.8


                                                                                                                             AT
                                                                                                                          FEBRUARY
                                                                                                                          28, 1998
                                                                                                                          ---------
BALANCE SHEET DATA:
  Working capital......................................................................................................   $ 30,694
  Total assets.........................................................................................................    366,430
  Long-term debt(4)....................................................................................................    319,034
  Shareholders' equity.................................................................................................      4,967

------------------------

(1) Pro forma gross profit reflects the effect of certain manufacturing cost savings anticipated to be realized by the Company upon consummation of the Transaction. The Company has entered into a manufacturing agreement with BMS pursuant to which BMS will manufacture BAN at a pro forma savings of approximately $9.0 million over the amount reflected for the manufacture of BAN in the BAN financial statements for 1997.

(2) EBITDA represents income from operations, plus depreciation and amortization. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt. However, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity.

(3) Represents interest expense excluding the amortization of deferred financing costs and the amortization of the original issue discount on the Existing Notes.

(4) Long-term debt is net of current maturities under the Secured Credit
    Facility.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The information in this table should be read in conjunction with "Selected Historical Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto appearing elsewhere in this Prospectus.

                                       FISCAL YEAR ENDED NOVEMBER 30                   THREE MONTHS ENDED
                           -----------------------------------------------------  ----------------------------
                                                                                  FEBRUARY 28,   FEBRUARY 28,
                             1993       1994       1995       1996       1997         1997           1998
                           ---------  ---------  ---------  ---------  ---------  -------------  -------------

                                          (DOLLARS IN THOUSANDS)                          (UNAUDITED)
INCOME STATEMENT DATA:
  Net sales..............  $  89,861  $  94,370  $ 100,598  $ 118,903  $ 143,235    $  27,946      $  34,921
  Cost of sales..........     26,717     28,495     29,755     35,120     39,253        8,394          9,682
                           ---------  ---------  ---------  ---------  ---------  -------------  -------------
  Gross margin...........     63,144     65,875     70,843     83,783    103,982       19,552         25,239
  Advertising and
    promotion............     36,262     33,336     37,242     45,512     56,176       11,267         15,180
  Selling, general and
    administrative.......     25,132(1)    19,999    19,133    21,582     22,303        4,657          5,159
                           ---------  ---------  ---------  ---------  ---------  -------------  -------------
  Income from
    operations...........      1,750     12,540     14,468     16,689     25,503        3,628          4,900
  Interest expense.......     (3,879)    (9,360)   (11,076)   (13,394)   (15,934)      (3,798)        (4,180)
  Investment and other
    income...............        390        112        218      2,325(2)     1,679(3)         319         192
                           ---------  ---------  ---------  ---------  ---------  -------------  -------------
  Income (loss) from
    continuing operations
    before income
    taxes................     (1,739)     3,292      3,610      5,620     11,248          149            912
  Provision for (benefit
    from) income taxes...       (639)     1,182      1,285      1,816      3,993           13            303
                           ---------  ---------  ---------  ---------  ---------  -------------  -------------
  Income (loss) from
    continuing
    operations...........  $  (1,100) $   2,110  $   2,325  $   3,804  $   7,255    $     136      $     609
                           ---------  ---------  ---------  ---------  ---------  -------------  -------------
                           ---------  ---------  ---------  ---------  ---------  -------------  -------------

OTHER FINANCIAL DATA:
  EBITDA (4).............  $  10,450  $  16,038  $  17,874  $  20,834  $  31,208    $   4,926      $   6,422
  Interest expense.......      3,879      9,360     11,076     13,394     15,934        3,798          4,180
  Depreciation and
    amortization.........      3,173      3,498      3,406      4,145      5,705        1,298          1,522
  Capital expenditures...      2,297      2,764      2,836      1,785      2,758          203            566

MARGIN DATA:
  Gross margin...........       70.3%      69.8%      70.4%      70.5%      72.6%        70.0%          72.3%
  Advertising and
    promotion............       40.4       35.3       37.0       38.3       39.2         40.3           43.5
  Sales, general and
    administrative.......       28.0       21.2       19.0       18.2       15.6         16.7           14.8
  EBITDA.................       11.6       17.0       17.8       17.5       21.8         17.6           18.4

                                                                                           AS OF FEBRUARY 28, 1998
                                                                                          -------------------------
                                                                                           ACTUAL    AS ADJUSTED(5)
                                                                                          ---------  --------------

                                                                                                 (UNAUDITED)
BALANCE SHEET DATA:
  Working capital.......................................................................  $  19,871    $   30,694
  Total assets..........................................................................    178,751       366,430
  Long-term debt........................................................................    136,034       319,034
  Shareholders' equity..................................................................      4,967         4,967

------------------------
(1) Includes nonrecurring and unusual charges of $5.5 million recorded during the fourth quarter of 1993.
(2) Reflects a gain on the sale of SOLTICE and BLIS-TO-SOL, gain on sale of certain investments and a full year of dividend income from the Company's investment in Elcat, Inc.
(3) Includes dividend income from the Company's investment in Elcat, Inc.
(4) EBITDA represents income from operations, plus depreciation and amortization. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt. However, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity. EBITDA for fiscal year 1993, as shown above, excludes the impact of nonrecurring and unusual charges of $5.5 million.
(5) Adjusted to reflect the issuance of the Series A Notes and the application of the net proceeds therefrom as described under "Use of Proceeds" and the completion of the Transaction.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE NOTES OFFERED HEREBY. THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE HEREIN, CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WHICH REPRESENT THE COMPANY'S EXPECTATIONS OR BELIEFS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING INDUSTRY PERFORMANCE, THE COMPANY'S OPERATIONS, PERFORMANCE, FINANCIAL CONDITION, GROWTH AND ACQUISITION STRATEGIES, MARGINS AND GROWTH IN SALES OF THE COMPANY'S PRODUCTS. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY'S CONTROL, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF IMPORTANT FACTORS, INCLUDING THOSE DESCRIBED IN THIS "RISK FACTORS" SECTION.

LEVERAGE

    The Company is, and will continue to be, highly leveraged. On February 28, 1998, after giving pro forma effect to the offering of Series A Notes and the application of the net proceeds therefrom, the Company would have had total indebtedness of approximately $329.4 million (of which $200.0 million would have consisted of the Series A Notes, $67.0 million would have consisted of Existing Notes, and $62.4 million would have consisted of Senior Indebtedness outstanding under the Secured Credit Facility) and shareholders' equity of approximately $5.0 million. The Company and its subsidiaries will be permitted to incur additional indebtedness in the future. See "Capitalization" and "Selected Combined Financial and Operating Data" and "Descriptions of Notes."

    The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures and research and development expense will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations and anticipated revenue growth, management believes that cash flow from operations and available cash, together with available borrowings under the Secured Credit Facility, will be adequate to meet the Company's future liquidity needs for at least the next several years. The Company may, however, need to refinance all or a portion of the principal of the Notes on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated revenue growth will be realized or that future borrowings will be available under the Secured Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The degree to which the Company will be leveraged could have important consequences to holders of the Notes, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations with respect to the Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures, research and development and other general corporate requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry, and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the Indenture and the Secured Credit Facility contain financial and other restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Notes tendered to it upon the occurrence of a Change of Control. See "Description of Notes--Repurchase at Option of Holder--Change of Control" and "Description of Other Indebtedness--Secured Credit Facility."

SUBORDINATION

    The Notes and the Subsidiary Guarantees are subordinated in right of payment to all current and future Senior Indebtedness of the Company and the Subsidiary Guarantors. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to be paid in full in cash before any payment may be made with respect to the Notes. In addition, the subordination provisions of the Indenture provide that payments with respect to the Notes will be blocked in the event of a payment default on Senior Indebtedness and may be blocked for up to 179 days each year in the event of certain non-payment defaults on Senior Indebtedness. In the event of a bankruptcy, liquidation or reorganization of the Company, holders of the Notes will participate ratably with all holders of subordinated indebtedness of the Company that is deemed to be of the same class as the Notes, and potentially with all other general creditors of the Company, based upon the respective amounts owed to each holder or creditor, in the remaining assets of the Company. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Notes. As a result, holders of Notes may receive less, ratably, than the holders of Senior Indebtedness.

    As of February 28, 1998, on a pro forma adjusted basis after giving effect to the offering of Series A Notes and the application of the net proceeds therefrom, the aggregate amount of Senior Indebtedness of the Company and its subsidiaries would have been approximately $62.4 million, and approximately $30.0 million would have been available for additional borrowing under the Secured Credit Facility. The Indenture permits the incurrence of substantial additional indebtedness, including Senior Indebtedness, by the Company and its subsidiaries in the future.

FOREIGN OPERATING SUBSIDIARIES; STRUCTURAL SUBORDINATION

    Certain operations of the Company are conducted through its foreign subsidiaries, which have not guaranteed the Notes. Except to the extent that the Company itself may be a creditor with recognized claims against its foreign subsidiaries, the claims of creditors of (and any holders of equity interests in) the foreign subsidiaries will have priority with respect to the assets and cash flows of the foreign subsidiaries over claims of creditors of the Company. As of February 28, 1998, the Company's foreign subsidiaries had total liabilities (including trade credit) of $4.1 million. See "Management's Discussion of Financial Condition and Results of Operations--Foreign Operations."

RESTRICTIVE DEBT COVENANTS

    The Secured Credit Facility, the indenture governing the Existing Notes (the "Existing Notes Indenture") and the Indenture contain restrictive covenants which limit the discretion of management of the Company with respect to various business matters. These covenants will place certain restrictions on, among other things, the ability of the Company and its subsidiaries to incur indebtedness, to create liens or other encumbrances, to pay dividends or make other restricted payments, to make investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of assets to, or merge or consolidate with, another entity. In addition, the Secured Credit Facility and the Existing Notes indenture contain other and more restrictive covenants and prohibit the Company from prepaying the Notes, except in certain circumstances. The Secured Credit Facility also requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control. There can be no assurance that the Company will meet such tests. A breach of these covenants could result in an event of default under the Secured Credit Facility. If such an event of default occurs, the lenders under the Secured Credit Facility could elect to declare all amounts borrowed under the Secured Credit Facility, together with accrued and unpaid interest, to be immediately due and payable and to terminate all commitments under the Secured Credit Facility. If the Company were unable to repay all amounts declared due and payable, the lenders could proceed against the collateral granted to them to satisfy the indebtedness and other obligations due and payable. If indebtedness under the Secured Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes and the Existing Notes. See "Description of the Notes--Certain Covenants" and "Description of Other Indebtedness."

COMPETITION

    The over-the-counter ("OTC") pharmaceutical, functional toiletries and cosmetics and dietary supplements markets in which the Company competes are highly competitive, and the Company expects competitive pressures to continue in the future. The markets are characterized by the frequent introduction of new products, including the movement of prescription drugs to the OTC market, often accompanied by major advertising and promotional programs. The Company competes primarily on the basis of product quality, price, brand loyalty and consumer acceptance. Competitors of certain of the Company's products include OTC pharmaceutical companies, dietary supplement manufacturers and large consumer products companies, many of which have considerably greater financial and marketing resources than the Company. The products offered by these companies are often supported by much larger advertising and promotional expenditures and are generally backed by larger sales forces. In addition, the Company's competitors have often been willing to use aggressive spending on trade promotions as a strategy for building market share at the expense of their competitors, including the Company. The private label or generic category is also a competitive factor in certain of the Company's product markets. Another factor affecting the OTC pharmaceutical, functional toiletries and cosmetics and dietary supplements business is the consolidation of retailers and increasingly more competitive negotiations for access to shelf space.

GOVERNMENT REGULATION

    The manufacturing, processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states, localities and foreign countries in which the Company's products are sold. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of OTC pharmaceuticals, functional toiletries and cosmetics and dietary supplements. The regulations that are promulgated by the FDA relating to the manufacturing process are known as current Good Manufacturing Practices ("GMPs"), and are different for drug and food products. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of OTC pharmaceuticals, functional toiletries and cosmetics, dietary supplements and foods.

    All of the Company's OTC drug products are regulated pursuant to the FDA's monograph system for OTC drugs. The monographs set out the active ingredients and labeling indications that are permitted for certain broad categories of OTC drug products, such as topical analgesics. Compliance with the monograph provisions means that the product is generally recognized as safe and effective and is not misbranded. Future changes in the monographs could result in the Company having to revise product labeling and formulations. The Company has responded to certain questions with respect to efficacy received from the FDA in connection with clinical studies for pyrilamine maleate, one of the active ingredients used in PAMPRIN and PREMSYN PMS. While the Company addressed all of the FDA questions in detail, the final monograph for menstrual drug products will determine if the FDA considers pyrilamine maleate effective for menstrual relief products. The Company has been actively monitoring the process and does not believe that either PAMPRIN or PREMSYN PMS will be materially adversely affected by the FDA review. The Company believes that any adverse finding by the FDA would likewise affect the Company's principal competitor in the menstrual product category.

    As a result of an order issued by the Consumer Products Safety Commission, there are new packaging requirements for products containing lidocaine. The Company has until September 1998 to develop child resistant packaging for its GOLD BOND Cream products that are sold in tubes or change the product formulation.

    The Dietary Supplement Health and Education Act of 1994 ("DSHEA") was enacted on October 25, 1994. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements, which include vitamins, minerals, nutritional supplements, herbs and botanicals, as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and to foster the dissemination of accurate information about such products. Under DSHEA, the FDA is generally prohibited from regulating dietary supplements as food additives or as drugs unless product claims, such as claims that a product may diagnose, mitigate, cure or prevent an illness, disease or malady, trigger drug status. See "Business--Government Regulation."

RELIANCE ON BRANDS; INTELLECTUAL PROPERTY CONCERNS

    In fiscal year 1997, substantially all of the Company's net sales were from sales of products bearing proprietary brand names, including GOLD BOND, FLEXALL, ICY HOT, PAMPRIN, PREMSYN PMS, PHISODERM, SUN-IN and GARLIQUE. In addition, on a pro forma basis, giving effect to the Acquisition, BAN products would have represented approximately 40% of the Company's fiscal 1997 net sales. Accordingly, the Company's future success may depend in part upon the goodwill associated with the Company's brand names, particularly BAN and GOLD BOND.

    The Company's principal brand names are registered in the United States and certain foreign countries. However, there can be no assurance that the steps taken by the Company to protect its proprietary rights in such brand names will be adequate to prevent the misappropriation thereof in the United States or abroad. In addition, the laws of some foreign countries do not protect proprietary rights in brand names to the same extent as do the laws of the United States.

    The Company, through its subsidiary, Signal, maintains and has applied for patent, trademark and copyright protection in the United States relating to certain of its existing and proposed products and processes. There is no assurance that the Company can successfully protect its intellectual property and the loss of its intellectual property protection could have a material adverse effect. Additionally, the Company licenses certain intellectual property from third parties, and there is no assurance that such third parties will be successful in maintaining their intellectual property rights. The sale of certain of the Company's products rely on the ability of the Company to maintain and extend its licensing agreements with third parties, and there is no assurance that the Company will be successful in maintaining these licensing agreements. The loss of the use of such licenses could have a material adverse effect on the Company.

RISK OF LOSS OF MATERIAL CUSTOMER

    For the year ended November 30, 1997, sales to Wal-Mart Stores, Inc. ("Wal-Mart") accounted for approximately 16% of the Company's total sales. On a pro forma basis, sales to Wal-Mart would have represented an increased percentage of total net sales for 1997. For the three months ended February 28, 1998, sales to Wal-Mart accounted for approximately 16% of the Company's total sales. Consistent with industry practice, the Company does not operate under a long-term written supply contract with Wal-Mart or any of its other customers. The Company's business could be materially adversely affected by the loss of

Wal-Mart as a continuing major customer. No other customer accounted for more than 10% of the Company's sales in fiscal 1997 or in the three month period ended February 28, 1998.

RISKS RELATED TO PENDING AND POTENTIAL FUTURE ACQUISITIONS

    Although management believes that the Acquisition of BAN was in the best interest of the Company, it involved a substantial expenditure and risk on the part of the Company. There can be no assurance that the Acquisition of BAN and the assimilation of that business into the Company will be successful or will yield the expected benefits to the Company or will not materially adversely affect the Company's business, financial condition or results of operations. BAN net sales during the period beginning January 1, 1998 through March 23, 1998 were approximately $5.5 million lower than for the same period of the prior year. The Company believes that this decline is due to higher than usual net sales levels in December 1997 which led to a reduction in customer requirements for the beginning of 1998.

    In addition, the Company may pursue other acquisitions from time to time, although the Company has no present understandings, commitments or agreements with respect to any such acquisitions except as described above. Future acquisitions by the Company could result in the incurrence of substantial additional indebtedness, which could materially adversely affect the Company's business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. There can be no assurance that future brand acquisitions, if any, will be successfully integrated into the Company's operations. In addition, there can be no assurance that the Company will complete any future acquisitions or that acquisitions will contribute favorably to the Company's operations and financial condition. In the event that any such acquisition were to occur, there can be no assurance that the Company's business, financial condition and results of operations would not be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

PUBLIC PERCEPTION

    The Company's dietary supplements products contain vitamins, minerals, herbs and other ingredients that the Company regards as safe when taken as directed by the Company and that various scientific studies have suggested may offer health benefits. While the Company conducts extensive quality control testing on its products, the Company generally does not conduct or sponsor clinical studies relating to the benefits of its products. The Company is highly dependent upon consumers' perception of the overall integrity of the dietary supplements business, as well as the safety and quality of its products and similar products distributed by other companies which may not adhere to the same quality standards as the Company. The Company could be materially adversely affected if any of the Company's products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers or if scientific studies provide unfavorable findings regarding the effectiveness of the Company's products. See "Business--Dietary Supplements."

PRODUCT DEVELOPMENT RISKS

    The Company evaluates opportunities to develop new products through product line extensions and product modifications in the ordinary course of its business. Product line extensions and product modifications involve numerous risks, including difficulties in the assimilation of the developed products, the expenses incurred in connection with the product development and the diversion of management's attention from other business concerns. There can be no assurance that newly developed products, will be successfully integrated into the Company's operations. In addition, there can be no assurance that newly developed products will contribute favorably to the Company's operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

AVAILABILITY OF RAW MATERIALS

    Certain of the Company's dietary supplements contain ingredients that are harvested by and obtained from third-party suppliers, some of which are harvested internationally. An unexpected interruption of supply, such as a harvest failure, could cause the Company's results of operations derived from such products to be adversely affected. The Company may not be able to raise prices quickly enough to immediately offset the effects of such increased raw material costs.

PRODUCT LIABILITY AND INSURANCE

    An inherent risk of the Company's business is exposure to product liability claims brought by users of the Company's products or others. Such claims to date have not been material and the Company is not aware of any claims pending against the Company or its products that if adversely decided would have a material adverse effect on the Company. While the Company will continue to attempt to take what it considers to be appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. The Company, through HBA Insurance Ltd., its captive insurance company subsidiary, maintains product liability insurance that it believes to be adequate; however, there can be no assurance that it will be able to retain its existing coverage or that such coverage will be cost-justified or sufficient to satisfy future claims, if any, or that the resulting publicity will not have a material adverse effect. See "Business--Product Liability and Insurance."

ENVIRONMENTAL MATTERS

    The Company is continually engaged in assessing compliance of its operations with applicable federal, state and local health, safety and environmental laws and regulations, including those pertaining to underground storage tanks and clean air rules. A site in the vicinity of the Company's manufacturing facility has been designated as a National Priorities List Superfund site. The Company could be named as a potentially responsible party due to the Company's historical discharge of wastewater into the creek that flows through the site. The Company's manufacturing site utilizes chemicals and other potentially hazardous materials and generates both hazardous and non-hazardous waste, the transportation, treatment and storage and disposal of which are regulated by various governmental agencies. See "Business-- Environmental Matters."

DEPENDENCE ON SENIOR EXECUTIVE MANAGEMENT

    The Company's future performance will depend to a significant degree upon the efforts and abilities of certain members of senior executive management, in particular those of Zan Guerry, Chairman of the Board and Chief Executive Officer, and A. Alexander Taylor II, President and Chief Operating Officer. The loss of the services of either Messrs. Guerry or Taylor, neither of whom has an employment agreement with the Company, could have an adverse effect on the Company. See "Management."

RISKS OF FOREIGN OPERATIONS

    For the twelve months ended February 28, 1998, on a pro forma basis 6.6% of the Company's revenues were attributable to its international business. The Company is subject to the risk of doing business internationally, including unexpected changes in, or impositions of, legislative or regulatory requirements, fluctuations in the United States dollar against foreign currencies, which could increase the price of the Company's products in foreign markets or increase the cost of certain raw materials purchased by the Company, delays resulting from difficulty in obtaining export licenses, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax treatment and the burden of complying with a variety of foreign laws. In addition, the Company is subject to generally geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, which could affect, among other things, customers' inventory levels and consumer purchasing. Although the Company has not to date experienced any material adverse effect as a result of such factors, there can be no assurance that such factors will not adversely affect the Company in the future. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as the laws of the United States.

FRAUDULENT CONVEYANCE RISKS

    Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the obligation of, or liens securing, the Notes or any Subsidiary Guarantee in favor of other existing or future creditors of the Company or a Subsidiary Guarantor.

    Under applicable provisions of Federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company or any Subsidiary Guarantor, at the time it incurred the indebtedness evidenced by the Notes or a Subsidiary Guarantee, (i)(a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Subsidiary Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature, and (ii) the Company or such Subsidiary Guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, then the Notes and the Subsidiary Guarantees, as the case may be, and any pledge or other security interest securing such indebtedness, could be voided, or claims in respect of the Notes, the Subsidiary Guarantees or the other security interest securing such indebtedness, could be voided, or claims in respect of the Notes or the Subsidiary Guarantees could be subordinated to all other debts of the Company or such Subsidiary Guarantor, as the case may be. In addition, the payment of interest and principal by the Company pursuant to the Notes or the payment of amounts by a Subsidiary Guarantor pursuant to a Subsidiary Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company or such Subsidiary Guarantor, as the case may be.

    The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Subsidiary Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

    On the basis of historical financial information, recent operating history and other factors, the Company and the Subsidiary Guarantor believe that the indebtedness being incurred in connection with the Notes and the Subsidiary Guarantees is being incurred for proper purposes and in good faith and that, after giving effect thereto, the Company, and the Subsidiary Guarantor are solvent and will continue to be solvent after issuing the Notes or its Subsidiary Guarantee, as the case may be, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that the Court would agree with the Company's conclusions in this regard. The Company did not obtain a solvency opinion in connection with the offering of Series A Notes.

PURCHASE OF NOTES UPON CHANGE OF CONTROL

    Upon a Change of Control, the Company will be required to offer to purchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. The source of funds for any such purchase would be the Company's available cash or cash generated from other sources. However, there can be no assurance that sufficient funds would be available at the time of any Change of Control to make any required purchases of Notes tendered or that restrictions in the Secured Credit Facility or the Existing Notes would permit the Company to make such required purchases. See "Description of the Notes--Repurchase at the Option of Holders."

ABSENCE OF PUBLIC MARKET

    The Exchange Notes are a new issue of securities for which there is currently no trading market. The Series A Notes are currently eligible for trading in the PORTAL market, and it is expected that the Exchange Notes will be eligible for trading through the PORTAL market. The Company has been advised by the Initial Purchaser that it intends to make a market in the Exchange Notes, as permitted by applicable laws and regulations. However, it is not obligated to do so and any market making activities with respect to the Notes may be discontinued at any time without notice. In addition, such market-making activities may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement (as defined herein). Therefore, there can be no assurance that an active trading market for the Exchange Notes will develop, or, if such a market develops, as to the liquidity of such market. If a market were to exist, the Exchange Notes could trade at prices that may be lower than the initial offering price of the Series A Notes depending on many factors, including prevailing interest rates and the market for similar securities, general economic conditions and the financial condition and performance of, and prospects for, the Company. The Company does not intend to apply for listing or quotation of the Exchange Notes on any securities exchange or automated quotation system. See "Plan of Distribution".

FAILURE TO EXCHANGE SERIES A NOTES

    Exchange Notes will be issued in exchange for Series A Notes only after timely receipt by the Exchange Agent of such Series A Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Series A Notes desiring to tender such Series A Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Series A Notes for exchange. Series A Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Series A Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Series A Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Series A Notes could be adversely affected due to the limited amount, or "float," of the Series A Notes that is expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Series A Notes is not tendered or is tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                                THE ACQUISITION

    On March 24, 1998, the Company acquired the BAN line of AP/Deo products from BMS for a purchase price of $165.0 million (subject to an inventory adjustment), plus the assumption of up to $5.0 million of indebtedness. The Company acquired the BAN trademarks, formulae, certain patents pertaining to AP/Deo products technology, technical information, inventory, certain manufacturing equipment and packaging related assets used in the manufacture of BAN but not the right to sell BAN in Japan. Chattem has entered into a manufacturing agreement with BMS, pursuant to which BMS will manufacture BAN at a pro forma cost savings of approximately $9.0 million over the amount reflected for the manufacture of BAN in the BAN financial statements for 1997.

    In connection with the Acquisition, the Company (i) amended and restated its Secured Credit Facility to permit the issuance of the Series A Notes and (ii) obtained the requisite consents pursuant to the Consent Solicitation under the Existing Notes. Currently, the only subsidiary of the Company that guarantees the Existing Notes is Signal. As of February 28, 1998 there were $67.0 million in aggregate principal amount of Existing Notes outstanding.

    The purchase price for the Acquisition, together with associated fees and expenses, were funded through the net proceeds from the sale of the Series A Notes.

                              RECENT DEVELOPMENTS

    On May 12, 1998, the Company sold its CORN SILK oil control makeup brand to Del Laboratories, Inc. for $10,750,000 plus inventories and the assumption of certain liabilities. The Company used the proceeds from the sale to reduce Senior Indebtedness.

    On April 27, 1998, the Company repurchased $8.6 million in principal amount of its Existing Notes. As a result, there were as of May 26, 1998 $58.4 million in aggregate principal amount of the Existing Notes outstanding.

                                USE OF PROCEEDS

    The Company will not receive proceeds from the Exchange Offer. The net proceeds from the sale of Series A Notes were used to finance the Acquisition, pay asociated fees and expenses, repay revolving credit indebtedness under the Secured Credit Facility and for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth (i) the consolidated capitalization of the Company as of February 28, 1998, on an actual basis, (ii) the pro forma adjustments to give effect to the offering of Series A Notes and the consummation of the Transaction and (iii) the consolidated capitalization of the Company after giving effect to the offering of the Series A Notes and the Transaction. This table should be read in conjunction with "Use of Proceeds" and "Selected Consolidated Financial Data" included elsewhere in this Prospectus. For a description of the Secured Credit Facility and the Existing Notes, see "Description of Other Indebtedness."

                                                                                                           FEBRUARY 28, 1998
                                                                                                    --------------------------------
                                                                                                                              PRO
                                                                                                     ACTUAL   ADJUSTMENTS    FORMA
                                                                                                    --------  -----------   --------
                                                                                                             (IN THOUSANDS)
Current maturities of long-term debt (1)..........................................................  $  9,089   $  --        $  9,089
                                                                                                    --------  -----------   --------
Long term debt:
  Secured Credit Facility.........................................................................    70,276     (17,000)     53,276
  Existing Notes, net of unamortized discount(2)..................................................    65,758      --          65,758
  Series A Notes..................................................................................     --        200,000     200,000
                                                                                                    --------  -----------   --------
      Total long term debt........................................................................   136,034     183,000     319,034
                                                                                                    --------  -----------   --------
Shareholders' equity..............................................................................     4,967      --           4,967
                                                                                                    --------  -----------   --------
Total capitalization..............................................................................  $150,090   $ 183,000    $333,090
                                                                                                    --------  -----------   --------
                                                                                                    --------  -----------   --------

------------------------

(1) Consists of borrowings under the Secured Credit Facility.

(2) On April 27, 1998, the Company repurchased $8.6 million in principal amount of its Existing Notes.

                       UNAUDITED PRO FORMA FINANCIAL DATA

    The following Unaudited Pro Forma Consolidated Balance Sheet was prepared as if the Transaction and offering of Series A Notes had occurred on February 28, 1998. The following Unaudited Pro Forma Consolidated Statements of Income for the year ended November 30, 1997 and the three month periods ended February 28, 1998 and 1997 give effect to the Transaction and offering of Series A Notes as if they had occurred on December 1, 1996. The Unaudited Pro Forma Consolidated Statements of Income do not purport to represent what the Company's results of operations actually would have been if the Transaction and offering of Series A Notes had occurred as of such date or what such results will be for any future periods.

    The Unaudited Pro Forma Consolidated Balance Sheet reflects the preliminary allocation of the purchase price for the Acquisition to the Company's tangible and intangible assets and liabilities. The final allocation of such purchase price, and the resulting depreciation and amortization expense in the accompanying Unaudited Pro Forma Consolidated Statements of Income, will differ from the preliminary estimates due to the final allocation being based on: (a) actual closing date amounts of assets and liabilities, and (b) final appraised values of property, plant and equipment and other assets.

    The Unaudited Pro Forma Financial Data are based on the historical financial statements of the Company and the assumptions and adjustments described in the accompanying notes. The Company believes that such assumptions are reasonable. The Unaudited Pro Forma Financial Data should be read in conjunction with the Consolidated Financial Statements of the Company and those of BAN and the respective accompanying notes thereto appearing elsewhere in this Prospectus.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 (IN THOUSANDS)

                                         HISTORICAL    HISTORICAL    PRO FORMA ADJUSTMENTS
                                          CHATTEM         BAN       ------------------------
                                           AS OF         AS OF                   ACQUISITION
                                        FEBRUARY 28,  DECEMBER 31,   OFFERING      OF BAN
                                            1998          1997      ADJUSTMENTS  ADJUSTMENTS   PRO FORMA
                                        ------------  ------------  -----------  -----------  -----------

                ASSETS
Current assets:
  Cash and cash equivalents...........   $    1,398                  $ 189,600(a)  $(182,350)(b)  $   8,648
  Accounts receivable.................       30,596                                               30,596
  Inventories.........................       16,737    $    8,252                                 24,989
  Other current assets................        2,624                                                2,624
                                        ------------  ------------                            -----------
    Total current assets..............       51,355         8,252                                 66,857
                                        ------------  ------------                            -----------
Property, plant and equipment, net....       11,045         8,934                                 19,979
                                        ------------  ------------                            -----------
Other non-current assets:
  Investment in Elcat, Inc............        6,804                                                6,804
  Patents, trademarks and other
    purchased product rights, net.....      104,223                                 152,843(c)    257,066
  Other non-current assets............        5,324                     10,400(d)                 15,724
                                        ------------  ------------                            -----------
    Total non-current assets..........      116,351                                              279,594
                                        ------------  ------------                            -----------
      Total assets....................   $  178,751    $   17,186                              $ 366,430
                                        ------------  ------------                            -----------
                                        ------------  ------------                            -----------

 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term
    debt..............................   $    9,089                                            $   9,089
  Accounts payable and other accrued
    liabilities.......................        9,328                                                9,328
                                             13,067    $    4,679                                 17,746
                                        ------------  ------------                            -----------
    Total current liabilities.........       31,484         4,679                                 36,163
                                        ------------  ------------                            -----------
Long-term debt........................      136,034                    200,000(a)                319,034
                                                                       (17,000)(b)
Other non-current liabilities.........        6,266                                                6,266
  Shareholders' equity:
  Net assets acquired.................       --            12,507                   (12,507)(e)     --
  Common stock........................        1,955                                                1,955
  Paid-in surplus.....................       64,046                                               64,046
  Accumulated deficit.................      (59,620)                                             (59,620)
  Foreign currency translation........       (1,414)                                              (1,414)
                                        ------------  ------------                            -----------
    Total shareholders' equity........        4,967        12,507                                  4,967
                                        ------------  ------------                            -----------
    Total liabilities and
      shareholders' equity............   $  178,751    $   17,186                              $ 366,430
                                        ------------  ------------                            -----------
                                        ------------  ------------                            -----------

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

    The Pro Forma Consolidated Balance Sheet reflects the Transaction and the offering of Series A Notes as if they had occurred as of February 28, 1998 (actual amounts may differ from amounts estimated below).

    (a) Reflects the issuance of the Notes and the Secured Credit Facility
Amendment:

Issuance of the Notes.............................................................  $ 200,000
Issuance-related fees and expenses................................................    (10,400)
                                                                                    ---------
                                                                                    $ 189,600
                                                                                    ---------
                                                                                    ---------

    (b) Represents the following cash payments related to the Acquisition:

Purchase price...................................................................  $(165,000)
Acquisition expenses.............................................................       (350)
Repayment of revolving credit indebtedness.......................................    (17,000)
                                                                                   ---------
                                                                                   $(182,350)
                                                                                   ---------
                                                                                   ---------

    (c) The Acquisition will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations". The purchase price is being allocated first to the tangible and identifiable intangible assets and liabilities of BAN based upon preliminary estimates of their fair market values, with the remainder allocated to "Patents, trademarks, and other purchased products rights" as follows:

Purchase price....................................................................  $ 165,000
Acquisition expenses..............................................................        350
Book value of net assets acquired.................................................    (12,507)
                                                                                    ---------
Increase in intangible assets.....................................................  $ 152,843
                                                                                    ---------
                                                                                    ---------

    (d) Reflects the deferred financing costs related to the Offering and Secured Credit Facility Amendment.

    (e) Reflects the elimination of the BAN net asset balance.

                        UNAUDITED PRO FORMA CONSOLIDATED

                              STATEMENT OF INCOME

                      FOR THE YEAR ENDED NOVEMBER 30, 1997

                             (DOLLARS IN THOUSANDS)

                                                     HISTORICAL     HISTORICAL
                                                    CHATTEM FOR        BAN
                                                      THE YEAR     FOR THE YEAR      PRO FORMA ADJUSTMENTS
                                                       ENDED          ENDED       ---------------------------
                                                    NOVEMBER 30,   DECEMBER 31,   ACQUISITION     OFFERING
                                                        1997           1997       ADJUSTMENTS    ADJUSTMENTS     PRO FORMA
                                                    ------------   ------------   -----------   -------------   ------------
Net sales.........................................    $143,235       $ 96,152                                   $    239,387
Cost of sales.....................................      39,253         32,780      $  (9,000)(a)                      63,033
Advertising and promotion.........................      56,176         32,037          3,821(b)                       92,034
Selling, general and administrative...............      22,303          6,594                                         28,897
                                                    ------------                                                ------------
Income from operations............................      25,503                                                        55,423
Interest expense..................................      15,934                                  $   16,658(c)         33,708
                                                                                                     1,116(d)
Other income, net.................................      (1,679)                                                       (1,679)
                                                    ------------                                                ------------
Income from continuing operations before income
  taxes...........................................      11,248                                                        23,394
Provision for income taxes........................       3,993          8,907(e)       1,864(e)     (6,399)(e)         8,365
                                                    ------------                                                ------------
Income from continuing operations.................    $  7,255                                                  $     15,029
                                                    ------------                                                ------------
                                                    ------------                                                ------------
Other Financial Data:
  EBITDA..........................................    $ 31,208                                                  $     65,842
  EBITDA Margin...................................        21.8%                                                         27.5%

                        UNAUDITED PRO FORMA CONSOLIDATED

                              STATEMENT OF INCOME

                  FOR THE THREE MONTHS ENDED FEBRUARY 28, 1998

                             (DOLLARS IN THOUSANDS)

                                                                    HISTORICAL
                                                                       BAN
                                                     HISTORICAL      FOR THE
                                                    CHATTEM FOR    PERIOD FROM
                                                     THE THREE     DECEMBER 31,      PRO FORMA ADJUSTMENTS
                                                    MONTHS ENDED     1997 TO      ---------------------------
                                                    FEBRUARY 28,    MARCH 23,     ACQUISITION     OFFERING
                                                        1998           1998       ADJUSTMENTS    ADJUSTMENTS     PRO FORMA
                                                    ------------   ------------   -----------   -------------   ------------
Net sales.........................................    $ 34,921       $                                          $
Cost of sales.....................................       9,682                     $  (2,250)(a)
Advertising and promotion.........................      15,180                           955(b)
Selling, general and administrative...............       5,159
                                                    ------------                                                ------------
Income from operations............................       4,900
Interest expense..................................       4,180                                  $    4,081(c)
                                                                                                       279(d)
Other income, net.................................        (192)
                                                    ------------                                                ------------
Income from continuing operations before income
  taxes...........................................         912
Provision for income taxes........................         303                           466(e)     (1,570)(e)
                                                    ------------                                                ------------
Income from continuing operations.................    $    609                                                  $
                                                    ------------                                                ------------
                                                    ------------                                                ------------
Other Financial Data:
  EBITDA..........................................    $  6,422                                                  $
  EBITDA Margin...................................        18.4%

                        UNAUDITED PRO FORMA CONSOLIDATED

                              STATEMENT OF INCOME

                  FOR THE THREE MONTHS ENDED FEBRUARY 28, 1997

                             (DOLLARS IN THOUSANDS)

                                                     HISTORICAL     HISTORICAL
                                                    CHATTEM FOR    BAN FOR THE
                                                     THE THREE     THREE MONTHS
                                                    MONTHS ENDED      ENDED
                                                    FEBRUARY 28,    MARCH 31,     ACQUISITION     OFFERING
                                                        1997           1997       ADJUSTMENTS    ADJUSTMENTS     PRO FORMA
                                                    ------------   ------------   -----------   -------------   ------------
Net sales.........................................    $ 27,946       $                                          $
Cost of sales.....................................       8,394                     $  (2,250)(a)
Advertising and promotion.........................      11,267                           955(b)
Selling, general and administrative...............       4,657
                                                    ------------                                                ------------
Income from operations............................       3,628
Interest expense..................................       3,798                                  $    4,081(c)
                                                                                                       279(d)
Other income, net.................................        (319)
                                                    ------------                                                ------------
Income from continuing operations before income
  taxes...........................................         149
Provision for income taxes........................          13                           486(e)     (1,570)(e)
                                                    ------------                                                ------------
Income from continuing operations.................    $    136                                                  $
                                                    ------------                                                ------------
                                                    ------------                                                ------------
Other Financial Data:
  EBITDA..........................................    $                                                         $
  EBITDA Margin...................................        17.6%

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

(a) Reflects management's estimate of the cost savings that will be generated following consummation of the acquisition of BAN. Chattem has entered into a manufacturing agreement with BMS, pursuant to which BMS will manufacture BAN at a pro forma cost savings of approximately $9,000 and $2,250 over the amounts reflected for the manufacture of BAN in the BAN financial statements for fiscal 1997 and the first quarters of 1998 and 1997, respectively.

(b) Represents additional amortization of trademarks.

(c) Reflects the increase in cash interest expense resulting from the incurrence of indebtedness under the Notes offset by the interest savings resulting from the repayment of the revolving credit indebtedness. A change of 1/4% in the interest rate on the Notes and the Secured Credit Facility would have an impact on pro forma interest expense of $649 for the twelve months ended February 28, 1998.

(d) To record the increase in interest expense related to the amortization of deferred financing costs.

(e) Represents income tax expense (benefit) at an effective tax rate of 36.0%.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data is qualified in its entirety by the consolidated financial statements and other information contained elsewhere in this Prospectus. The financial data as of November 30, 1993, 1994, 1995, 1996, and 1997, and for the years then ended have been derived from the audited financial statements of the Company contained elsewhere in this Prospectus. The financial data as of and for the three months ended February 28, 1997 and 1998, have been derived from the unaudited financial statements of the Company and, in the opinion of the Company's management, include all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation. Interim results are not necessarily indicative of financial results of the Company for the full fiscal year. The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

                                                   FISCAL YEAR ENDED NOVEMBER 30                 THREE MONTHS ENDED
                                       -----------------------------------------------------  ------------------------
                                                                                               FEBRUARY     FEBRUARY
                                         1993       1994       1995       1996       1997      28, 1997     28, 1998
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------

                                                      (DOLLARS IN THOUSANDS)                        (UNAUDITED)
INCOME STATEMENT DATA:
  Net sales..........................  $  89,861  $  94,370  $ 100,598  $ 118,903  $ 143,235   $  27,946    $  34,921
  Cost of sales......................     26,717     28,495     29,755     35,120     39,253       8,394        9,682
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Gross margin.......................     63,144     65,875     70,843     83,783    103,982      19,552       25,239
  Advertising and promotion..........     36,262     33,336     37,242     45,512     56,176      18,267       15,180
  Selling, general and
    administrative...................     25,132(1)    19,999    19,133    21,582     22,303       4,657        5,159
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Income from operations.............      1,750     12,540     14,468     16,689     25,503       3,628        4,900
  Interest expense...................     (3,879)    (9,360)   (11,076)   (13,394)   (15,934)     (3,798)      (4,180)
  Investment and other income
    (expense)........................        390        112        218      2,325(2)     1,679        319         192
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Income (loss) from continuing
    operations before income taxes...     (1,739)     3,292      3,610      5,620     11,248         149          912
  Provision for (benefit from) income
    taxes............................       (639)     1,182      1,285      1,816      3,993          13          303
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Income (loss) from continuing
    operations.......................  $  (1,100) $   2,110  $   2,325  $   3,804  $   7,255   $     136    $     609
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------

  Ratio of earnings to fixed
    charges(3).......................        0.6 (5)       1.3x       1.3x       1.4x       1.7x        1.0x        1.2x
OTHER FINANCIAL DATA:
  EBITDA(4)..........................  $  10,450  $  16,038  $  17,874  $  20,834  $  31,208   $   4,926    $   6,422
  Interest expense...................      3,879      9,360     11,076     13,394     15,934       3,798        4,180
  Depreciation and amortization......      3,173      3,498      3,406      4,145      5,705       1,298        1,522
  Capital expenditures...............      2,297      2,764      2,836      1,785      2,758         203          566
MARGIN DATA:
  Gross margin.......................       70.3%      69.8%      70.4%      70.5%      72.6%       70.0%        72.3%
  Advertising and promotion..........       40.4       35.3       37.0       38.3       39.2        40.3         43.5
  Selling, general and
    administrative...................       28.0       21.2       19.0       18.2       15.6        16.7         14.8
  EBITDA.............................       11.6       17.0       17.8       17.5       21.8        17.6         18.4
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Working capital....................     16,516      9,901     10,254     19,793     15,520      24,296       19,871
  Total assets.......................     69,534     85,442     83,410    152,183    178,744     149,200      178,751
  Long-term debt.....................     83,000     94,486     78,089    127,438    133,475     126,553      136,034
  Shareholders' equity (deficit).....    (33,473)   (29,551)   (17,421)    (7,180)     4,370      (7,076)       4,967

------------------------

(1) Includes nonrecurring and unusual charges of $5.5 million recorded during the fourth quarter of 1993.

(2) Reflects a gain on the sale of SOLTICE and BLIS-TO-SOL, gain on sale of certain investments and a full year of dividend income from the Company's investment in Elcat, Inc.

(3) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing cost and 33.0% of the rent expense from operating leases which the Company believes is a reasonable approximation of the interest factor included in the rent. The pro forma ratio of earnings to fixed charges for the twelve months ended February 28, 1998 is 1.5x.

(4) EBITDA represents income from operations, plus depreciation and amortization. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt. However, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity. EBITDA for fiscal year 1993, as shown above, excludes the impact of nonrecurring and unusual charges of $5.5 million.

(5) In fiscal year 1993, the Company's earnings would have been insufficient to cover its fixed charges by $1,739,000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following analysis of the financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements (including the Notes thereto) included elsewhere in this Prospectus.

GENERAL

    On March 24, 1998, the Company announced the completion of the previously reported acquisition of the BAN line of anti-perspirant/deodorant products from Bristol-Myers Squibb Company for a purchase price of $165 million (subject to an inventory adjustment), plus the assumption of up to $5 million of liabilities. The Company acquired the BAN world-wide trademarks, formulae, certain patents pertaining to the anti-perspirant/deodorant products technology, technical information, inventory, manufacturing equipment and packaging related assets used in the manufacture of BAN, but not the right to sell BAN in Japan. Concurrently with the closing of the Acquisition, the Company issued $200 million of 8 7/8% Series A Senior Subordinated Notes due 2008 and amended and restated the Secured Credit Facility. The proceeds from the offering of Series A Notes were used to fund the Acquisition of BAN, pay related acquisition and financing fees and expenses and repay certain bank indebtedness.

    For the three months ended February 28, 1998, the Company experienced a $7.0 million or 25.0% increase in sales to $34.9 million from $27.9 million for the first quarter of fiscal 1997. Operating income during the period likewise increased $1.3 million or 35.1%, to $4.9 million from $3.6 million. Net income of $609,000 or $.06 per share, was recorded during the period compared to net income of $136,000 or $.02 per share, during the same period last year. Seasonality is a factor in the Company's overall business with the first quarter sales and income traditionally trailing the other fiscal quarters.

    The SUNSOURCE product line, acquired in the third quarter of fiscal 1997, was largely responsible for the improvement in the Company's operating results for the three months ended February 28, 1998.

    The Company will continue to seek increases in sales through a combination of acquisitions and internal growth while maintaining high operating income. As previously high growth brands mature, sales increases will become even more dependent on acquisitions and the development of successful line extensions. During the first quarter of fiscal 1998, the Company introduced the following line extensions/ new products: BENZODENT cream; HERPECIN-L cold sore lip balm in a jar; BULLFROG SPF45 for babies and SPF45 Superblock; CORNSILK (Weightless label) light liquid makeup in six shades; CORNSILK green concealer stick; and HARMONEX. Strategically, the Company continually evaluates its products and businesses as part of its sales growth strategy and, in instances where the Company's objectives are not realized, will dispose of these brands or businesses and redeploy the assets to products or businesses with greater growth potential or to reduce indebtedness.

    Unless otherwise indicated, the following discussion relates only to the continuing operations of the Company, which are the domestic and international consumer products business. The results of operations and the gain on disposal of the speciality chemical division in 1995 have been separately classified as discontinued operations in the accompanying consolidated statements of income.

RESULTS OF OPERATIONS

    The following table sets forth for continuing operations certain items from the Company's consolidated statements of income, for the periods indicated, expressed as a percentage of net sales:

                                                                                                         THREE MONTHS ENDED
                                                                           YEAR ENDED NOVEMBER 30,          FEBRUARY 28,
                                                                       -------------------------------  --------------------
                                                                         1995       1996       1997       1997       1998
                                                                       ---------  ---------  ---------  ---------  ---------
Net sales............................................................      100.0%     100.0%     100.0%     100.0%     100.0%
                                                                       ---------  ---------  ---------  ---------  ---------
Cost and expenses:
  Cost of sales......................................................       29.6       29.5       27.4       30.0       27.7
  Advertising and promotion..........................................       37.0       38.3       39.2       40.3       43.5
  Selling, general and administrative................................       19.0       18.2       15.6       16.7       14.8
                                                                       ---------  ---------  ---------  ---------  ---------
    Total costs and expenses.........................................       85.6       86.0       82.2       87.0       86.0
                                                                       ---------  ---------  ---------  ---------  ---------
Income from operations...............................................       14.4       14.0       17.8       13.0       14.0
Other expenses, net..................................................      (10.8)      (9.3)      (9.9)     (12.5)     (11.4)
                                                                       ---------  ---------  ---------  ---------  ---------
Income before income taxes...........................................        3.6        4.7        7.9         .5        2.6
Provisions for income taxes..........................................        1.3        1.5        2.8     --             .9
                                                                       ---------  ---------  ---------  ---------  ---------
Income from continuing operations....................................        2.3%       3.2%       5.1%       0.5%       1.7%
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------

COMPARISON OF THREE MONTHS ENDED FEBRUARY 28, 1998 AND 1997

    Net sales for the three months ended February 28, 1998 increased $7.0 million or 25.0%, to $34.9 million from $27.9 million for the same period last year. Domestic consumer products sales increased to $6.2 million, or 24.2% to $31.8 from $25.6 million $25.6 million for last year's comparative period. Net sales of international consumer products increased $771,000, or 33.1% from $2.3 million in the 1997 period to $3.1 million in the current period.

    The increase in domestic consumer products sales in the 1998 period was primarily due to the SUNSOURCE brands, which were acquired in the third quarter of 1997. Sales increases were also registered for the PAMPRIN, BENZODENT and BULLFROG product lines, while decreases were experienced by the HERPECIN-L, NORWICH Asprin, FLEXALL, CORNSILK and GOLD BOND baby powders. All sales variances were principally due to sales volume changes.

    The increase in sales of PAMPRIN and BENZODENT reflects the effect of extensions of these two product lines initiated in fiscal 1997 and the first quarter of fiscal 1998. The substantial increase in BULLFROG sales represents the introduction of two new SPF45 products in the current quarter, the addition of several new or former customers for the 1998 season and increased advertising and promotion support. The sales decline for CORNSILK reflects the reintroduction of that entire line in new packaging in the first quarter of fiscal 1997, resulting in abnormally high sales in the first quarter of fiscal 1997. The reduced GOLD BOND sales were almost entirely associated with the CORNSTARCH PLUS Medicated Baby Powder product which was introduced in the first quarter of fiscal 1997. The decline in sales of the remaining brands listed above reflects the maturation of these products, increased competition in their respective product categories and, in most instances, reduced marketing support.

    International consumer product sales for the first quarter of fiscal 1998 increased $66,000 or 7.8% for the Canadian operation and $607,000 or 47.8% for the United Kingdom business. The increase in Canadian sales was largely associated with the GOLD BOND product line, although sales increases were recorded for the PAMPRIN, FLEXALL, SUN-IN and ULTRASWIM brands. Sales increases were experienced for all of the United Kingdom brands. U.S. export sales increased $98,000 or 45.6% for the

1998 quarter as compared to the same period in fiscal 1997, with practically all of the increase being associated with the ICY HOT product line. All sales variances were primarily due to sales volume changes.

    Cost of goods sold as a percentage of net sales improved to 27.7% from 30.0% in the 1997 period. The decline was primarily the result of increased sales of higher gross margin product lines in the current period and the SUNSOURCE brands acquired in mid 1997.

    Advertising and promotion expenses increased $3.9 million or 34.7%, in the 1998 period and were 43.5% of net sales compared to 40.3% in the corresponding 1997 period. The majority of the increase in the 1998 period was related to the SUNSOURCE product line, although significant increases were recorded for the BULLFROG and GOLD BOND brands. Substantial declines were realized for the FLEXALL, MUDD, CORNSILK and PHISODERM product lines.

    The increase of $502,000 or 10.8% in selling, general and administrative expenses in the 1998 period was largely associated with increased direct selling expenses resulting from increased sales. The selling, general and administrative expenses were 14.8% of net sales in the current period as compared to 16.7% in the same period of last fiscal year.

    Interest expense increased $382,000 or 10.1% in the 1998 period, reflecting primarily the additional debt incurred for the SUNSOURCE products acquisition in mid 1997.

    Investment and other income decreased by $127,000 in the 1998 period largely due to a decline in interest income and gains on sales of property items.

    The increase of $473,000 in net income in 1998 was largely the result of increased sales offset in part by increased interest charges, advertising and promotion expenses and selling, general and administrative expenditures.

FISCAL 1997 COMPARISON TO FISCAL 1996 FOR CONTINUING OPERATIONS

    For the year ended November 30, 1997, net sales increased $24.3 million, or 20.5%, to $143.2 million from $118.9 million for the previous fiscal year. This increase consisted of a $23.6 million, or 22.6%, increase in domestic consumer products sales from $104.4 million in 1996 to $128.0 million in 1997 and an increase of $752,000, or 5.2%, in international sales to $15.2 million from $14.5 million.

    For domestic consumer products, sales of the GOLD BOND, HERPECIN-L, ICY HOT and the SUNSOURCE products accounted for the majority of the sales increase in 1997, although sales increases were also realized for the SUN-IN and MUDD brands. Sales declines were recognized for FLEXALL, NORWICH Aspirin, CORNSILK, BULLFROG and PHISODERM. The remaining domestic brands were basically flat or had modest declines over the prior fiscal year. All sales variances were largely the result of changes in volume.

    The increase in sales of the SUN-IN brand was largely the result of increased marketing support, while the MUDD sales increase was primarily due to the addition of the 5 Minute Mask to the line in 1997 and the continuing effect of new packaging in late 1995. The sales increase of the ICY HOT brand reflect the line extension launched in early 1997 and a 68% increase in advertising and promotion expenditures to support the brand in 1997 over 1996.

    Sales declines for the remainder of the domestic products are primarily due to increased competition in their respective product categories, the maturation of these brands and in most cases reduced marketing support. The decline in sales of the BULLFROG brand reflect the loss of a major customer and the cool, wet spring experienced in 1997.

    In fiscal 1997, sales for the international consumer products' segment increased $847,000, or 21.0%, for the Canadian operation but declined $252,000, or 2.6%, for the United Kingdom business. The GOLD BOND product line accounted for practically all of the net sales increase in Canada, although increases were also realized for the remainder of the product lines marketed in that country, except for ULTRA-
SWIM and CORNSILK. Sales declines were recognized for all of the product lines marketed by the United Kingdom operation, except for MUDD. These sales decreases were largely due to a change in the United Kingdom from a dealer distribution system to one operated by the Company's U.K. subsidiary in that country. U.S. export sales increased $157,000, or 17.5%, in 1997 over 1996, with essentially all of the increase being associated with the ICY HOT brand. All sales variances were principally due to volume changes.

    Cost of goods sold as a percentage of net sales in 1997 decreased to 27.4% from 29.5% in 1996. The decrease was largely the result of a shift in product mix of sales of domestic consumer products to higher margin products and the addition of GOLD BOND and SUNSOURCE.

    Advertising and promotion expenses increased $10.7 million, or 23.4%, to $56.2 million in 1997 from $45.5 million in 1996 and were 39.2% of net sales compared to 38.3% in 1996. This increase was principally associated with the GOLD BOND and HERPECIN-L brands, which were acquired in 1996; the SUNSOURCE product line, acquired in mid-1997; and ICY HOT. Increases in 1997 were also recorded for the PAMPRIN, PREMSYN PMS, and SUN-IN brands.

    Selling, general and administrative expenses increased $721,000, or 3.3%, to $22.3 million in 1997 from $21.6 million in 1996, but decreased as a percentage of net sales to 15.6% in 1997 as compared to 18.2% in 1996. This increase was largely associated with increases in direct selling costs, freight and field sales expenses, as a result of increased sales, offset in part by reductions in financial and legal services expenses.

    Interest expense increased $2.5 million, or 19.0%, to $15.9 million in 1997 from $13.4 million in 1996 primarily as a result of increased indebtedness associated with the GOLD BOND and HERPECIN-L product acquisitions in 1996 and the SUNSOURCE brands purchase in mid-1997. Interest expense is expected to increase in 1998 due to the full year impact of the higher debt levels associated with product acquisitions. Until the Company's indebtedness is reduced substantially, interest expense will continue to represent a significant percentage of the Company's net sales.

    Investment and other income increased 229,000, or 15.8%, to $1.7 million in 1997 from $1.5 million in 1996.

    Provisions for income taxes were 35.5% of before tax income in 1997 as compared to 32.3% in 1996. See Note 8 of Notes to Consolidated Financial Statements.

    Income from continuing operations increased $3.5 million, or 90.7%, to $7.3 million in 1997 from $3.8 million in 1996. This increase resulted primarily from increased sales and product sales with more favorable gross margins in 1997.

FISCAL 1996 COMPARED TO FISCAL 1995 FOR CONTINUING OPERATIONS

    For the year ended November 30, 1996, net sales increased $18.3 million or 18.2%, to $118.9 million from $100.6 million for the previous fiscal year. This increase consisted of a $17.2 million, or 19.7%, increase in domestic consumer product sales from $87.3 million in 1995 to $104.4 million in 1996 and an increase of $1.1 million, or 8.3%, in international sales to $14.5 million from $13.3 million.

    For domestic consumer products, sales of the GOLD BOND and HERPECIN-L product lines, both of which were acquired in 1996, and PHISODERM Antibacterial Hand Cleanser accounted for essentially all of the sales increase in 1996, although sales increases were also realized for the BULLFROG, ICY HOT and MUDD product lines. Sales declines were recognized for CORNSILK, NORWICH Aspirin and PHISODERM facial. The remaining domestic brands were basically flat or had modest declines over the prior fiscal year. All sales variances were largely the result of changes in volume rather than changes in prices.

    The increase in sales of BULLFROG and MUDD brands in 1996 was largely the result of new product introductions and/or new packaging in late 1995 and increased marketing support. Sales growth for the ICY HOT product line was primarily due to increased advertising and promotional expenditures.

    Sales declines for the remainder of the domestic products are essentially the result of increased competition in their respective product categories, the maturation of these brands and reduced marketing support in most cases.

    In fiscal 1996, sales for the international consumer products' segment increased $121,000, or 3.1% for the Canadian operation and $1.4 million, or 17.9%, for the United Kingdom business. The addition of the GOLD BOND product line in Canada accounted for more than the total of the net sales increase in that country, although increases were also realized for the SUN-IN, ULTRASWIM and MUDD product lines. Declines in sales of the other brands in Canada largely offset the increases enumerated above. Sales increases for all of the product lines sold by the United Kingdom operation were realized with the exception of the CORNSILK brand. U.S. export sales decreased $456,000, or 33.8%, in 1996 largely resulting from unfavorable general economic conditions in Peru and Mexico. All sales variances were principally due to volume changes.

    Cost of goods sold as percentage of net sales in 1996 was essentially unchanged at 29.5% versus 29.6% for 1995. Cost of goods sold was affected by the partial year positive impact of GOLD BOND which was offset by increased inventory obsolescence charges.

    Advertising and promotion expenses increased $8.3 million or 22.2%, to $45.5 million in 1996 from $37.2 million in 1995 and were 38.3% of net sales compared to 37.0% in 1995. This increase was principally associated with the GOLD BOND and HERPECIN-L brands, which were acquired in 1996, and with the introduction of PHISODERM Antibacterial Hand Cleanser in that year. Increases in 1996 were also recorded for the BULLFROG, FLEXALL, ICY HOT, SUN-IN and MUDD product lines.

    Selling, general and administrative expenses increased $2.4 million, or 12.8%, to $21.6 million in 1996 from $19.1 million in 1995 but decreased as a percentage of net sales to 18.2% for 1996 as compared to 19.0% in 1995. This increase was largely associated with increases in direct selling costs, freight and field sales expense, as a result of increased sales.

    Interest expense increased $2.3 million or 20.9%, to $13.4 million in 1996 from $11.1 million in 1995 largely as a result of increased indebtedness associated with the acquisition of the GOLD BOND and HERPECIN-L product lines in April and June, 1996, respectively. Until the Company's indebtedness is reduced substantially, interest expense will continue to represent a significant percentage of the Company's net sales.

    Investment income increased $893,000 to $1.4 million in 1996 from $527,000 in 1995. This increase consisted of $113,000 of interest income, resulting from the temporary investment of excess funds; $328,000 of dividends on the cumulative, convertible preferred stock of Elcat, Inc. received as part of the proceeds from the sale of the specialty chemical division in 1995; and a gain of $452,000 on the sale of an investment.

    In 1996, a gain of $875,000 from the sale of the two minor product lines, SOLTICE and BLIS-TO-SOL, was realized.

    Provisions for income taxes were 32.3% of before tax income in 1996 as compared to 35.6% in 1995. See Note 8 of Notes to Consolidated Financial Statements.

    Income from continuing operations increased $1.5 million, or 63.6%, to $3.8 million in 1996 from $2.3 million in 1995. This increase resulted primarily from increased sales in 1996 which more than offset increased interest expense.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically financed its operations with a combination of internally generated funds and borrowings. The Company's principal uses of cash are for operating expenses, acquisitions, working capital, capital expenditures and long-term debt servicing.

    Cash of $8.1 million and $2.8 million was used in operations for the three months ended February 28, 1998 and 1997, respectively. The decrease in cash flow from operations over the prior year period was primarily the result of changes in accounts receivable, inventories, accounts payable and accrued liabilities. The changes were due in part to the SUNSOURCE acquisition in mid 1997.

    Investing activities used cash of $662,000 and $350,000 in the three months ended February 28, 1998 and 1997, respectively. The increase of $312,000 in the current period was largely a result of increased property, plant and equipment additions. Investing activities used cash of $32.7 million and $47.7 million in 1997 and 1996, respectively. The usage of cash in 1997 reflects the expenditures required for the purchase of the SUNSOURCE brands, while the 1996 amount represents the cost of the GOLD BOND and HERPECIN-L product lines acquired in that year. In 1997, capital expenditures totaled $2.8 million compared to $1.8 million in 1996. Expenditures of this nature are expected to be approximately $3.0 million in fiscal 1998.

    Financing activities provided cash of $5.4 million in the three months ended February 28, 1998 compared to $735,000 for the comparable prior year period. The increase of $4.6 million in the current period reflects additional bank borrowings required for working capital purposes. Financing activities provided cash of $11.4 million in 1997 and $57.1 million in 1996. The Company financed the acquisition of the SUNSOURCE brands and repaid all outstanding bank indebtedness with the proceeds of a new $95.0 million bank credit agreement and the issuance of 300,000 new shares of the Company's common stock at a value of $13.50 a share to the sellers of SUNSOURCE. In 1996, the Company financed the acquisition of GOLD BOND and repaid all outstanding bank indebtedness with the proceeds of a new bank facility.

    In connection with certain of its acquisitions, the Company has agreed to make certain deferred payments. The Company is obligated to make additional payments, not to exceed $15.8 million in the aggregate, over a six year period from the June 1997 closing if sales of the SUNSOURCE business exceeds certain levels as defined in the purchase agreement. In addition, for new dietary supplement products introduced in the first three years following the acquisition of the SUNSOURCE business, the Company is obligated to pay a royalty on net sales of such new product for a period of seven years. The Company is obligated to pay a royalty on net sales of HERPECIN-L for each 12 month period ending June 30, 2003. The Company is also obligated to make an additional payment if new sales of PHISODERM products in the U.S. exceed certain levels for each 12-month period ending June 30, 1997.

    The following table presents certain working capital data at February 28, 1998 and November 30, 1997 or for the respective periods then ended:

                                                            FEBRUARY 28,
ITEM                                                            1998        NOVEMBER 30, 1997
--------------------------------------------------------  ----------------  -----------------
Working capital (current assets less current
  liabilities)..........................................   $   19,871,000     $  15,520,000
Current ratio (current assets divided by current
  liabilities)..........................................             1.63              1.45
Quick ratio (cash and cash equivalents, and receivables
  divided by current liabilities).......................              1.0              2.96
Average accounts receivable turnover....................             5.62              5.92
Average inventory turnover..............................             2.85              3.17
Working capital as a percentage of total assets.........            11.12%             8.68%

    The improvement in the current and quick ratio at February 28, 1998 as compared to November 30, 1997, reflect primarily increases in accounts receivable and inventories, which were largely associated with the seasonal products, e.g., BULLFROG and SUN-IN, and the reduction of accounts payable.

    Total loans outstanding were $145.1 million at February 28, 1998 compared to $142.4 million at November 30, 1997, an increase of $2.7 million during the first quarter of 1998. The revolving line of credit is available to the Company up to $30 million or such lesser amount as is determined to be available under the terms of the Company's bank credit agreement. The availability of credit under the revolver is determined based on the Company's accounts receivable and inventories. As of February 28, 1998, the Company had $17.0 million outstanding on its $30 million working capital line of credit.

    On March 24, 1998, the Company completed the previously reported Acquisition of the BAN line of anti-perspirant/deodorant products. Concurrently with the closing of the Acquisition, the Company issued $200 million of 8 7/8% Series A Senior Subordinated Notes due 2008 and amended and restated the Secured Credit Facility. The proceeds from the offering of Series A Notes were used to fund the Acquisition of BAN, pay related acquisition and financing fees and expenses and repay the outstanding balance of the working capital line of credit which was $19.0 million as of March 24, 1998.

    On May 12, 1998, the Company sold its CORNSILK oil control make up brand to Del Laboratories, Inc. Proceeds from the sale of CORNSILK were used to reduce Senior Indebtedness. On April 27, 1998, the Company repurchased $8.6 million in principal amount of its Existing Notes. As a result, there were as of May 26, 1998 $58.4 million in aggregate principal amount of the Existing Notes outstanding.

    Management of the Company believes that projected cash flows generated by operations along with funds available under its credit facilities will be sufficient to fund the Company's current commitment and proposed operations.

PRO FORMA LIQUIDITY

    The Company incurred substantial indebtedness in connection with the Transaction. As of February 28, 1998, on a pro forma basis after giving effect to the consummation of the offering of Series A Notes and the Transaction, the Company would have had total indebtedness of $329.4 million and shareholders' equity of $5.0 million. Following the Transaction, the Company intends to use cash flow from operations and borrowings under the Secured Credit Facility to meet its working capital requirements, operating expenses, debt service obligations and capital expenditure requirements. The Secured Credit Facility provides for term loans in an aggregate principal amount of $63.7 million and revolving credit borrowings of up to $30.0 million (subject to borrowing base limitations). The revolving credit borrowings and $27.5 million of the term loans matures on June 26, 2002, and the remaining term loan matures on June 14, 2004. Loans under the Secured Credit Facility are guaranteed by each domestic subsidiary of the Company and are secured by substantially all of the assets of the Company and its domestic subsidiaries (including 65% of the capital stock of foreign subsidiaries). Signal is the only guarantor under the Secured Credit Facility. See "Description of Other Indebtedness--Secured Credit Facility."

    Based upon current and anticipated levels of operations, the Company believes that its cash flow from operations, together with amounts available under the Secured Credit Facility, will be adequate to meet its anticipated requirements for working capital, capital expenditures and interest payments. However, the Company's business is subject to prevailing economic conditions and to financial, business and other factors, many of which are beyond its control. Consequently, there can be no assurance that the Company's business will continue to generate sufficient cash flows in the future to enable the Company to service its debt, and the Company may be required to refinance all or a portion of its indebtedness or to obtain additional financing. These increased borrowings may result in higher interest payments. There can be no assurance that any such refinancing would be possible or that any such additional financing could be obtained. See "Risk Factors--Leverage."

YEAR 2000

    The Company recognizes the need to ensure its operations will not be adversely impacted by year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the year 2000 date are a known risk. The Company has developed a plan to ensure its systems are compliant with the requirements to process transactions in the year 2000. The majority of the Company's internal information systems will be replaced with fully compliant new systems. The total cost of the software and implementation is estimated to be $1.5 million to $2.0 million, which will be capitalized as incurred. The majority of actual cash payments will be made in 1998 with the remainder to be paid in early 1999. This new system implementation is expected to be completed during 1999.

    The Company does not currently have any information concerning the year 2000 compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers or customers does not successfully and timely achieve year 2000 compliance, the Company's business or operations could be adversely affected.

FOREIGN OPERATIONS

    The Company's primary foreign operations are conducted through its Canadian and U.K. subsidiaries. The functional currencies of these subsidiaries are Canadian dollars and British pounds, respectively. Fluctuations in exchange rates can impact operating results, including total revenues and expenses, when translations of the subsidiary financial statements are made in accordance with SFAS No. 52, "Foreign Currency Translation." For the three months ended February 28, 1998 and 1997, these subsidiaries accounted for 8% and 8% of total revenues, respectively, and 4% and 5% of total assets, respectively. It has not been the Company's practice to hedge its assets and liabilities in Canada and the U.K. or its intercompany transactions due to the inherent risks associated with foreign currency hedging transactions and the timing of payments between the Company and its two foreign subsidiaries. Historically, gains or losses from foreign currency transactions have not had a material impact on the Company's operating results. Losses of $49,000 to $10,000 for the three months ended February 28, 1998 and 1997, respectively, resulted from foreign currency transactions.

SEASONALITY

    During recent fiscal years, the Company's first quarter net sales and gross profit have trailed the other fiscal quarters on average from 25.0% to 35.0% because of slower sales of international consumer products and the relative absence of promotional campaigns during this quarter.

                                    BUSINESS

    Chattem is a leading manufacturer and marketer of high quality, branded consumer products primarily in attractive niche markets throughout the United States and Canada. On March 24, 1998, the Company acquired BAN for $165.0 million plus the assumption of up to $5.0 million in liabilities. BAN has been one of the most recognized brands in the AP/Deo market since its introduction in 1955 and holds a dominant position in the roll-on market segment. On a pro forma basis, the Company would have generated revenues and EBITDA for the twelve months ended February 28, 1998 of $240.8 million and $62.1 million, respectively.

    The Company's products are among the leaders in their respective markets allowing the Company to establish brand loyalty among consumers, extend product life cycles and maintain attractive margins. The Company competes in three distinct market segments: OVER-THE-COUNTER PHARMACEUTICAL PRODUCTS, including medicated powders (GOLD BOND), topical analgesics (FLEXALL, ICY HOT, BENZODENT) and internal analgesics (PAMPRIN, NORWICH, PREMSYN PMS); FUNCTIONAL TOILETRIES AND COSMETICS, including facial cleanser (PHISODERM), sunblock (BULLFROG), shampoo (ULTRASWIM) and hair lightener (SUN-IN); and DIETARY SUPPLEMENTS marketed under the SUNSOURCE name, including garlic extracts (GARLIQUE), a sleep aid (MELATONEX), a product providing resistance against infections (ECHINEX), a menopausal supplement (REJUVEX) and a newly launched St. John's Wort and Siberian ginseng product for emotional balance and physical well being (HARMONEX).

    The Company has grown rapidly by (i) aggressive product line extensions that capitalize on consumer awareness of the existing brand names and (ii) selective acquisitions of new brands that can benefit from the Company's established infrastructure and brand management expertise. Since 1992, the Company has introduced in excess of 35 product line extensions, which accounted for a significant amount of total sales in fiscal 1997. Chattem has traditionally acquired either (i) established brands that have been undermanaged by larger consumer products companies and therefore have unrealized potential or (ii) brands of entrepreneurial companies which have achieved regional success that would benefit from national exposure. In both cases, the Company has been successful at increasing the acquired brand's sales and product contribution by utilizing the Company's marketing, sales, product development and manufacturing expertise and established distribution network.

    As a result of product line extensions and strategic acquisitions, excluding the Acquisition, the Company has achieved a CAGR in sales and EBITDA of 12.4% and 31.5%, respectively, over the last four fiscal years.

BAN OVERVIEW

    BAN is one of the most highly recognized brands in the AP/Deo market, with a forty year history of innovation and quality. In the AP/Deo market, which is segmented by end-user and application type, BAN is positioned as a highly effective AP/Deo in the unisex segment, where BAN ranks in the top three. In addition, BAN is the dominant brand in the high margin roll-on segment. BAN's product portfolio is focused on five core products: BAN Roll-On, BAN Clear Roll-On, BAN White Solid, BAN Clear Solid and BAN Clear Soft Solid. These products compete in all major AP/Deo market segments except aerosol.

    The addition of the BAN product line to Chattem further diversifies the Company's revenue base and enhances its market presence. The Company believes there are significant opportunities to increase BAN's revenues and related contribution by augmenting the brand's current level of advertising and promotional spending. In addition, Chattem intends to refocus the product's marketing strategy to target specific segments within BAN's broad and established customer base. The Company also would have realized approximately $9.0 million in cost savings on a pro forma 1997 basis based on the terms of a manufacturing agreement entered into between the Company and BMS, pursuant to which BMS will manufacture BAN for Chattem.

COMPETITIVE STRENGTHS

    The acquisition of BAN improves the Company's market position and increases its overall growth prospects. The Company will continue to utilize the following competitive strengths to enhance its position in the marketplace:

    COST EFFECTIVE ADVERTISING AND PROMOTIONAL SUPPORT. The Company has a proven ability to efficiently utilize its marketing, promotional and advertising expertise to increase the profitability of its portfolio of well-recognized brands. The Company traditionally invests 35% to 40% of its revenues in advertising and trade and consumer promotions. The Company believes that it has a significant competitive advantage compared to several of its larger competitors due to its ability to (i) manage advertising, trade promotion and consumer promotion expenditures on a cost effective basis and (ii) quickly adapt its marketing strategies to changing consumer preferences.

    STRONG HISTORICAL CASH FLOW. The Company's diverse product offerings, strong brand names and leading market positions have provided a stable base of cash flow. As a result of these factors, the Company's four year historical average EBITDA margin has been 18.5%. On a pro forma basis, the Company's EBITDA margin for the twelve months ended February 28, 1998 would have improved to 25.8%. The Company's products compete in diverse markets which reduces the Company's dependency on any one product or market segment. Further, a majority of the Company's products are targeted to consumers over the age of 45, a segment of the population which is expected to grow at a significantly faster rate than the overall population.

    EXPERIENCED MANAGEMENT TEAM. The Company's senior management team averages over 15 years of experience with the Company. The Company's senior management is actively involved in the management of the Company's brands, thereby allowing the Company to quickly make and execute decisions regarding changes in brand strategy. Additionally, the senior management team has lead the successful completion and integration of five acquisitions over the past four years.

    EFFECTIVE BRAND MANAGEMENT. The Company believes that it is able to (i) effectively manage and develop brands that compete in certain niche segments of larger overall markets and (ii) identify brands with significant intrinsic value that may have been undermarketed or underdeveloped by prior owners. The Company believes that for many larger consumer products companies, certain brands do not generate the sales or profitability that allow for efficient and cost effective brand management. Conversely, the Company believes that firms that are smaller than Chattem generally do not achieve the advertising and marketing scale necessary to compete consistently or on a national basis. As a result, the Company has been able to utilize brand recognition within its products' respective markets to maintain favorable relationships with retailers, achieve consumer loyalty and extend product life cycles.

    EFFICIENT OPERATIONS. The Company has built strong marketing, sales, product development, manufacturing, distribution and staff functions to support its strategic emphasis on growth within the consumer products industry. Because of its operating efficiency the Company is able to support substantial additional product offerings and volume with relatively low increases in non-manufacturing employees and fixed expenses. For example, the Company has increased sales by approximately $53.4 million over the last four years, while its selling, general and administrative expenses as a percentage of sales has declined from 21.8% to 15.6% over the same time period.

    ESTABLISHED DISTRIBUTION NETWORK. Chattem has an established distribution network comprised of thousands of drug, food and mass merchandiser retailers which continues to be developed and serviced through its internal sales force. The Company has a proven ability to leverage this distribution network to increase the market penetration of product line extensions and acquired brands. For example, BULLFROG (acquired in 1986) and FLEXALL (acquired in 1989), regional brands at the time of acquisition, were expanded into national brands with combined sales in excess of $20.0 million in fiscal 1997.

GROWTH STRATEGY

    By capitalizing on its competitive strengths, the Company intends to (i) expand the market share of existing products, (ii) maximize the value of existing brands through product line extensions and (iii) acquire established brands with unrealized potential or successful regional brands that would benefit from national exposure.

STRATEGY FOR BAN

    The Company believes that it can increase both revenue and profitability of BAN based upon the following strategies:

    REALIZE MANUFACTURING COST SAVINGS. BAN has historically been manufactured in a facility that has operated well below its manufacturing capacity. As a result, BAN absorbed significant fixed overhead. Chattem has entered into a manufacturing agreement with BMS pursuant to which BMS will manufacture BAN at a pro forma cost savings of approximately $9.0 million over the amount reflected for the manufacture of BAN in the BAN financial statements for 1997.

    LEVERAGE CHATTEM'S EXPERIENCED SALES FORCE. BAN, with 45 SKU's, represented a small portion of the total SKU's of the Personal Care unit of BMS's Consumer Products group. In contrast, BAN represents Chattem's largest product line and therefore will be a major focus of the Company's 55 person in-house sales force. Furthermore, Chattem's executive management team is actively involved in the management of all the Company's brands and will be directly involved in realizing the full potential of BAN.

    ENHANCE AND REFOCUS MARKETING STRATEGY. Beginning in 1994, BAN began receiving less media spending than in previous years. Chattem believes that it can apply its expertise in advertising and promotion to BAN and generate strong gains in market share with limited incremental spending above the amount spent in 1997. To achieve this, the Company plans to (i) significantly increase advertising support to a level that is consistent with BAN's market share and
(ii) develop a consistent marketing platform that targets certain demographic segments where the Company believes there is a current lack of focus by the industry.

    INTRODUCE NEW AND OR IMPROVED FORMS OF BAN. Management believes that sales gains in the AP/Deo market are driven in part by new product introductions and product line extensions. BAN is recognized for its leadership in developing new products. In fact, three of BAN's five existing products were leaders in creating new segments of the AP/Deo market. Management believes there are numerous enhancements that can be made to the BAN product line to improve existing forms and introduce innovative line extensions.

PRODUCTS

    The objective of the Company is to offer high quality branded products in attractive niche market segments in which the Company's products are among the market leaders in their respective categories.

    The Company's products are:

        OTC PHARMACEUTICALS

       BAN--anti-perspirant/deodorant products
       GOLD BOND--medicated powders and anti-itch cream
       FLEXALL--topical analgesic
       ICY HOT--topical analgesic
       PAMPRIN--menstrual internal analgesic
       PREMSYN PMS--premenstrual internal analgesic
       NORWICH Aspirin--internal analgesic
       BENZODENT--topical oral analgesic
       HERPECIN-L--cold sore and fever blister product

        FUNCTIONAL TOILETRIES AND COSMETICS

       BULLFROG--sunblock
       ULTRASWIM--chlorine removing shampoo
       SUN-IN--spray-on hair lightener
       MUDD--facial mask and cleanser
       PHISODERM--facial and hand cleanser

        DIETARY SUPPLEMENTS

       GARLIQUE--garlic extract
       MELATONEX--sleep aid
       ECHINEX--infections resistance enhancer
       PROPALMEX--prostate health product
       REJUVEX--menopausal supplement
       HARMONEX--emotional and physical well-being

    The following table sets forth the Company's net sales attributable to domestic and international OTC pharmaceuticals, functional toiletries and cosmetics, dietary supplement and homeopathic products, other products and total consumer products (including CORN SILK and excluding BAN) for the three months ended February 28, 1998 and for the years ended November 30, 1995, 1996 and 1997 (dollars in thousands):

                                                                           FISCAL YEAR ENDED NOVEMBER 30,
                                                            -------------------------------------------------------------
                                     THREE MONTHS ENDED
                                     FEBRUARY 28, 1998                1997                      1996              1995
                                  ------------------------  ------------------------  ------------------------  ---------
PRODUCT CLASS                       SALES     PERCENTAGE      SALES     PERCENTAGE      SALES     PERCENTAGE      SALES
--------------------------------  ---------  -------------  ---------  -------------  ---------  -------------  ---------
Domestic:
  OTC pharmaceuticals...........  $  15,052         43.1%   $  83,121         58.0%   $  67,214         56.5%   $  48,700
  Functional toiletries and
    cosmetics...................      9,433         27.0       33,887         23.7       36,232         30.5       37,519
  Dietary supplements and
    homeopathics................      7,222         20.7        9,102          6.4           --           --           --
International:
  OTC pharmaceuticals...........        766          2.2        3,053          2.1        2,255          1.9        2,463
  Functional toiletries and
    cosmetics...................      2,337          6.7       12,154          8.5       12,204         10.3       10,885
Other products:.................        111           .3        1,918          1.3          998           .8        1,031
                                  ---------        -----    ---------        -----    ---------        -----    ---------
Total consumer products.........  $  34,921        100.0%   $ 143,235        100.0%   $ 118,903        100.0%   $ 100,598
                                  ---------        -----    ---------        -----    ---------        -----    ---------
                                  ---------        -----    ---------        -----    ---------        -----    ---------


PRODUCT CLASS                      PERCENTAGE
--------------------------------  -------------
Domestic:
  OTC pharmaceuticals...........         48.4%
  Functional toiletries and
    cosmetics...................         37.3
  Dietary supplements and
    homeopathics................           --
International:
  OTC pharmaceuticals...........          2.5
  Functional toiletries and
    cosmetics...................         10.8
Other products:.................          1.0
                                        -----
Total consumer products.........        100.0%
                                        -----
                                        -----

OTC PHARMACEUTICALS

    The Company markets a diversified portfolio of brand name OTC pharmaceutical products, many of which are among the market leaders in the U.S. in their respective categories.

    The GOLD BOND brand, which is approximately 100 years old, competes in the adult, foot and baby medicated powder and anti-itch cream markets. GOLD BOND is the leading brand in the medicated powder market and has a rapidly growing presence in the anti-itch cream market. The product line is heavily supported by national television and radio advertising, as well as with consumer promotions. The Company believes GOLD BOND represents a major growth opportunity. In February 1997, the Company added two product line extensions with the introduction of GOLD BOND Medicated Foot Powder and GOLD BOND Corn Starch Plus Medicated Baby Powder.

    FLEXALL is an aloe-vera based topical analgesic used primarily by people with arthritic symptoms to alleviate pain and irritation in joints and secondarily by persons suffering from muscle strain. The Company believes that the advancing age of the U.S. population and the emphasis on fitness and physical activity will increase the overall market size of the topical analgesic market. The Company supports the brand with a marketing program that utilizes extensive television and print media advertising. In fiscal 1996 FLEXALL Ultra Plus, containing menthol, methyl salicylate and camphor as active ingredients, was added to the line.

    ICY HOT provides the Company with a second entry into the topical analgesic market segment. ICY HOT is an extra strength dual action product. The Company supports this brand with national advertising and strong promotional programs. In February 1997, the Company began shipping ICY HOT Arthritis Therapy Gel. This new product contains capsaicin, the active ingredient most recommended by doctors, in an aloe based gel. The Company believes that this line extension provides significant opportunity for growth.

    In the menstrual analgesic segment, the Company markets PAMPRIN, a combination drug specifically designed for relief of menstrual symptoms, and PREMSYN PMS, a product formulated to relieve mild to moderate symptoms of premenstrual syndrome. PAMPRIN was developed internally by the Company over 30 years ago, while PREMSYN PMS was introduced by the Company in 1983.

    HERPECIN-L is a balm stick in the lip care category which treats and protects cold sores in three ways. The unique formula moisturizes lips to help prevent cracking, reduce soreness and promote healing. Also, HERPECIN-L contains an SPF 15 sunblock to help protect lips from the harmful rays of the sun. The Company supports the brand with television and radio advertising as well as consumer promotions designed to generate trial during the peak winter and summer cold sore seasons.

    NORWICH is a pharmaceutical-quality, aspirin-based analgesic which complements the Company's other OTC pharmaceuticals by offering consumers another choice in the analgesic market segment and by permitting shared product promotions. The Company positions the brand as a reasonably priced alternative between private label generic aspirin and high-priced, heavily advertised brands.

    BENZODENT is a dental analgesic cream in an adhesive base for use as an oral, topical analgesic for pain related to dentures. The Company acquired BENZODENT in 1994 and seeks to increase the market share of this brand through a sampling provided to dental professionals.

FUNCTIONAL TOILETRIES AND COSMETICS

    The Company also markets a portfolio of brand name functional toiletries and cosmetics, many of which are among the market leaders in the U.S. in their respective categories.

    In the sunscreen and sunblock category, BULLFROG provides long-lasting water-durable protection from the sun. Positioned as a line of highly efficacious sunblock products in a unique, highly concentrated formula, the Company believes that the BULLFROG brand should continue to benefit from this overall market growth as well as increasing brand awareness, broader product offerings and increased consumer advertising, promotion and sampling programs.

    ULTRASWIM is a line of chlorine-removing shampoo, conditioner and soap. ULTRASWIM has a patented formula that the Company believes makes it superior to formulations of other products in removing chlorine. ULTRASWIM has also benefited as it has moved beyond the competitive swim segment to include exercise and recreational swimmers. The Company supports this brand by selected television advertising complemented by print advertising.

    SUN-IN is a leading product line in the spray-on hair lightener market. The target customers within this market segment are light-haired women between the ages of 12 and 24. The Company supports SUN-IN's position as a market leader through recent improvements in the formula and package, seasonal advertising to teens and young adults and consumer promotions in retail stores.

    MUDD is a line of clay-based products which provide deep cleansing of the face for healthier, cleaner skin. Target customers for MUDD are women between the ages of 18 and 49. In 1997, the Company introduced a revolutionary new masque extension, MUDD 5 Minute Mask. The new product provides all of the cleansing benefits of a clay-based masque product but in one-third of the time.

    PHISODERM is a line of facial cleansers consisting of several formulae of liquid cleansers, including one for infants, and a bar soap. Acquired in 1994, PHISODERM is the Company's second entry into the facial cleanser category. In fiscal 1995, the Company improved the formula, updated the packaging and provided television advertising and promotional support. In fiscal 1996, PHISODERM Antibacterial Hand Cleanser was introduced in the domestic and certain international markets.

DIETARY SUPPLEMENTS

    A majority of the Company's SUNSOURCE line of products compete in the herbal dietary supplementals market. The herbal dietary supplements industry in the U.S. is estimated to be between $2.0 billion and $2.5 billion. The U.S. market for these products is considered underdeveloped by worldwide standards, as the European market is estimated at $6.0 billion. The mass market outlets (drug, food and mass merchandisers) accounted for only 10% of the total domestic marketplace in 1996, and increased in retail sales by 37% from approximately $161.0 million in 1995 to approximately $221.0 million in 1996. Dietary supplements are profitable for mass market retailers, which are expanding their presence in this market to take advantage of a growth opportunity.

    ECHINEX is used to improve the body's natural resistance to infection. The product was launched by SUNSOURCE in November 1996. There is little branded competition or advertising in this category. Echinacea is the best selling herb in U.S. health food stores.

    GARLIQUE helps to lower cholesterol and blood pressure and is the second leading branded garlic product. GARLIQUE contains a full month's supply in each package making it more economical and convenient than any other leading garlic supplement.

    REJUVEX is a dietary supplement formulated especially for the relief of symptoms associated with menopause. There is little competition or advertising in this category.

    MELATONEX contains melatonin, a substance already produced by the body that regulates the body's natural sleep/wake cycle. There is substantial competition in this category from OTC products and non-branded melatonin products.

    PROPALMEX helps to support prostate health and promote free urinary flow. The product was launched in July 1996 and has little branded competition. There is little competitive advertising in this category.

    HARMONEX, a new product launched in May 1998, contains a unique combination of St. John's Wort for emotional well-being and Siberian ginseng for physical well-being. HARMONEX enters the fast growing St. John's Wort category, now selling at an annualized rate of approximately $100.0 million in sales. In addition to significant consumer advertising levels planned for its promotion, HARMONEX will also be supported by a powerful public relations campaign.

    In connection with the acquisition of the SUNSOURCE products, the Company also acquired a line of homeopathic products including cold and allergy remedies.

BAN

    GENERAL. BAN is one of the most recognized brand names in the AP/Deo market in the United States and has consistently maintained a strong market position since its introduction in 1955. BAN is positioned as a highly effective AP/Deo that appeals to both female and male consumers. BAN's high recognition and positive attributes have enabled it to cultivate a loyal consumer base.

    BAN's product portfolio covers all of the significant AP/Deo forms available in the market, with the exception of aerosols, and represents a competitive and diverse product offering. Three of BAN's five core products were leaders in creating new segments in the AP/Deo market. The overall AP/Deo market is segmented by application type (roll-on, solid, aerosol) and by end-user (male, female, unisex). BAN currently enjoys a dominant share of the high margin $179.0 million roll-on segment. In the $494.0 million unisex segment, BAN ranks third with a 21.0% share. BAN is ranked sixth, with a 6.5% share, in the overall $1.593 billion U.S. AP/Deo market.

    BAN is distributed primarily in the United States through drug, food and mass merchandiser channels. BAN has established the number three position in drug stores in the United States, a channel which represents 22.0% of domestic AP/Deo sales. Internationally, BAN is currently marketed in Thailand, Canada, Latin America and certain other Asian countries.

    ANTI-PERSPIRANT AND DEODORANT MARKET. AP/Deo's have become an important element of personal hygiene throughout the United States, ranking as the seventh largest segment of household consumer purchases of health and beauty care items (based on units sold). With total unit sales of 706.4 million, or 5.8% of the total health and beauty care market, households regularly purchase more anti-perspirants/ deodorants than pain remedies, skin care or shaving products. Brands within the AP/Deo category are segmented into five types: Solids, Roll-Ons, Clear Solids, Gels and Aerosols. The AP/Deo market in the United States has grown consistently from 1992 to 1997 at a compound annual growth rate of 3.5%.

    PRODUCTS. For over forty years, the BAN brand has made a significant contribution to category expansion by introducing innovative, high growth new products. These introductions were designed to meet consumers' preferences for highly effective protection with less residue and greater ease of application. BAN's most recent new product introduction, BAN Clear Soft Solid, launched in late 1996, effectively provided these product attributes by integrating clear technology into a gel form delivered via a unique "contoured dome" applicator.

    BAN's product portfolio is focused on five core products, BAN Roll-On, BAN Clear Roll-On, BAN White Solid, BAN Clear Solid and BAN Clear Soft Solid, which are available in a variety of sizes and fragrances. BAN's products are as follows:

        BAN ROLL-ON. BAN's flagship product was developed in the roll-on form in 1955 and is labeled "America's #1 Roll-On." The water based formula is designed to apply with little friction and will not stain skin or clothes. BAN Roll-On is available in three sizes and seven fragrances.

        BAN CLEAR ROLL-ON. Introduced in 1995, BAN Clear Roll-On is the first and only clear roll-on that provides application without the "white residue." This product has allowed BAN to solidify its leading market position in the roll-on segment with market share increasing from 26.0% in 1994 to 34.4% in 1997.

        BAN WHITE SOLID. This product competes in the largest AP/Deo category segment and is the BAN's second largest contributor to total sales. BAN White Solid is offered in one size and seven fragrances.

        BAN CLEAR SOLID. Introduced in 1991, this product was the first clear solid in the AP/Deo category which addressed the "white residue" problem. BAN Clear Solid is available in one size and four fragrances.

        BAN CLEAR SOFT SOLID. This product is the latest addition to the BAN portfolio and is marketed with a unique package, a clear, non-alcohol formula and a patented contoured-dome applicator that enables the product to be applied comfortably.

ADVERTISING AND PROMOTION

    The Company allocates a significant portion of its revenue to the advertising and promotion of its products. As a percentage of net sales, advertising and promotion for these purposes were 43.5%, 40.3%, 39.2%, 38.3% and 37.0%, during the three month periods ended February 28, 1998 and 1997, and each of the fiscal years ended November 30, 1997, 1996 and 1995, respectively.

    The Company's marketing objective is to develop and execute creative and cost-effective advertising and promotional programs. The manner in which the Company executes promotional programs and purchases advertising time creates more flexibility in terms of adjusting spending levels. The Company believes that managing advertising, trade promotions and consumer promotions expenditures on a cost effective basis is an essential element in its ability to compete successfully.

    The Company develops for each of its major brands advertising strategies and executions that focus on the particular attributes and market positions of the products. The Company achieves cost-effective advertising by minimizing certain expenses, such as production of commercials and payments to advertising agencies.

    The Company works directly with retailers to develop for each brand promotional calendars and campaigns that are customized to the particular requirements of the individual retailer. The programs, which include cooperative advertising, temporary price reductions, in-store displays and special events, are designed to obtain or enhance distribution at the retail level and to reach the ultimate consumers of the product. The Company also utilizes consumer promotions such as coupons, samples and trial sizes to increase the trial and consumption of the products.

MANUFACTURING AND QUALITY CONTROL

    The Company manufactures most of its OTC pharmaceuticals and functional toiletries and cosmetics products at its manufacturing facility in Chattanooga, Tennessee. GOLD BOND, NORWICH Aspirin and the dietary supplements are manufactured by contract manufacturers. Currently, the Company has adequate capacity to meet anticipated demand for its products. New products that are consistent with currently manufactured products can generally be manufactured with the adaptation of existing equipment and facilities, with the addition of new equipment at relatively small cost or through readily available contract manufacturers. For products that require different manufacturing processes, the Company determines whether to manufacture such products based on its evaluation of the economic benefit versus contract manufacturing with a third party. Chattem has entered into a manufacturing agreement with BMS, pursuant to which BMS has agreed to manufacture BAN for the Company for a period of three years.

    To monitor the quality of its products, the Company maintains an internal quality control system supported by an on-site microbiology laboratory. Outside consultants also are employed from time to time to monitor product development and the effectiveness of the Company's operations.

    The Company has not experienced any material adverse effect on its business as a result of shortages of energy or other raw materials used in the manufacture of its products. At present, the Company does not foresee any significant problems in obtaining its requirements at reasonable prices, but no assurances can be given that raw material or energy shortages will not adversely affect its operations in the future.

PRODUCT DEVELOPMENT

    The Company's product development expenditures were $275,000, $248,000, $1.2 million, $1.1 million and $1.1 million, during the three month periods ended February 28, 1998 and 1997, and each of the fiscal years ended November 30, 1997, 1996 and 1995, respectively. No material customer-sponsored product development activities were undertaken during these periods. The Company expects to maintain the same general level of expenditures in fiscal 1998.

    The product development effort focuses on developing improved formulations for existing products and on the creation of formulations for product line extensions. The preservation and improvement of the quality of the Company's products are also integral parts of its overall strategy.

DISTRIBUTION

    The Company's domestic products are sold primarily through thousands of food, drug and mass merchandise accounts. Internationally, the products are sold by a national broker in Canada and the Company's own sales force in the United Kingdom and by exclusive distributors in Western Europe and Central and South America to mass distribution channels.

    Wal-Mart accounted for more than 16% of the Company's consolidated net sales in fiscal 1997 and more than 16% of the Company's consolidated net sales in the three month period ended February 28, 1998. On a pro forma basis, sales to Wal-Mart would have represented an increased percentage of total net sales for 1997. No other customer accounts for more than 10% of consolidated net sales. Boots Plc, a U.K. retailer, and Shoppers Drug Mart, a Canadian retailer, each accounted for more than 10% of the international consumer products segment's sales in fiscal 1997 and in the three month period ended February 28, 1998.

    The Company generally maintains sufficient inventories to meet customer orders as received absent unusual and infrequent situations. At present, the Company has no significant backlog of customer orders and is promptly meeting customer requirements.

    The Company does not generally experience wide variances in the amount of inventory it maintains. Inventory levels were increased during fiscals 1997 and 1996 largely as a result of product acquisitions and line extensions in both years. In certain circumstances, the Company allows its customers to return unsold merchandise and, for seasonal products, provides extended payment terms to its customers.

INTERNATIONAL

    The Company's products are also sold in foreign countries. This international business is concentrated in Canada, Europe and Central and South America.

    Sales in Canada and Europe are conducted by subsidiary companies located and locally staffed in Canada and the United Kingdom. General export sales are handled by the Company from its offices in Chattanooga. Most of the products sold in international markets are manufactured by the Company at its Chattanooga and United Kingdom facilities and are packaged by subsidiary companies in small facilities in Canada and the United Kingdom with the assistance, from time to time, of outside contract packagers.

    Many of the Company's major domestic products are currently sold in Canada, including the GOLD BOND, FLEXALL, PAMPRIN, SUN-IN, MUDD, ULTRASWIM and PHISODERM brands.

    Consumer product sales in the United Kingdom and on the continent of Western Europe are currently limited to toiletry and cosmetic products. The Company's hair lightener product is sold on the continent under the SPRAY BLOND trademark and in the United Kingdom as SUN-IN. MUDD and ULTRASWIM are the other primary consumer products sold by the Company's international division in Europe.

    The Company's export division services various distributors primarily located in the Caribbean, Mexico and Peru. The Company sells various products into these markets with the primary focus being the development of its OTC pharmaceuticals, principally ICY HOT, PAMPRIN, PHISODERM and GOLD BOND. The Company continues to look for established distributors for its products in Central and South America.

    BAN products are sold internationally in Thailand, Canada, Latin America and certain other Asian countries other than Japan.

TRADEMARKS AND PATENTS

    The Company's trademarks are of material importance to its business and are among its most important assets. However, except in the case of the FLEX ALL 454, PHISODERM, ICY HOT, GOLD BOND, SUNSOURCE and BAN trademarks, its business as a whole is not materially dependent upon ownership of any one trademark. The Company, either directly or through a wholly-owned subsidiary, owns or licenses all of the trademarks associated with its business. All of the Company's brands have recognized trademarks associated with them, and the Company's significant domestic trademarks have been registered on the principal register of the United States Patent and Trademark Office. Federally registered trademarks have a perpetual life as long as they are timely renewed and used properly as trademarks, subject to the right of third parties to seek cancellation of the marks.

    The Company also owns patents related to the ULTRASWIM shampoo, which expire in 1998, and ICY HOT stick topical analgesic, which expire in 2007. After expiration of the patents, the Company expects that these products will continue to compete in the market primarily on the basis of the goodwill associated with the brands.

COMPETITION

    The OTC pharmaceutical, functional toiletry and dietary supplements products markets in which the Company competes are highly competitive. The markets are characterized by the frequent introduction of new products, including the movement of prescription drugs to the OTC market, often accompanied by major advertising and promotional programs. The Company competes primarily on the basis of product quality, price, brand loyalty and consumer acceptance. The Company's competitors include OTC pharmaceutical companies and large consumer products companies, many of which have considerably greater financial and marketing resources than the Company. The products offered by these companies are often supported by much larger advertising and promotional expenditures and are generally backed by larger sales forces. In addition, the Company's competitors have often been willing to use aggressive spending on trade promotions as a strategy for building market share at the expense of their competitors, including the Company. The private label or generic category has also become more competitive in certain of the Company's product markets. Another factor affecting the OTC pharmaceutical, toiletry and dietary supplement products business is the consolidation of retailers and increasingly more competitive negotiations for access to shelf space.

    BAN's principal competitive products include Secret, Sure, Old Spice (The Proctor & Gamble Company); Right Guard, Soft & Dri, Dry Idea (Gillette Company); Degree, Suave, Brut (Unilever NV);

Speed Stick, Lady Speed Stick (Colgate-Palmolive Company); Arrid (Carter-Wallace Inc.); Mitchum, Lady Mitchum and Almay (Revlon Inc.); and Arm and Hammer (Church & Dwight Company Inc.).

GOVERNMENT REGULATION

    The manufacturing, processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states, localities and foreign countries in which the Company's products are sold. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, OTC and prescription drugs an cosmetics. The regulations that are promulgated by the FDA relating to the manufacturing process are known as GMPs, and are different for drug and food products. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of OTC pharmaceuticals, functional toiletries and cosmetics, dietary supplements and foods.

    All of the Company's OTC drug products are regulated pursuant to the FDA's monograph system for OTC drugs. The monographs set out the active ingredients and labeling indications that are permitted for certain broad categories of OTC drug products, such as topical analgesics. Compliance with the monograph provisions means that the product is generally recognized as safe and effective and is not misbranded. Future changes in the monographs could result in the Company having to revise product labeling and formulations. The Company responded to certain questions with respect to efficacy received from the FDA in connection with clinical studies for pyrilamine maleate, one of the active ingredients used in certain of the PAMPRIN and PREMSYN PMS. While the Company addressed all of the FDA questions in detail, the final monograph for menstrual drug products will determine if the FDA considers pyrilamine maleate safe and effective for menstrual relief products. The Company has been actively monitoring the process and does not believe that either PAMPRIN or PREMSYN PMS will be materially adversely affected by the FDA review. The Company believes that any adverse finding by the FDA would likewise affect the Company's principal competitor in the menstrual product category.

    As a result of an order issued by the Consumer Products Safety Commission, there are new packaging requirements for products containing lidocaine. The Company has until September 1998 to develop child resistant packaging for its GOLD BOND Cream products that are sold in tubes or change the product formulation.

    DSHEA was enacted on October 25, 1994. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements, which include vitamins, minerals, nutritional supplements, herbs and botanicals, as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and to foster the dissemination of accurate information about such products. Under DSHEA, the FDA is generally prohibited from regulating dietary supplements as food additives or as drugs unless product claims, such as claims that a product may diagnose, mitigate, cure or prevent an illness, disease or malady, trigger drug status.

    DSHEA provides for specific nutritional labeling requirements for dietary supplements effective January 1, 1997, although final regulations have not been published and the FDA has indicated that implementation will be delayed. DSHEA permits substantiated, truthful, and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body. The Company anticipates that the FDA will promulgate GMPs which are specific to dietary supplements and require at least some of the quality control provisions contained in the GMPs for drugs, which are more rigorous than the GMPs for foods.

    The FDA has proposed but not finalized regulations to implement DSHEA, including those relating to nutritional labeling requirements. The Company cannot determine what effect such regulations, when promulgated, will have on its business in the future. Such regulations are likely to require expanded or different labeling for the Company's vitamin and nutritional dietary supplement products and could, among other things, require the recall, reformulation or discontinuance of certain products, additional recordkeeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims, safety or efficacy. Failure to comply with applicable FDA requirements can result in sanctions being imposed on the Company or the manufacture of its products, including warning letters, product recalls and seizures, injunctions or criminal prosecution.

ENVIRONMENTAL MATTERS

    The Company is continuously engaged in assessing compliance of its operations with applicable federal, state and local environmental laws and regulations. The Company's policy is to record liabilities for environmental matters when loss amounts are probable and reasonably determinable. The Company's manufacturing site utilizes chemicals and other potentially hazardous materials and generates both hazardous and non-hazardous waste, the transportation, treatment, storage and disposal of which are regulated by various governmental agencies. The Company is a member of the Chattanooga Manufacturers Association, a trade association which promotes industry awareness of developments in environmental matters and has engaged environmental consultants on a regular basis to assist its compliance efforts. The Company is currently in compliance with all applicable environmental permits and is aware of its responsibilities under applicable environmental laws. Any expenditures necessitated by changes in law and permitting requirements cannot be predicted at this time, although such costs are not expected to be material to the Company's financial position or results of operations.

    Since the early 1980's, the U.S. Environmental Protection Agency ("EPA") has been investigating the extent of, and the health effects resulting from, contamination of Chattanooga Creek, which runs through a major manufacturing area of Chattanooga in the vicinity of the Company's manufacturing facilities. The contamination primarily stems from the dumping of coal tar into the creek during World War II when the federal government was leasing and operating a coke and chemical plant adjacent to the creek. However, the EPA has been investigating virtually all businesses that have discharged any wastewater into the creek. A 2 1/2 mile stretch of Chattanooga Creek was placed on the National Priorities List as a Superfund site under the Comprehensive Environmental Response, Compensation and Recovery Act in September 1995. The Company could be named as a potentially responsible party in connection with such site due to the Company's historical discharge of wastewater into the creek. However, considering the nature of the Company's wastewater, as well as the fact that the Company's discharge point is downstream from the old coke and chemical plant that was operated by the government, and the availability of legal defenses and expected cost sharing, the Company does not believe that any liability associated with such site will be material to its financial position or results of operations.

PRODUCT LIABILITY AND INSURANCE

    An inherent risk of the Company's business is exposure to product liability claims brought by users of the Company's products or by others. The Company has not had any material claims in the past and is not aware of any material claims pending or threatened against the Company or its products. While the Company will continue to attempt to take what it considers to be appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. The Company maintains product liability insurance, principally through a captive insurance subsidiary, that it believes to be adequate; however, there can be no assurance that it will be able to maintain its existing coverage or that such coverage will be cost justified or sufficient to satisfy future claims, if any, or that the resulting publicity will not have a material adverse effect.

EMPLOYEES

    The Company employs approximately 303 persons on a full-time basis in the U.S. and 37 persons at its foreign subsidiaries' offices. The Company's employees are not represented by any organized labor union, and management considers its labor relations to be good.

PROPERTIES

    The Company's headquarters and administrative offices are located at 1715 West 38th Street, Chattanooga, Tennessee. The Company's primary production facilities are adjacent to the Company's headquarters on land owned by the Company. The Company leases the primary warehouse and distribution center, located at 3100 Williams Street, Chattanooga, Tennessee, for its domestic consumer products. The following table describes in detail the principal properties owned and leased by the Company:

                                                           TOTAL
                                                         BUILDINGS                       FACILITY
                                         TOTAL AREA       (SQUARE     -----------------------------------------------
                                           (ACRES)         FEET)                     USE                  SQUARE FEET
                                       ---------------  ------------  ----------------------------------  -----------
Owned Properties:
  Chattanooga, Tennessee.............            10         111,200   Manufacturing Office &                  71,800
                                                                      Administration                          39,400
Leased Properties:
  Chattanooga, Tennessee.............           4.0         100,000   Warehousing                            103,800
  Chattanooga, Tennessee.............           0.1           3,800
  Chattanooga, Tennessee.............           1.0          35,200   Warehousing & Manufacturing             35,200
  Mississauga, Ontario, Canada.......           0.3          15,000   Warehousing                             10,500
                                                                      Office & Administration                  3,000
                                                                      Packaging                                1,500
  Basingstoke, Hampshire England.....           0.3          21,900   Warehousing                             13,900
                                                                      Office & Administration                  6,500
                                                                      Packaging                                1,500

    The Company is currently operating its facilities at approximately 70% of total capacity. All of these facilities are FDA registered and are capable of further utilization through the use of full-time second and third shifts.

LEGAL PROCEEDINGS

    Claims, suits and complaints arise in the ordinary course of the Company's business involving such matters as patents and trademarks, product liability and other alleged injuries or damage. The outcome of such litigation cannot be predicted, but, in the opinion of management, no such pending matters would have a material adverse effect on the consolidated operating results or financial position of the Company if disposed of unfavorably.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table lists the names of all executive officers and directors of the Company, their ages and their positions and offices with the Company.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Zan Guerry...........................................          49   Chairman of the Board and Chief Executive Officer;
                                                                    Director
A. Alexander Taylor, II..............................          44   President and Chief Operating Officer; Director
Robert E. Bosworth...................................          50   Director
Samuel E. Allen......................................          61   Director
Louis H. Barnett.....................................          79   Director
Richard E. Cheney....................................          76   Director
Scott L. Probasco, Jr................................          69   Director

    ZAN GUERRY has served as Chairman of the Board of the Company since June 1990 and Chief Executive Officer of the Company since January 1998. Previously, Mr. Guerry served as President of the Company from 1990 to 1998, as Executive Vice President of the Company from 1983 to 1990, as President of Chattem Consumer Products from 1984 to 1989 and as Chief Operating Officer from 1989 to 1990. Mr. Guerry is also a director of SunTrust Bank, Chattanooga, N.A. Mr. Guerry was first elected as a director of the Company in 1981.

    A. ALEXANDER TAYLOR, II has served as President and Chief Operating Officer of the Company since January 1998. Previously he was a partner with the law firm of Miller & Martin LLP, general counsel to the Company, from 1983 to 1998. Mr. Taylor is also a director of U.S. Xpress Enterprises, Inc., a transportation company located in Chattanooga, Tennessee and The Krystal Company, a quick-service restaurant company located in Chattanooga, Tennessee. Mr. Taylor was first elected as a director of the Company in 1993.

    ROBERT E. BOSWORTH served as Executive Vice President of the Company from June 1990 to January 1998 and Chief Financial Officer of the Company from April 1985 to January 1998. Mr. Bosworth was first elected as a director of the Company in 1986.

    LOUIS H. BARNETT, a director since 1970, is a consultant to the Company and others regarding plastics and chemicals and oil investments and operations. Mr. Barnett is also a director of Overton Bank and Trust and A/F Protein, Inc.

    RICHARD E. CHENEY, a director since 1984, is former Chairman Emeritus, director and member of the executive committee, Hill and Knowlton, Inc. Mr. Cheney is also a director of HolloPak Technologies, Inc. and Rowe Furniture Corporation.

    SCOTT L. PROBASCO, JR., a director since 1966, is Chairman of the Executive Committees of SunTrust Bank, N.A., Chattanooga, since March 1989, and SunTrust Banks of Tennessee, Inc., since January 1990. Mr. Probasco is also a director of SunTrust Banks, Inc., Coca-Cola Enterprises Inc. and Provident Life and Accident Insurance Company.

    SAMUEL E. ALLEN, a director since 1993, is Chairman of Globalt, Inc.

EXECUTIVE COMPENSATION

    The following table sets forth information for the past three fiscal years concerning compensation paid or accrued by the Company to or on behalf of the Company's chief executive officer and the other most highly compensated executive officer, the only executive officers of the Company during the fiscal year ended November 30, 1997:

SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION    LONG TERM COMPENSATION
                                         FISCAL     ----------------------   SECURITIES UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR        SALARY      BONUS       OPTIONS AWARDED (1)    COMPENSATION (2)
-------------------------------------  -----------  ----------  ----------  -----------------------  -----------------
Zan Guerry(3)........................        1997   $  285,750  $  202,500                 0             $   2,895
Chairman of the Board and Chief              1996      253,000     133,650            40,000                 2,854
  Executive Officer                          1995      236,000     108,324                 0                 2,760
Robert E. Bosworth(4)................        1997   $  211,667  $  125,000                 0             $   3,099
Executive Vice President and Chief           1996      192,500      81,400            25,000                 3,032
  Financial Officer                          1995      181,760     119,819(5)                0               2,663

------------------------

(1) Represents non-qualified stock options granted on January 31, 1996 under the Company's 1994 Stock Option Plan at an exercise price of $4.875 per share.

(2) Represents premiums paid by the Company under life insurance policies with respect to which the named executive is entitled to a death benefit of up to $450,000 as follows for the 1997 fiscal year: Mr. Guerry $520; Mr. Bosworth $724. Also represents the Company's contributions with respect to the Company's Savings and Investment Plan for the named executive as follows for the 1997 fiscal year: Mr. Guerry $2,375; Mr. Bosworth $2,375.

(3) Mr. Guerry was appointed Chief Executive Officer of the Company on January 13, 1998.

(4) Mr. Bosworth resigned from his position as Executive Vice President and Chief Financial Officer on January 13, 1998.

(5) Includes one-time incentive bonus of $50,000 for the 1995 fiscal year.

AGREEMENTS WITH EXECUTIVE OFFICERS

    The Company has entered into severance agreements with the officers named in the Summary Compensation Table. These severance agreements are operative only upon the occurrence of a change in control of the Company and are intended to encourage key executives to remain in the Company's employ by providing them with greater security and imposing various restrictions on competitive employment should an officer leave the Company's employment. Absent a change in control of the Company, the severance agreements do not require the Company to retain any executive or to pay him any specified level of compensation.

    If the severance agreements become operative, and if the employment with the Company of one of these officers is terminated or the officer is constructively discharged within two years of the occurrence of a change in control of the Company, the officer will be entitled to receive a termination payment equal to three times his average annualized includible compensation from the Company during the five most recently completed fiscal years and the continuation of certain Company-provided benefits. Includible compensation for purposes of calculating the severance benefit generally includes all compensation paid to the officer by the Company and will be calculated in accordance with the applicable provisions of the Internal Revenue Code.

    A change of control of the Company will be deemed to occur if (i) there is a change of one-third or more of the directors of the Company within any 12-month period; (ii) there is a change of one-half or more of the directors of the Company within any 24-month period; or (iii) any person acquires ownership or the right to vote 35% or more of the Company's outstanding voting shares.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Set forth below is information, as of February 27, 1998, with respect to beneficial ownership by (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director and nominee, (c) the chief executive officer and the other most highly compensated executive officer for the previous fiscal year, and (d) all directors and executive officers of the Company as a group. As of February 27, 1998 there were issued and outstanding 9,127,970 shares of Common Stock.

                                                                   AMOUNT AND NATURE OF
                                                                   BENEFICIAL OWNERSHIP      PERCENT
NAME OF BENEFICIAL OWNER                                                   (1)            OF CLASS (2)
----------------------------------------------------------------  ----------------------  -------------
Palisade Capital Management, L.L.C..............................          1,313,200(3)           14.4%
  Suite 695
  One Bridge Plaza
  Fort Lee, NJ 07024
Zan Guerry......................................................          1,250,639(4)(5    (7)        13.5
  1715 W. 38th St.
  Chattanooga, TN 37409
Robert E. Bosworth..............................................            988,648(7)(8 (9)        10.7
  1715 W. 38th St.
  Chattanooga, TN 37409
Hamico, Inc.....................................................            891,865(10)           9.8
  1715 W. 38th Street
  Chattanooga, TN 37409
Piedmont Capital Management Corporation.........................            794,700(11)           8.7
  One James Center
  Suite 1500
  Richmond, VA 23219
Barrow, Hanley, Mewhinney & Strauss, Inc........................            636,800(12)           7.0
  One McKinney Plaza
  15th Floor, 3232 McKinney Avenue
  Dallas, TX 75204
Putnam Investments, Inc.........................................            591,700(13)           6.5
  One Post Office Square
  Boston, MA 02109
Louis H. Barnett................................................            122,219(14)           1.3
Richard E. Cheney...............................................             15,460             *
Scott L. Probasco, Jr...........................................             91,176(15)           1.0
Samuel E. Allen.................................................             14,250             *
A. Alexander Taylor, II.........................................              9,175             *
Directors and Executive Officers as a Group
  (7 persons)...................................................          1,599,702              17.1

------------------------

*   Less than 1.0%.

(1) Except as otherwise indicated, refers to either shared or sole voting and investment power. Includes the following numbers of shares subject to purchase pursuant to options that are exercisable within 60 days of February 27, 1998 under the Company's Non-Statutory Stock Option Plan--1993 (the "1993 Stock Option Plan"), the Company's Non-Statutory Stock Option Plan--1994 (the "1994 Stock Option Plan") or the Company's Non-Statutory Stock Option Plan for Non-Employee Directors (the "Director Plan"): Mr. Guerry--124,600 shares, Mr. Bosworth--71,250 shares, Mr. Probasco--7,000 shares, Messrs. Allen and Taylor--6,750 shares each, Messrs. Barnett and Cheney--6,500 shares each, and all directors and executive officers as a group--229,350 shares. Also includes the following numbers of shares subject to purchase pursuant to the exercise of warrants issued in June, 1994 in connection with the Company's Existing Notes due 2004: Mr. Guerry--1,464 shares, Mr. Barnett-- 1,581 shares, and all directors and executive officers as a group--3,045 shares.

(2) For the purpose of computing the percentage of outstanding shares owned by each beneficial owner, the shares issuable pursuant to presently exercisable stock options or warrants held by such beneficial owner are deemed to be outstanding. Such shares are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(3) This information is based solely upon a Schedule 13G filed by Palisade Capital Management, L.L.C. on or about January 14, 1998.

(4) Includes 37,081 shares held by a trust for the benefit of Mr. Guerry's sister, of which he serves as a co-trustee. Mr. Guerry disclaims beneficial ownership of the shares held by this trust.

(5) Includes 6,000 shares held in trust for Mr. Guerry pursuant to the terms of the Company's Savings and Investment Plan.

(6) Includes 2,685 shares which Mr. Guerry holds as custodian for his children. Mr. Guerry disclaims beneficial ownership of these custodial shares.

(7) Includes 878,100 shares and 13,765 shares subject to purchase pursuant to the exercise of warrants owned by Hamico, Inc., a charitable foundation for which Messrs. Guerry and Bosworth serve as directors and executive officers. Messrs. Guerry and Bosworth disclaim beneficial ownership of all such shares.

(8) Includes 23,433 shares held in trust for Mr. Bosworth pursuant to the terms of the Company's Savings and Investment Plan.

(9) Includes 600 shares which Mr. Bosworth holds as custodian for his daughter. Mr. Bosworth disclaims beneficial ownership of these custodial shares.

(10) Includes 13,765 shares subject to purchase pursuant to the exercise of warrants issued June, 1994 in connection with the Company's 12.75% senior subordinated notes due 2004.

(11) Includes shares held by various officers and affiliates of Piedmont Capital Management Corporation for which shares Piedmont Capital Management Corporation disclaims beneficial ownership.

(12) This information is based solely upon a Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, Inc. on or about February 13, 1997.

(13) Consists solely of shares held by certain wholly-owned subsidiaries of Putnam Investments, Inc., which are registered investment advisors, for the benefit of clients of such investment advisors and for which shares Putnam Investments, Inc. disclaims beneficial ownership. This information is based solely upon a Schedule 13G filed by Putnam Investments, Inc. on or about January 27, 1997.

(14) Includes 103,778 shares which are held in trust for the benefit of various family members. Mr. Barnett disclaims beneficial ownership of these shares.

(15) Includes 1,500 shares which are held in trust for the benefit of Mr. Probasco's spouse. Mr. Probasco disclaims beneficial ownership of these shares.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The sole purpose of the Exchange Offer is to fulfill certain obligations of the Company with respect to the Registration Rights Agreement.

    The Series A Notes were originally issued and sold on March 24, 1998 (the "Issue Date") to the Initial Purchaser pursuant to the Purchase Agreement. Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A of the Securities Act. In connection with the sale of the Series A Notes, the Company and the Initial Purchaser of the Series A Notes entered into the Registration Rights Agreement dated March 24, 1998, pursuant to which the Company agreed to
(i) cause to be filed with the Commission no later than 60 days after March 24, 1998, a Registration Statement under the Securities Act relating to the Exchange Notes and the Exchange Offer (the "Exchange Offer Registration Statement," which is this Registration Statement), (ii) use its best efforts to cause such Registration Statement to become effective at the earliest possible time, but in no event later than 150 days after March 24, 1998, (iii) in connection with the foregoing, file (A) all pre-effective amendments to such Registration Statement as may be necessary in order to cause such Registration Statement to become effective, (B) if applicable, a post effective amendment to such Registration Statement pursuant to Rule 430A under the Securities Act and (C) cause all necessary filings in connection with the registration and qualification of the Exchange Notes to be made under the Blue Sky laws of such jurisdictions as are necessary to permit the Exchange Offer to be consummated, and (iv) upon the effectiveness of such Registration Statement, commence the Exchange Offer. The Company shall cause the Exchange Offer Registration Statement to be effective continuously and shall keep the Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws to consummate the Exchange Offer; provided, however, that in no event shall such period be less than 30 business days. The Company has agreed to cause the Exchange Offer to comply with all applicable federal and state securities laws. No securities other than the Exchange Notes are to be included in the Exchange Offer Registration Statement. The Company has agreed to use its best efforts to cause the Exchange Offer to be consummated on the earliest practicable date after the Exchange Offer Registration Statement has become effective, but in no event later than 30 business days thereafter. The Company has agreed to use its best efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended as required by the provisions of the Registration Rights Agreement to the extent necessary to ensure that it is available for resales of Exchange Notes acquired by broker-dealers for their own accounts as a result of market making activities or other trading activities, and to ensure that it conforms with the requirements of the Registration Rights Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of one year from the date on which the Exchange Offer Registration Statement is declared effective. The Company shall provide sufficient copies of the latest version of this Prospectus to broker-dealers promptly upon request at any time during such one-year period in order to facilitate such resales.

RESALE OF THE EXCHANGE NOTES

    With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in the No-Action Letters, the Company believes that a holder (other than (i) a broker-dealer who purchases Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Series A Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. See the No-Action Letters. However, if any holder acquires Exchange Notes in the

Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in the No-Action Letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Series A Notes where such Series A Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of up to one year after the date of this Prospectus. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Series A Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Series A Notes surrendered pursuant to the Exchange Offer. Series A Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the Exchange Notes are identical to the form and terms of the Series A Notes except that (i) the Exchange Offer will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Series A Notes under the Registration Rights Agreement, which rights will generally terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Series A Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Series A Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

    As of the date of this Prospectus, $200 million in aggregate principal amount of the Series A Notes are outstanding. Only a registered holder of the Series A Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Series A Notes entitled to participate in the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

    The Company shall be deemed to have accepted validly tendered Series A Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Series A Notes for the purposes of receiving the Exchange Notes from the Company.

    Holders who tender Series A Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series A Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The Exchange Offer will expire on the Expiration Date. The term "Expiration
Date" shall mean 5:00 p.m., New York City time on       , 1998, unless the
Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Series A Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Series A Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will bear interest at a rate equal to 8 7/8% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each April 1 and October 1, commencing October 1, 1998. Holders of Exchange Notes will receive interest on October 1, 1998 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Series A Notes from the date of initial delivery to the date of exchange thereof for Exchange Notes. Holders of Series A Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Series A Notes.

PROCEDURES FOR TENDERING

    Only a registered holder of Series A Notes may tender such Series A Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Series A Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Series A Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Series A Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

    The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF SERIES A NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SERIES A NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner(s) of the Series A Notes whose Series A Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Series A Notes, either make appropriate arrangements to register ownership of the Series A Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Series A Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Series A Notes listed therein, such Series A Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Series A Notes.

    If the Letter of Transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Series A Notes.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series A Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Series A Notes not properly tendered or any Series A Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Series A Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Series A Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

    While the Company has no present plan to acquire any Series A Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Series A Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Series A Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Series A Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each holder of Series A Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Series A Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters,
(iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Series A Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Series A Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF SERIES A NOTES

    If any tendered Series A Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Series A Notes are withdrawn or are submitted for a greater principal amount than the holder desires to exchange, such unaccepted, withdrawn or non-exchanged Series A Notes will be returned without expense to the tendering holder thereof (or, in the case of Series A Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Series A Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Series A Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Series A Notes by causing the Depositary to transfer such Series A Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Series A Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Series A Notes and (i) whose Series A Notes are not immediately available or (ii) who cannot deliver their Series A Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Series A Notes and the principal amount of Series A Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Series A Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Series A Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Series A Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Series A Notes may be withdrawn at any time prior to the Expiration Date.

    To withdraw a tender of Series A Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series A Notes to be withdrawn (the "Depositor"), (ii) identify the Series A Notes to be withdrawn (including the certificate number or numbers and principal amount of such Series A Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Series A Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Series A Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Series A Notes so withdrawn are validly retendered. Properly withdrawn Series A Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Series A Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Series A Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

    If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Series A Notes and return all tendered Series A Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Series A Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Series A Notes (see "Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Series A Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Series A Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

SERIES A NOTES REGISTRATION RIGHTS

    If (i) the Company is not required to file an Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy (after the procedures set forth in the Registration Rights Agreement have been complied with) or (ii) if any holder of Transfer Restricted Securities (as defined in the Registration Rights Agreement) shall notify the Company within 20 business days after the Exchange Offer shall have been consummated (A) that such holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or
(B) that such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder, or (C) that such holder is a broker-dealer and holds Series A Notes acquired directly from the Company or one of its affiliates, then the Company shall (x) cause to be filed a Shelf Registration Statement on or prior to the Shelf Filing Deadline, which Shelf Registration Statement shall provide for resales of all Transfer Restricted Securities the holders of which shall have provided certain information required pursuant to the Registration Rights Agreement; and (y) use its best efforts to cause such Shelf Registration Statement to be declared effective by the Commission on or before the 150th day after the obligation to file the Shelf Registration Statement arises. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended as required by certain provisions of the Registration Rights Agreement to the extent necessary to ensure that it is available for resales of Notes by the holders of Transfer Restricted Securities entitled to the benefit of the Shelf Registration, and to ensure that it conforms with the requirements of the Registration Rights Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of at least two years following the date on which such Shelf Registration Statement first becomes effective under the Act, or such shorter period as will terminate when all Transfer Restricted Securities covered by such Registration Statement have been sold pursuant thereto.

    The Registration Rights Agreement provides that a registration default will occur if (i) any of the registration statements required by the Registration Rights Agreement are not filed with the Commission on or prior to the date specified for such filing in the Registration Rights Agreement, (ii) any of such Registration Statements have not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement (the "Effectiveness Target Date"), (iii) the Exchange Offer has not been consummated within 30 business days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (iv) any registration statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable in connection with resales of Transfer Restricted Securities during the time period specified by the Registration Rights Agreement without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default").

    The Registration Rights Agreement provides that in the event of a Registration Default, the Company is required to pay as liquidated damages ("Liquidated Damages") to each holder of Transfer Restricted Securities (as defined in the Registration Rights Agreement), with respect to the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues. The amount of the liquidated damages shall increase by an additional $.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Transfer Restricted Securities. All accrued Liquidated Damages shall be paid to record holders by the Company by wire transfer of immediately available funds or by federal funds check on each damages payment date, as provided in the Indenture. Following the cure of all Registration Defaults relating to any particular Transfer Restricted Securities, the accrual of Liquidated Damages with respect to such Transfer Restricted Securities will cease. All obligations of the Company set forth in this paragraph that are outstanding with respect to any Transfer Restricted Security at the time such security ceases to be a Transfer Restricted Security shall survive until such time as all such obligations with respect to such security shall have been satisfied in full. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the holders of Series A Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.

TERMINATION OF CERTAIN RIGHTS

    All rights under the Registration Rights Agreement (including registration rights) of holders of the Series A Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Senior Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Series A Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Series A Notes by broker-dealers for a period of up to one year from the date of this Prospectus, (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of up to one year from the date of this Prospectus and (v) to pay Liquidated Damages pursuant to the Registration Rights Agreement accruing prior to the effectiveness of the Exchange Offer Registration Statement.

EXCHANGE AGENT

    SouthTrust Bank, National Association has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    By Overnight Courier or by Hand or by Registered or Certified Mail:

       SouthTrust Bank, National Association
       100 Office Park Drive
       Birmingham, Alabama 35223
       Attention: Corporate Trust Services

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
    In addition, questions and requests may be directed to the Exchange Agent by telephone at (205) 254-5105, or by facsimile at (205) 254-4180.

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately
[$      ]. Such expenses include registration fees, fees and expenses of the
Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Series A Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Series A Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

    Participation in the Exchange Offer is voluntary. Holders of the Series A Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    The Series A Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Series A Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer as defined in Rule 144A of the Securities Act in a transaction meeting the requirements of Rule 144A of the Securities Act, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act,
(iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

    For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

APPRAISAL RIGHTS

    HOLDERS OF NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

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
                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

    The Exchange Notes will be issued pursuant to an Indenture (the "Indenture") among the Company, the Guarantor and SouthTrust Bank, National Association, as trustee (the "Trustee"). The terms of the Exchange Notes are identical in all respects to the terms of the Series A Notes for which they may be exchanged pursuant to this Exchange Offer, except that (i) the Exchange Offer will have been registered under the Securities Act, and therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes will generally not be entitled to registration rights under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Series A Notes. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture is available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Chattem, Inc. and not to any of its Subsidiaries.

    The Exchange Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including Senior Indebtedness under the Senior Credit Facility, and will rank PARI PASSU or senior in right of payment with all existing and future subordinated indebtedness of the Company. As of February 28, 1998, on a pro forma basis after giving effect to the Transaction (including the offering of Series A Notes), the aggregate principal amount of Senior Indebtedness (excluding trade payables and other accrued liabilities) of the Company would have been approximately $62.4 million, all of which would have been Indebtedness secured by substantially all of the assets of the Company and the Guarantor pursuant to the Senior Credit Facility. The terms of the Indenture limit, subject to compliance with a Fixed Charge Coverage Ratio test, the ability of the Company and its subsidiaries to incur additional Indebtedness.

    Presently, all of the Company's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The Notes are limited in aggregate principal amount to $200.0 million and will mature on April 1, 2008. The Indenture provides for the issuance of up to $75.0 million aggregate principal amount of additional Notes having identical terms and conditions to the Exchange Notes (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Exchange Notes and will vote on all matters with the Exchange Notes. For purposes of this "Description of Exchange Notes," references to the Exchange Notes do not include Additional Notes. Interest on the Notes will accrue at the rate of 8 7/8% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 1998, to Holders of record on the immediately preceding March 15 and September 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

    The payment of principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred.

    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Indebtedness (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under the caption "--Legal Defeasance and Covenant Defeasance").

    The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under the caption "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or
(ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Indebtedness. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until
(i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, interest and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

    The Indenture requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. On a pro forma basis, after giving effect to the Transaction (including the offering of Series A Notes) and the application of the proceeds therefrom, the principal amount of Senior Indebtedness outstanding at February 28, 1998, would have been approximately $62.4 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its Subsidiaries can incur. See " --Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

SUBSIDIARY GUARANTEES

    The Company's payment obligations under the Notes are fully and unconditionally, jointly and severally guaranteed on a senior subordinated basis (the "Subsidiary Guarantees") by the Guarantors. The Subsidiary Guarantees are subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including all obligations of the Guarantors under the Senior Credit Facility and rank PARI PASSU or senior in right of payment with any subordinated indebtedness of the Guarantors. The obligation of each Guarantor under its Subsidiary Guarantee limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance Risks."

    The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

    The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; PROVIDED that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at Option of Holders--Asset Sales."

OPTIONAL REDEMPTION

    The Notes are not redeemable at the Company's option prior to April 1, 2003. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................    104.4375%
2004..............................................................................    102.9583%
2005..............................................................................    101.4791%
2006 and thereafter...............................................................    100.0000%

    Notwithstanding the foregoing, at any time on or before April 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds to the Company of one or more Public Offerings; PROVIDED that at least $100.0 million in the aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and PROVIDED, further, that such redemption shall occur within 60 days of the date of the closing of such Public Offering.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

    The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 20 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Senior Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to Holders of Notes.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    ASSET SALES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Qualified Proceeds, PROVIDED, that the aggregate fair market value of Qualified Proceeds which may be received in consideration for Asset Sales pursuant to this clause (ii) shall not exceed $5.0 million since the Issue Date; PROVIDED, FURTHER that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently repay (and reduce the commitments under) Senior

Indebtedness of the Company or a Guarantor or (b) to the acquisition of a Permitted Business, or a majority of the Voting Stock of, a Permitted Business, the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes and all holders of other Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other Indebtedness tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or other distributions payable to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is PARI PASSU with or subordinated to the Notes (other than Notes), except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment plus (iv) $7.5 million.

    The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any PARI PASSU or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of PARI PASSU or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; and (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock and the Guarantors may incur Indebtedness (including Guarantees) or issue preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The foregoing provisions will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (i) the incurrence by the Company of Indebtedness (including letters of credit, with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) under the Senior Credit Facility; PROVIDED that the aggregate principal amount of all Indebtedness (including letters of credit) outstanding under the Senior Credit Facility after giving effect to such incurrence does not exceed an amount equal to $92.5 million less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently repay any such Indebtedness pursuant to the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales."

    (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (iii) the incurrence by the Company of Indebtedness represented by the Notes (other than any Additional Notes) and the Exchange Notes (other than any Additional Notes) and the incurrence by the Guarantors of Indebtedness represented by the Subsidiary Guarantees;

    (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

    (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that is either the Existing Indebtedness or was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (iii), (iv) or (v) of this paragraph;

    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; PROVIDED, HOWEVER, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and
(ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

    (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

    (viii) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that is permitted to be incurred by another provision of this covenant;

    (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness or Guarantees permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (ix), not to exceed $15.0 million;

    (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (x); and

    (xi) the incurrence of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, incurred in connection with the disposition of any business, assets or Subsidiary of the Company (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), provided that none of the foregoing results in Indebtedness required to be reflected as Indebtedness on the balance sheet of the Company or any such Subsidiary in accordance with GAAP and the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed 100% of the gross proceeds actually received by the Company and its Subsidiaries in connection with such disposition.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; PROVIDED, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

    LIENS

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the Indebtedness so secured until such time as such is no longer secured by a Lien; provided that if such Indebtedness is by its terms expressly subordinated to the Notes or any Subsidiary Guarantee, the Lien securing such Indebtedness shall be subordinate and junior to the Lien securing the Notes and the Subsidiary Guarantees with the same relative priority as such subordinate or junior Indebtedness shall have with respect to the Notes and the Subsidiary Guarantees.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Indenture and the Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (e) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (h) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (i) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and (l) the Senior Credit Facility, PROVIDED that such restrictions are no more restrictive than those contained in the Senior Credit Facility as in effect on the Issue Date.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the

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Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

    TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors or the payment of fees and indemnities of directors of the Company and its Subsidiaries, in each case, in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (ii) loans or advances to employees in the ordinary course of business and consistent with past practice, (iii) transactions between or among the Company and/or its Restricted Subsidiaries, (iv) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company, and
(v) Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments."

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    LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN RESTRICTED
     SUBSIDIARIES

    The Indenture provides that the Company (i) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales," and (ii) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Restricted Subsidiary of the Company.

    NO SENIOR SUBORDINATED DEBT

    The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness of such Guarantor that is subordinate or junior in right of payment to any Indebtedness of such Guarantor and senior in any respect in right of payment to the Subsidiary Guarantee of such Guarantor.

    PAYMENTS FOR CONSENT

    The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS

    The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operation of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to

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securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    ADDITIONAL SUBSIDIARY GUARANTEES

    The Indenture provides that (i) the Company will not permit any of its Restricted Subsidiaries that is not a Subsidiary Guarantor to Guarantee or secure through the granting of Liens the payment of any Indebtedness of the Company or any Subsidiary Guarantor and (ii) the Company will not and will not permit any of its Restricted Subsidiaries to pledge any intercompany notes representing obligations of any of its Restricted Subsidiaries, to secure the payment of any Indebtedness of the Company or any Subsidiary Guarantor, in each case unless such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Subsidiary Guarantee (providing for the unconditional guarantee by such Restricted Subsidiary, on a senior subordinated basis, of the Notes).

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock", (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any

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
continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to April 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to April 1, 2003 then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

    No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must

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
specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

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
    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), (viii) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture on the Issue Date, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Chattem, Inc., 1715 West 38th Street, Chattanooga, Tennessee 37409, Attention: Chief Operating Officer.

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BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth in the next paragraph, the Exchange Notes will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the consummation of the Exchange Offer (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

    Exchange Notes that are issued as described below under "-Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Note and (ii) ownership of the Exchange Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Note will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

    Payments in respect of the principal of and premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the

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Depositary's Participants and the Depositary's Indirect Participants to the
beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

    Certificated Securities Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company has not located a qualified successor within 90 days after delivery of notice from the Depositary of such resignation or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Notes in certificated form, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in any certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person,

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whether through the ownership of voting securities, by agreement or otherwise;
PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue by any Restricted Subsidiaries of the Company of any Equity Interests of such Restricted Subsidiary and the sale by the Company or any of its Restricted Subsidiaries of Equity Interest of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary,
(iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments", (iv) the issuance by the Company of shares of its Capital Stock, (v) the sale or other disposition of cash or Cash Equivalents, (vi) the sale or disposition of damaged, worn out or other obsolete personal property in the ordinary course of business, (vii) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (viii) the granting of Liens not prohibited by the Indenture or (ix) the execution and performance of contracts to provide manufacturing and other services, including in connection with Asset Sales.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better,
(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market funds the assets of which constitute Cash Equivalents of the kinds described in clauses (i)--(v) of this definition.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or; (iv) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of debt issuance costs), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a

Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof that is a Guarantor, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS" means (i) so long as the Senior Credit Facility is outstanding, Obligations under the Senior Credit Facility and (ii) thereafter, any other Senior Indebtedness permitted under the Indenture the aggregate principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants-- Restricted Payments."

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
    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding the amortization of debt issuance costs) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "GUARANTORS" means (i) each domestic Subsidiary of the Company on the Issue Date and (ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

    "ISSUE DATE" means the closing date for the sale and original issuance of the Notes under the Indenture.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than debt under the Senior Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness, including with respect to Indebtedness under the Senior Credit Facility, interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law whether or not the claim for such interest is allowed as a claim after such filing in any proceeding under such bankruptcy law.

    "PERMITTED BUSINESS" means the business conducted by the Company and its Restricted Subsidiaries on the Issue Date and businesses reasonably related thereto.

    "PERMITTED INVESTMENTS" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) the conversion of preferred stock of Elcat, Inc. owned by the Company on the Issue Date into common stock of Elcat, Inc. in accordance with the terms of such preferred stock; and (g) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value),

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when taken together with all other Investments made pursuant to this clause (f)
that are at the time outstanding, not to exceed $12.5 million.

    "PERMITTED JUNIOR SECURITIES" means Equity Interests in the Company or debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Indebtedness pursuant to the Indenture.

    "PERMITTED LIENS" means (i) Liens on assets of the Company or any of the Guarantors securing Senior Indebtedness under the Senior Credit Facility that were permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company;PROVIDEDthat such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (ix) Liens on any insurance policies arising out of borrowings against the cash surrender value of such insurance policies held by the Company, PROVIDED that such Liens do not exceed the amount of Indebtedness and are secured only by the cash surrender value of such insurance policies; (x) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (xi) Liens on assets of the Company securing Senior Indebtedness of the Company that was permitted to be incurred by the terms of the Indenture and Liens on assets of a Guarantor securing Senior Indebtedness of such Guarantor that was permitted to be incurred by the terms of the Indenture; and (xii) other than a deferred payment obligation of a purchase price for the purchase of assets or a business or by means of a royalty or otherwise based on sales of an acquired asset or business.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of premium and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PUBLIC OFFERING" means an underwritten public offering of common stock (other than Disqualified Stock) of the Company, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act.

    "QUALIFIED PROCEEDS" means any of the following or any combination of the following: (i) long-term assets that are used or useful in a Permitted Business,
(ii) the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Capital Stock, (a) such Person becomes a Wholly-Owned Subsidiary and a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Wholly-Owned Subsidiary of the Company that is a Guarantor.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "SENIOR CREDIT FACILITY" means those certain Credit Agreements, dated as of June 26, 1997, as amended, by and among the Company, NationsBank of Tennessee, N.A., as agent and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

    "SENIOR INDEBTEDNESS" means (i) all Obligations of the Company or any of its Subsidiaries outstanding under the Senior Credit Facility and all Hedging Obligations with respect thereto, (ii) any other Indebtedness permitted to be incurred by the Company or any of its Subsidiaries under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Guarantor's Subsidiary Guarantee of the Notes and
(iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company or any of its Subsidiaries, (x) any Indebtedness of the Company or any of its Subsidiaries to any Subsidiary or other Affiliate, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture. Senior Indebtedness will not include the Existing Notes.

    "SIGNIFICANT RESTRICTED SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (ii) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                       DESCRIPTION OF OTHER INDEBTEDNESS

SECURED CREDIT FACILITY

    GENERAL. Concurrently with the consummation of the Transaction, the Company entered into the Secured Credit Facility Amendment consisting of (i) an amended and restated credit agreement (the "New Credit Agreement") with NationsBank of Tennessee, N.A. (the "Agent"), as agent and a syndicate of lenders, providing for borrowings in an aggregate principal amount of up to $30.0 million (the "Secured Revolving Credit Facility") and (ii) an amended and restated credit agreement (the "Supplemental Credit Agreement") with the Agent and a syndicate of lenders providing for a Tranche A term loan (the "Amended Term Loan A") in the principal amount of $27.5 million and a Tranche B term loan (the "Amended Term Loan B") in the principal amount of $34.8 million (the "Secured Term Loan Facility") (the New Credit Agreement and Supplemental Credit Agreement may be referred to collectively herein as the "Credit Agreements"). The Secured Credit Facility Amendment is guaranteed by each of the Company's existing and hereafter acquired domestic subsidiaries. This information relating to the Secured Credit Facility Amendment is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith. The following is a description of the general terms of the Secured Credit Facility Amendment.

    SECURITY. Indebtedness under the Secured Credit Facility Amendment is secured by (i) substantially all of the assets of the Company and its domestic subsidiaries, (ii) 100% of the outstanding capital stock of the Company's domestic subsidiaries and (iii) 65% of the outstanding capital stock of any foreign subsidiary of the Company other than HBA Insurance Ltd.

    INTEREST. The Company may elect either the greater of the prime rate or federal funds plus 1/2%, or a Eurodollar interest rate option applicable to the term and revolving credit loans under the Secured Credit Facility Amendment. The greater of the prime rate or federal funds plus 1/2%, and Eurodollar interest rate options are based on a base rate plus a rate margin that fluctuates on the basis of the Company's leverage ratio. The maximum rate margin for the Amended Term Loan A and the Secured Revolving Credit Facility is 2.0% for the prime rate option and 3.0% for the Eurodollar rate option. The maximum rate margin for the Amended Term Loan B is 2.5% for the prime rate option and 3.5% for the Eurodollar rate option.

    BORROWING BASE. Pursuant to the terms of the Secured Revolving Credit Facility, advances under the Secured Revolving Credit Facility are limited to a borrowing base comprised of specified percentages of eligible accounts receivable and eligible inventory.

    MATURITY. Loans made pursuant to the Secured Revolving Credit Facility may be borrowed, repaid and reborrowed from time to time until June 26, 2002, subject to the satisfaction of certain conditions on the date of any such borrowing. Loans under Amended Term Loan A are due June 26, 2002, and loans under Amended Term Loan B are due June 14, 2004.

    COVENANTS. The Secured Credit Facility Amendment contains a number of financial, affirmative and negative covenants that regulate the operation of the Company and its subsidiaries. Financial covenants require the Company to maintain: (i) a minimum consolidated net worth, (ii) a minimum fixed charge coverage ratio (iii) a minimum interest coverage ratio, (iv) a maximum leverage ratio and (v) a maximum senior leverage ratio of senior debt to EBITDA. Negative covenants will restrict, among other things, the incurrence of debt, the existence of liens, transactions with affiliates, loans, advances and investments, payment of dividends and other distributions to shareholders, dispositions of assets, mergers, consolidations and dissolutions, contingent liabilities and changes in business.

    EVENTS OF DEFAULT; REMEDIES. The Credit Agreements contain customary events of default, including (i) the non-payment of principal, interest or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties, (iv) cross-defaults to certain other indebtedness in material agreements (including the Notes), (iv) certain events of bankruptcy and insolvency, (v) ERISA, (vi) actual or asserted invalidity of any loan documents or security interests, (vii) changes in control in ownership of the Company, and (viii) bankruptcy. If any such event of default occurs, the Agent will be entitled, on behalf of the lenders, to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code, enforce all rights created under the Credit Agreements and to accelerate the amounts due under the Secured Credit Facility Amendment and may require all such amounts outstanding thereunder to be immediately paid in full.

EXISTING NOTES

    In 1994, the Company issued 75,000 units consisting of (i) $75.0 million in aggregate principal amount of Existing Notes and (ii) five year warrants to purchase 417,182 shares of common stock (the "Warrants").

    The Existing Notes mature on June 15, 2004, and interest is payable semi-annually on June 15 and December 15. The Existing Notes may be redeemed at the option of the Company, in whole or in part, at 101.594% of the principal amount thereof (plus accrued interest thereon) from June 15, 2001 through June 14, 2002 and at par (plus accrued interest thereon) thereafter. Upon the occurrence of certain events constituting a change of control triggering event, the holders of the Existing Notes may require the Company to repurchase the Existing Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. The Existing Notes are guaranteed by Signal, a wholly-owned subsidiary of the Company.

    The Existing Notes are issued under an indenture with an indenture trustee, which restricts, among other things, the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends, (iii) sell or issue capital stock of a subsidiary, (iv) create encumbrances on the ability of any subsidiary to pay dividends or make other restricted payments,
(v) engage in certain transactions with affiliates, (vi) dispose of certain assets, (vii) merge or consolidate with or into, or sell or otherwise transfer all or substantially all their properties and assets as an entirety to another person, or (viii) create additional liens.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion describes the material federal income tax consequences expected to result to holders whose Series A Notes are exchanged for Exchange Notes in the Exchange Offer. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF SERIES A NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SERIES A NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

    The exchange of Exchange Notes for Series A Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Series A Notes. Rather, the Exchange Notes received by a Holder should be treated as a continuation of the Series A Notes in the hands of such Holder. As a result, there should be no federal income tax consequences to Holders exchanging Series A Notes for Exchange Notes pursuant to the Exchange Offer. If, however, the exchange of Series A Notes for

Exchange Notes were treated as an "exchange" for federal income tax purposes, such exchange should constitute a recapitalization for federal income tax purposes. Holders exchanging Series A Notes for Exchange Notes pursuant to such recapitalization should not recognize any gain or loss upon the exchange.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Series A Notes where such Series A Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of up to one year after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Series A Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act. The Company has agreed to reimburse the Initial Purchaser and holders of Transfer Restricted Securities being tendered in the Exchange Offer and or resold pursuant to this Plan of Distribution or registered pursuant to a Shelf Registration Statement, as applicable, for reasonable attorneys' fees.

    Each holder of the Series A Notes who wishes to exchange its Series A Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer Terms of the Exchange Offer."

    The Initial Purchaser and certain of its affiliates have engaged in and may in the future engage in investment banking and commercial banking transactions with the Company in the ordinary course of business. The Initial Purchaser also was the arranger and syndication agent under the Secured Credit Facility. NationsBank of Tennessee, N.A., an affiliate of the Initial Purchaser, was a lender and administrative agent under the Secured Credit Facility, in respect of which it receives customary fees.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Series A Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Series A Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Exchange Offer will be passed upon for the Company by Miller & Martin LLP, Chattanooga, Tennessee.

                                    EXPERTS

    The Consolidated Financial Statements of the Company included in this registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The financial statements of BAN as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as expert in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
As of November 30, 1996 and 1997, and February 28, 1998 (unaudited), and for the years ended November 30,
  1995, 1996, and 1997, and for the three months ended February 28, 1997 and 1998 (unaudited):

Chattem, Inc. and Subsidiaries

  Report of Independent Public Accountants.................................................................     F-2

  Consolidated Balance Sheets..............................................................................     F-3

  Consolidated Statements of Income........................................................................     F-4

  Consolidated Statements of Shareholders' Equity (Deficit)................................................     F-5

  Consolidated Statements of Cash Flows....................................................................     F-6

  Notes to Consolidated Financial Statements...............................................................     F-7

Signal Investment & Management Co.

  Report of Independent Public Accountants.................................................................    F-23

  Balance Sheets...........................................................................................    F-24

  Statements of Income.....................................................................................    F-25

  Statements of Shareholders' Equity.......................................................................    F-26

  Statements of Cash Flows.................................................................................    F-27

  Notes to Financial Statements............................................................................    F-28

As of December 31, 1996 and 1997, and for the years ended December 31, 1995, 1996, and 1997:

U.S. Ban

  Report of Independent Public Accountants.................................................................    F-31

  Statement of U.S. Assets and Liabilities.................................................................    F-32

  Statement of U.S. Net Sales and Product Contribution.....................................................    F-33

  Notes to the Statement of U.S. Assets and Liabilities and the Statement of U.S. Net Sales and Product
    Contribution...........................................................................................    F-34

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of

Chattem, Inc.:

    We have audited the accompanying consolidated balance sheets of Chattem, Inc. (a Tennessee corporation) and subsidiaries as of November 30, 1996 and 1997 and the related consolidated statements of income, shareholders' equity (deficit) and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chattem, Inc. and subsidiaries as of November 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chattanooga, Tennessee
January 19, 1998 (EXCEPT WITH
RESPECT TO THE RESTATEMENT OF NET INCOME PER COMMON SHARE AS DISCUSSED IN NOTE 2 AND THE MATTER DISCUSSED IN NOTE 15 AS TO WHICH THE DATE IS MARCH 24, 1998)

                         CHATTEM, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                     ASSETS

                                             NOVEMBER 30,     FEBRUARY
                                          ------------------    28,
                                            1996      1997      1998
                                          --------  --------  --------
                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.............  $  9,254  $  4,858  $ 1,398
  Accounts receivable, less allowance
    for doubtful accounts of $450 in
    1996, $500 in 1997 and $500 in
    1998................................    20,276    28,078   30,596
  Refundable and deferred income
    taxes...............................     5,405     1,876    1,876
  Inventories...........................    10,295    14,493   16,737
  Prepaid expenses and other current
    assets..............................       912       667      748
                                          --------  --------  --------
      Total current assets..............    46,142    49,972   51,355
                                          --------  --------  --------
PROPERTY, PLANT AND EQUIPMENT, NET......     9,774    10,988   11,045
                                          --------  --------  --------
OTHER NONCURRENT ASSETS:
  Investment in Elcat, Inc..............     5,984     6,640    6,804
  Patents, trademarks and other
    purchased product rights, net.......    76,024   104,972  104,223
  Debt issuance costs, net..............     3,819     3,118    3,166
  Other.................................    10,440     3,054    2,158
                                          --------  --------  --------
      Total other noncurrent assets.....    96,267   117,784  116,351
                                          --------  --------  --------
        TOTAL ASSETS....................  $152,183  $178,744  $178,751
                                          --------  --------  --------
                                          --------  --------  --------

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of long-term
    debt................................  $  3,906  $  8,919  $ 9,089
  Accounts payable......................     6,602     9,319    3,960
  Payable to bank.......................     1,710     2,618    5,368
  Accrued liabilities...................    14,131    13,596   13,067
                                          --------  --------  --------
      Total current liabilities.........    26,349    34,452   31,484
                                          --------  --------  --------
LONG-TERM DEBT, less current
  maturities............................   127,438   133,475  136,034
                                          --------  --------  --------
DEFERRED INCOME TAXES...................     2,917     3,290    3,290
                                          --------  --------  --------
OTHER NONCURRENT LIABILITIES............     2,659     3,157    2,976
                                          --------  --------  --------
COMMITMENTS AND CONTINGENCIES (Notes 5,
  10 and 12)
SHAREHOLDERS' EQUITY (DEFICIT):
  Preferred shares, without par value,
    authorized 1,000, none issued.......     --        --       --
  Common shares, without par value,
    authorized 20,000, issued 8,592 in
    1996, 9,082 in 1997 and 9,128 in
    1998................................     1,843     1,945    1,955
  Paid-in surplus.......................    58,561    63,975   64,046
  Accumulated deficit...................   (66,114)  (60,229) (59,620 )
                                          --------  --------  --------
                                            (5,710)    5,691    6,381
  Minimum pension liability
    adjustment..........................      (112)    --       --
  Foreign currency translation
    adjustment..........................    (1,358)   (1,321)  (1,414 )
                                          --------  --------  --------
      Total shareholders' equity
        (deficit).......................    (7,180)    4,370    4,967
                                          --------  --------  --------
        TOTAL LIABILITIES AND
          SHAREHOLDERS' EQUITY
          (DEFICIT).....................  $152,183  $178,744  $178,751
                                          --------  --------  --------
                                          --------  --------  --------

  The accompanying notes are an integral part of these consolidated financial statements.

                         CHATTEM, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     FOR THE THREE
                                                                      MONTHS ENDED
                                       YEAR ENDED NOVEMBER 30,        FEBRUARY 28,
                                     ----------------------------  ------------------
                                       1995      1996      1997      1997      1998
                                     --------  --------  --------  --------  --------
                                                                      (UNAUDITED)
NET SALES..........................  $100,598  $118,903  $143,235  $ 27,946  $ 34,921
                                     --------  --------  --------  --------  --------
COSTS AND EXPENSES:
  Cost of sales....................    29,755    35,120    39,253     8,394     9,682
  Advertising and promotion........    37,242    45,512    56,176    11,267    15,180
  Selling, general and
    administrative.................    19,133    21,582    22,303     4,657     5,159
                                     --------  --------  --------  --------  --------
      Total costs and expenses.....    86,130   102,214   117,732    24,318    30,021
                                     --------  --------  --------  --------  --------
INCOME FROM OPERATIONS.............    14,468    16,689    25,503     3,628     4,900
                                     --------  --------  --------  --------  --------
OTHER INCOME (EXPENSE):
  Interest expense.................   (11,076)  (13,394)  (15,934)   (3,798)   (4,180)
  Investment and other income,
    net............................       218     1,450     1,679       319       192
  Gain on product divestitures.....     --          875     --        --        --
                                     --------  --------  --------  --------  --------
      Total other income
        (expense)..................   (10,858)  (11,069)  (14,255)   (3,479)   (3,988)
                                     --------  --------  --------  --------  --------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES..............     3,610     5,620    11,248       149       912
PROVISION FOR INCOME TAXES.........     1,285     1,816     3,993        13       303
                                     --------  --------  --------  --------  --------
INCOME FROM CONTINUING
  OPERATIONS.......................     2,325     3,804     7,255       136       609
                                     --------  --------  --------  --------  --------
DISCONTINUED OPERATIONS:
  Income from operations, less
    provision for income taxes of
    $417...........................       674     --        --        --        --
  Gain on disposal, less provision
    for income taxes of $5,696.....     9,334     --        --        --        --
                                     --------  --------  --------  --------  --------
  Income from discontinued
    operations.....................    10,008     --        --        --        --
                                     --------  --------  --------  --------  --------
INCOME BEFORE EXTRAORDINARY LOSS...    12,333     3,804     7,255       136       609
EXTRAORDINARY LOSS ON EARLY
  EXTINGUISHMENT OF DEBT, NET OF
  INCOME TAXES (Note 5)............      (367)     (532)   (1,370)    --        --
                                     --------  --------  --------  --------  --------
NET INCOME.........................  $ 11,966  $  3,272  $  5,885  $    136  $    609
                                     --------  --------  --------  --------  --------
                                     --------  --------  --------  --------  --------
COMMON SHARES:
  Weighted average shares
    outstanding....................     7,292     8,052     8,793     8,603     9,087
                                     --------  --------  --------  --------  --------
                                     --------  --------  --------  --------  --------
  Weighted average and dilutive
    potential shares outstanding...     7,292     8,143     9,123     8,807     9,491
                                     --------  --------  --------  --------  --------
                                     --------  --------  --------  --------  --------
NET INCOME PER COMMON SHARE:
  BASIC:
    Continuing operations..........  $    .32  $    .47  $    .83  $    .02  $    .07
    Discontinued operations........      1.37     --        --        --        --
    Extraordinary loss.............      (.05)     (.06)     (.16)    --        --
                                     --------  --------  --------  --------  --------
      Total........................  $   1.64  $    .41  $    .67  $    .02  $    .07
                                     --------  --------  --------  --------  --------
                                     --------  --------  --------  --------  --------
  DILUTED:
    Continuing operations..........  $    .32  $    .47  $    .80  $    .02  $    .06
    Discontinued operations........      1.37     --        --        --        --
    Extraordinary loss.............      (.05)     (.07)     (.15)    --        --
                                     --------  --------  --------  --------  --------
      Total........................  $   1.64  $    .40  $    .65  $    .02  $    .06
                                     --------  --------  --------  --------  --------
                                     --------  --------  --------  --------  --------

  The accompanying notes are an integral part of these consolidated financial statements.

                         CHATTEM, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                                        MINIMUM       FOREIGN
                                                                                        PENSION      CURRENCY
                                                 COMMON      PAID-IN   ACCUMULATED     LIABILITY    TRANSLATION
                                                 SHARES      SURPLUS     DEFICIT      ADJUSTMENT    ADJUSTMENT     TOTAL
                                               -----------  ---------  ------------  -------------  -----------  ----------
Balance, November 30, 1994...................   $   1,519   $  51,797   $  (81,352)       --         $  (1,515)  $  (29,551)
  Net income.................................      --          --           11,966        --            --           11,966
  Stock options granted......................      --             302       --            --            --              302
  Foreign currency translation adjustment....      --          --           --            --              (138)        (138)
                                               -----------  ---------  ------------        -----    -----------  ----------
Balance, November 30, 1995...................       1,519      52,099      (69,386)       --            (1,653)     (17,421)
  Net income.................................      --          --            3,272        --            --            3,272
  Stock options exercised....................          63         223       --            --            --              286
  Issuance of common shares..................         261       6,239       --            --            --            6,500
  Foreign currency translation adjustment....      --          --           --            --               295          295
  Minimum pension liability adjustment.......      --          --           --              (112)       --             (112)
                                               -----------  ---------  ------------        -----    -----------  ----------
Balance, November 30, 1996...................       1,843      58,561      (66,114)         (112)       (1,358)      (7,180)
  Net income.................................      --          --            5,885        --            --            5,885
  Stock options exercised....................          25         962       --            --            --              987
  Stock warrants exercised...................          15         464       --            --            --              479
  Issuance of common shares..................          62       3,988       --            --            --            4,050
  Foreign currency translation adjustment....      --          --           --            --                37           37
  Minimum pension liability adjustment.......      --          --           --               112        --              112
                                               -----------  ---------  ------------        -----    -----------  ----------
Balance, November 30, 1997...................       1,945      63,975      (60,229)       --            (1,321)       4,370
  Net income.................................      --          --              609        --            --              609
  Stock options exercised....................           8          48       --            --            --               56
  Stock warrants exercised...................           2          23       --            --            --               25
  Foreign currency translation adjustment....      --          --           --            --               (93)         (93)
                                               -----------  ---------  ------------        -----    -----------  ----------
Balance, February 28, 1998 (Unaudited).......   $   1,955   $  64,046   $  (59,620)    $  --         $  (1,414)  $    4,967
                                               -----------  ---------  ------------        -----    -----------  ----------
                                               -----------  ---------  ------------        -----    -----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                         CHATTEM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                           FOR THE THREE MONTHS
                                                                            YEAR ENDED NOVEMBER 30,         ENDED FEBRUARY 28,
                                                                       ----------------------------------  --------------------
                                                                          1995        1996        1997       1997       1998
                                                                       ----------  ----------  ----------  ---------  ---------

                                                                                                               (UNAUDITED)
OPERATING ACTIVITIES:
  Net income.........................................................  $   11,966  $    3,272  $    5,885  $     136  $     609
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization....................................       4,072       4,829       6,381      1,467      1,691
    Deferred income tax provision....................................         645       1,797       1,120     --         --
    Gain on sale of specialty chemicals division.....................      (9,334)     --          --         --         --
    Gain on product divestitures.....................................      --            (875)     --         --         --
    Gain on sale of investment.......................................      --            (452)     --         --         --
    Proceeds from sale of investment.................................      --             452      --         --         --
    Gain on termination of interest rate cap.........................        (454)       (281)     --         --         --
    Extraordinary loss on early extinguishment of debt, net..........         367         532       1,370     --         --
    Dividend receivable from Elcat, Inc..............................        (328)       (656)       (656)      (164)      (164)
    Other, net.......................................................       2,251        (379)       (106)       282       (285)
    Changes in operating assets and liabilities:
      Accounts receivable............................................       1,973      (3,063)     (5,140)    (2,603)    (2,518)
      Refundable income taxes........................................         106      (2,519)      3,425      2,386     --
      Inventories....................................................      (2,488)        745      (2,401)    (1,429)    (2,244)
      Prepaid expenses and other current assets......................        (166)       (359)        252      1,285        659
      Accounts payable and accrued liabilities.......................      (7,780)       (185)        (14)    (4,177)    (5,877)
                                                                       ----------  ----------  ----------  ---------  ---------
    Net cash provided by operating activities........................         830       2,858      10,116     (2,817)    (8,129)
                                                                       ----------  ----------  ----------  ---------  ---------
INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.........................      (2,836)     (1,785)     (2,758)      (203)      (566)
  Proceeds from sale of specialty chemicals division, net............      19,397      --          --         --         --
  Proceeds from product divestitures.................................      --           1,000      --         --         --
  Proceeds from notes and sales of assets............................         227         253          75     --         --
  Purchases of patents, trademarks and other product rights..........      --         (43,048)    (29,293)    --            (96)
  Increase in other assets...........................................         (26)     (4,128)       (746)      (147)    --
                                                                       ----------  ----------  ----------  ---------  ---------
    Net cash provided by (used in) investing activities..............      16,762     (47,708)    (32,722)      (350)      (662)
                                                                       ----------  ----------  ----------  ---------  ---------
FINANCING ACTIVITIES:
  Repayment of long-term debt........................................     (48,704)    (15,032)    (76,636)    (1,363)    (3,318)
  Proceeds from long-term debt.......................................      31,100      67,944      87,500     --          6,000
  Change in payable to bank..........................................        (117)        526         908      2,125      2,750
  Proceeds from sale of interest rate cap............................         984      --          --         --         --
  Proceeds from issuance of common stock, net........................      --           5,500      --         --         --
  Exercise of stock options and warrants.............................      --             286       1,274     --             88
  Debt issuance costs................................................        (253)     (2,099)     (1,612)    --         --
  Other, net.........................................................      --          --          --            (27)      (169)
                                                                       ----------  ----------  ----------  ---------  ---------
    Net cash provided by (used in) financing activities..............     (16,990)     57,125      11,434        735      5,351
                                                                       ----------  ----------  ----------  ---------  ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS.........      --             129         (10)      (115)       (20)
                                                                       ----------  ----------  ----------  ---------  ---------
CASH AND CASH EQUIVALENTS:
  Increase (decrease) for the year...................................         602      12,404     (11,182)    (2,547)    (3,460)
  At beginning of year...............................................       3,034       3,636      16,040     16,040      4,858
                                                                       ----------  ----------  ----------  ---------  ---------
  At end of year.....................................................  $    3,636  $   16,040  $    4,858  $  13,493  $   1,398
                                                                       ----------  ----------  ----------  ---------  ---------
                                                                       ----------  ----------  ----------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                         CHATTEM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE: ALL MONETARY AMOUNTS ARE EXPRESSED IN THOUSANDS OF DOLLARS UNLESS CONTRARILY EVIDENT.

(1) NATURE OF OPERATIONS

    Chattem, Inc. and its wholly-owned subsidiaries (the Company) manufacture and market branded consumer products consisting primarily of over-the-counter pharmaceuticals, cosmetics, toiletries, dietary supplements and homeopathics. The consumer products are sold primarily through independent and chain drug stores, drug wholesalers, mass merchandisers and food stores in the United States and in various markets in approximately 50 countries throughout the world.

    Geographic data for 1995, 1996 and 1997 is included in the schedule of geographical information on page 37, which is an integral part of these financial statements.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Chattem, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

    CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, the Company considers all short-term deposits and investments with original maturities of three months or less to be cash equivalents, including cash and cash equivalents available exclusively for the repayment of long-term debt (Note 5).

    INVENTORIES

    Inventory costs include materials, labor and factory overhead. Inventories in the United States are valued at the lower of last-in, first-out (LIFO) cost or market, while international inventories are valued at the lower of first-in, first-out (FIFO) cost or market.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Depreciation is provided using both straight-line and accelerated methods over the estimated useful lives of 10 to 40 years for buildings and improvements and 3 to 12 years for machinery and equipment. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation expense for 1995, 1996 and 1997 was $1,319, $1,352 and $1,502, respectively.

    PATENTS, TRADEMARKS AND OTHER PURCHASED PRODUCT RIGHTS

    The costs of acquired patents, trademarks and other purchased product rights are capitalized and amortized over periods ranging from 5 to 40 years. Total accumulated amortization of these assets at November 30, 1996 and 1997 was $8,369 and $11,246, respectively. Amortization expense for 1995, 1996 and 1997 was $1,467, $2,086 and $2,877, respectively. Royalty expense related to other purchased product rights for 1995, 1996 and 1997 was $1,030, $1,140 and $522, respectively. Amortization and royalty expense are included in advertising and promotion expense in the accompanying consolidated statements of income.

                         CHATTEM, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DEBT ISSUANCE COSTS

    The Company has incurred debt issuance costs in connection with its long-term debt. These costs are capitalized and amortized over the term of the debt. Amortization expense related to debt issuance costs was $471, $498 and $490 in 1995, 1996 and 1997, respectively. Accumulated amortization of these costs was $817 and $1,004 at November 30, 1996 and 1997, respectively.

    PAYABLE TO BANK

    Payable to bank includes checks outstanding in excess of certain cash balances.

    REVENUE RECOGNITION

    Revenue is recognized when the Company's products are shipped to its customers.

    RESEARCH AND DEVELOPMENT

    Research and development costs relate primarily to the development of new products and are expensed as incurred. Such expenses were $1,140, $1,117 and $1,207 in 1995, 1996 and 1997, respectively.

    ADVERTISING EXPENSES

    The cost of advertising is expensed when the related advertising first takes place. Advertising expense for 1995, 1996 and 1997 was $18,015, $22,789 and $29,923, respectively. At November 30, 1996 and 1997, the Company reported $1,293 and $1,066, respectively, of advertising paid for in 1996 and 1997 which will run or did in 1997 and 1998 as other noncurrent assets in the accompanying consolidated balance sheets.

    NET INCOME PER COMMON SHARE

    In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 changes the criteria for reporting earnings per share (EPS) by replacing primary EPS with basic EPS and fully diluted EPS with diluted EPS. The Company adopted SFAS No. 128 on December 1, 1997 for the three months ended February 28, 1998. All prior periods' EPS data have been restated. The impact of adopting SFAS No. 128 did not have a material impact on EPS for any period presented.

    For the years ended November 30, 1995, 1996, and 1997, the weighted average and dilutive potential common shares outstanding consisted of the following:

                                                                                             1995       1996       1997
                                                                                           ---------  ---------  ---------
Weighted average common shares outstanding...............................................      7,292      8,052      8,793
Dilutive potential shares
  Stock options..........................................................................         --         55        207
  Warrants...............................................................................         --         37        123
                                                                                           ---------  ---------  ---------
Weighted average and dilutive potential common shares outstanding........................      7,292      8,143      9,123
                                                                                           ---------  ---------  ---------

    Options and warrants to purchase common shares were outstanding at November 30, 1995 but were not included as dilutive potential common shares because the options' and warrants' exercise prices were greater than the average market price of the common shares.

                         CHATTEM, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of the Company's Canadian and U.K. subsidiaries are translated to United States dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Translation adjustments are accumulated as a separate component of shareholders' equity (deficit). Gains and losses which result from foreign currency transactions are included in the accompanying consolidated statements of income.

    INCOME TAXES

    The Company uses the asset and liability approach to accounting for deferred income taxes based on currently enacted tax rates and estimated differences in financial reporting and income tax bases of assets and liabilities.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    DERIVATIVE FINANCIAL INSTRUMENTS

    The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure and not for trading purposes. These agreements have the effect of converting a portion of the Company's variable rate obligations to fixed rate obligations. Net amounts paid or received are reflected as adjustments to interest expense.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which subject the Company to concentrations of credit risk consist primarily of accounts receivable, short-term cash investments and the investment in Elcat, Inc. (Note 3). The Company's exposure to credit risk associated with nonpayment of accounts receivable is affected by conditions or occurrences within the retail industry. As a result, the Company performs ongoing credit evaluations of its customers' financial position but generally requires no collateral from its customers. The Company's largest customer accounted for 16% of sales in 1996 and 1997. No other customer exceeded 10% of the Company's sales in 1995, 1996 or 1997. Short-term cash investments are placed with high credit-quality financial institutions or in low risk, liquid instruments. No losses have been experienced on such investments.

    RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the 1997 presentation.

                         CHATTEM, INC. AND SUBSIDIARIES

(3) INVESTMENT IN ELCAT, INC.

    Investment in Elcat, Inc. (Elcat) consists of 40,000 shares of 13.125% cumulative, convertible preferred stock of Elcat (the Elcat Preferred Shares) which was received as part of the consideration from the sale of the Company's specialty chemicals division in 1995 (Note 14). The Elcat Preferred Shares are nonvoting and are convertible, in whole or in part, at any time on or after April 1, 1998, into a 21% common stock ownership of Elcat. At the option of Elcat, the Elcat Preferred Shares may be redeemed, in whole or in part, on or after April 1, 1998, at par value ($125 per share) plus any accrued and unpaid dividends. If all of the then outstanding Elcat Preferred Shares are not converted or redeemed on or before April 1, 2005, Elcat is obligated to redeem all of the then outstanding Elcat Preferred Shares at par value plus any accrued and unpaid dividends.

    The dividends, which amount to $656 annually, on the Elcat Preferred Shares accumulate quarterly but are non-payable until the shares are called or redeemed. After three years, however, if the shares are still outstanding, a cash dividend of $200 will be received by the Company in fiscal year 1999, increasing ratably to the full $656 in fiscal year 2002.

    This investment is classified as held-to-maturity and is accounted for using the cost method of accounting. As Elcat stock is not publicly traded in the open market and a market price is not readily available, it is not practicable to estimate the fair value of the investment in Elcat at November 30, 1997. In the opinion of management, however, the fair value of this investment is in excess of its carrying value as of November 30, 1997.

(4) PENSION PLANS

    The Company has a noncontributory defined benefit pension plan (the Plan) which covers substantially all employees. The Plan provides benefits based upon years of service and the employee's compensation. The Company's contributions are based on computations by independent actuaries. Plan assets at November 30, 1996 and 1997 were invested primarily in United States government and agency securities, corporate debt securities and equity securities.

    Pension cost for the years ended November 30, 1995, 1996 and 1997 included the following components:

                                                         1995            1996            1997
                                                        ------          ------          ------
Service cost (benefits earned during the
  period).........................................  $          544  $          610  $          545
Interest cost on projected benefit obligation.....             745             775             741
Actual return on plan assets......................            (828)           (637)           (845)
Net amortization and deferral.....................              98             107             365
                                                             -----           -----           -----
Net pension cost..................................  $          559  $          855  $          806
                                                             -----           -----           -----
                                                             -----           -----           -----

    In addition to net pension cost, a net lump-sum settlement loss of $598 was recorded in 1996 related to lump-sum distributions to certain employees. This expense is included in selling, general and administrative expenses in the accompanying consolidated statements of income. In 1995, as a result of the sale of the Company's specialty chemicals division, a charge of $662 was recognized for pension curtailment and settlement expense and is included in the gain on the sale of discontinued operations for 1995 (Note 14).

                         CHATTEM, INC. AND SUBSIDIARIES

(4) PENSION PLANS (CONTINUED)
    The following table sets forth the funded status of the Plan as of November 30, 1996 and 1997:

                                                         1996            1997
                                                    --------------  --------------
Actuarial present value of benefit obligations:
  Vested benefit obligation.......................  $        7,152  $        7,108
  Nonvested benefit obligation....................             129              57
                                                    --------------         -------
    Accumulated benefit obligation................  $        7,281  $        7,165
                                                    --------------         -------
                                                    --------------         -------
Plan assets at fair market value..................  $        5,069  $        6,471
Projected benefit obligation......................          (9,340)        (11,072)
                                                    --------------         -------
Plan assets less than projected benefit
  obligation......................................          (4,271)         (4,601)
Unrecognized net loss.............................           2,898           4,186
Unrecognized prior service cost...................            (147)           (131)
Unrecognized initial asset........................            (511)           (369)
Minimum pension liability adjustment..............            (181)       --
                                                    --------------         -------
Pension liability recognized in balance sheets at
  end of year.....................................  $       (2,212) $         (915)
                                                    --------------         -------
                                                    --------------         -------

    The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 5.0%, respectively, in both 1996 and 1997. The expected long-term rate of return on plan assets was 9.0%.

    In accordance with the provisions of SFAS No. 87, "Employers' Accounting for Pensions," the Company recorded an additional liability at November 30, 1996 representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension liability for its pension plan. At November 30, 1997, the unrecognized prior service cost exceeded the minimum liability, and the minimum pension liability was eliminated.

    The Company has a defined contribution plan covering substantially all employees. Eligible participants can contribute up to 10% of their annual compensation and receive a 25% matching employer contribution up to 6% of their annual compensation. The defined contribution plan expense was $141 for 1995, $120 for 1996 and $155 for 1997.

                         CHATTEM, INC. AND SUBSIDIARIES

(5) LONG-TERM DEBT

    Long-term debt consisted of the following at November 30, 1996 and 1997:

                                                         1996            1997
                                                    --------------  --------------
Revolving line of credit payable to banks at
  variable rates (8.44% at November 30, 1997).....  $     --        $       13,000
Term loans payable to banks at variable rates
  (8.71% weighted average at November 30, 1997)...        --                63,683
Revolving line of credit payable to banks at
  variable rates, repaid in 1997..................          24,000        --
Term loans payable to banks at variable rates,
  repaid in 1997..................................          41,819        --
12.75% Senior Subordinated Notes, due 2004, net of
  unamortized discount of $1,475 for 1996 and
  $1,289 for 1997.................................          65,525          65,711
                                                    --------------  --------------
Total long-term debt..............................         131,344         142,394
Less: current maturities..........................           3,906           8,919
                                                    --------------  --------------
Total long-term debt, net of current maturities...  $      127,438  $      133,475
                                                    --------------  --------------
                                                    --------------  --------------

    The Company entered into a new credit agreement with a syndicate of banks (the New Credit Agreement) on June 26, 1997. The purpose of the New Credit Agreement was to finance the acquisition of SUNSOURCE (Note 12), and to repay all existing bank debt. The New Credit Agreement is divided into a $30,000 revolving line of credit for working capital purposes, a five year $30,000 Term A loan and a six and three-quarter year $35,000 Term B loan facility.

    The combined Term A and B loans are payable in remaining quarterly installments as follows:

December 31, 1997 to September 30, 1998...........  $        1,318
December 31, 1998 to September 30, 1999...........  $        1,488
December 31, 1999 to June 30, 2001................  $        1,738
September 30, 2001................................  $        2,650
December 31, 2001 to March 31, 2002...............  $        4,900
June 30, 2002.....................................  $        5,000
September 30, 2002 to December 31, 2003...........  $        3,250
February 14, 2004.................................  $        3,350

    The Company may elect either a prime rate or Eurodollar interest rate option applicable to the term and revolving line loans under the New Credit Agreement. The prime rate and Eurodollar interest rate options are based on a base rate plus a rate margin that fluctuates on the basis of the Company's leverage ratio. The maximum rate margin for the Term A and revolving line loans is 2.0% for the prime rate option and 3.0% for the Eurodollar rate option. The maximum rate margin for the Term B loan is 2.5% for the prime rate option and 3.5% for the Eurodollar rate option.

    The New Credit Agreement is secured by substantially all of the Company's assets. The more restrictive financial covenants require the maintenance of minimum amounts of consolidated tangible net worth, fixed charge coverage, interest coverage and leverage ratios. The provisions of the New Credit Agreement also include restrictions on capital expenditures and the payment of dividends. The New Credit Agreement is guaranteed by one of the Company's subsidiaries, Signal Investment & Management Co.

                         CHATTEM, INC. AND SUBSIDIARIES

(5) LONG-TERM DEBT (CONTINUED)
    The revolving line of credit is available to the Company up to $30,000 or such lesser amount as is determined to be available under the terms of the New Credit Agreement, and is due and payable on June 26, 2002. The availability of credit under the revolver is determined based on the Company's accounts receivable and inventories.

    The Company entered into a credit agreement with a syndicate of banks (the Credit Agreement) on April 29, 1996 and as amended on June 6, 1996. The purpose of the Credit Agreement was to finance the acquisitions of GOLD BOND and HERPECIN-L (Note 12), and to repay all existing bank debt. The Credit Agreement was divided into a $24,000 revolving line of credit for working capital purposes, a five year $20,000 Term A loan facility, and a seven and one-half year $22,500 Term B loan facility. These loans were repaid in 1997 with part of the proceeds from the New Credit Agreement.

    The amount of cash and cash equivalents on deposit up to the calculated availability was included in other noncurrent assets in the accompanying consolidated balance sheet at November 30, 1996 and was available exclusively for the repayment of long-term bank debt. The amount of cash and cash equivalents on deposit in excess of the calculated availability is included as a current asset in the accompanying consolidated balance sheet at November 30, 1996 and was available for general operating purposes. All of the above cash and cash equivalents were invested in highly liquid short-term investments.

    In 1994, the Company issued $75,000 of 12.75% Senior Subordinated Notes due 2004 (the Notes) with five year warrants to purchase 417,182 shares of common stock (the Warrants). The Notes consisted of 75,000 units, each consisting of $1,000 principal amount of the Notes and a warrant to purchase shares of the Company's common stock (Note 9). The price of the Notes was $73,967, or 98.6% of the original principal amount of the Notes, resulting in a discount of $1,033. The value assigned to the Warrants was $955 (Note 9), resulting in a total original issue discount of $1,988. The proceeds of the Notes were used to repay a prior credit agreement.

    The Notes mature on June 15, 2004, and interest is payable semi-annually on June 15 and December 15 of each year. The Notes are senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future senior debt of the Company. The Notes, which were registered under the Securities Act of 1933, may not be redeemed until June 15, 2001, after which they may be redeemed at the option of the Company. Upon the occurrence of certain events constituting a change of control, the holders of the Notes may require the Company to repurchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. The Notes are guaranteed by Signal Investment & Management Co., a wholly-owned subsidiary of the Company.

    The Notes are issued under an indenture with an indenture trustee, which restricts, among other things, the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends, (iii) sell or issue capital stock of a subsidiary, (iv) create encumbrances on the ability of any subsidiary to pay dividends or make other restricted payments, (v) engage in certain transactions with affiliates, (vi) dispose of certain assets, (vii) merge or consolidate with or into, or sell or otherwise transfer all or substantially all their properties and assets as an entirety to another person, or (viii) create additional liens.

    During 1995, 1996 and 1997 the Company prepaid previously outstanding long-term debt, with funds received from refinancing in 1996 and 1997 and the sale of the specialty chemicals division in 1995. In connection with the prepayment of those borrowings, the Company incurred extraordinary losses, net of income taxes, in 1995, 1996 and 1997 of $367, $532 and $1,370, respectively, or $.05, $.07 and $.15 per

                         CHATTEM, INC. AND SUBSIDIARIES

(5) LONG-TERM DEBT (CONTINUED)
share, respectively. The losses related to the write-off of debt issuance and other deferred costs. The 1997 amount includes costs associated with the termination of two interest rate swap agreements.

    Future maturities of long-term debt are as follows:

1998..............................................  $        8,919
1999..............................................           5,950
2000..............................................           6,950
2001..............................................           7,863
2002..............................................          31,050
Thereafter........................................          82,951
                                                    --------------
                                                           143,683
Less: unamortized discount........................          (1,289)
                                                    --------------
                                                    $      142,394
                                                    --------------
                                                    --------------

    The 2002 maturities include the amount outstanding under the revolving line of credit which was $13,000 as of November 30, 1997.

    The Company is also required to pay $3,649 during 1998. This amount was determined based upon the excess cash flow calculation, as defined in the New Credit Agreement, and is included in the 1998 maturities.

    Cash interest payments during 1995, 1996 and 1997 were $10,811, $12,710 and $15,259, respectively.

(6) DERIVATIVE FINANCIAL INSTRUMENTS

    On July 21, 1997, the Company entered into two interest rate swap agreements with NationsBank, N.A. in notional amounts of $40,000 and $5,000. The Company entered into these agreements as hedges on its variable rate debt and not for trading purposes. The term of the $40,000 swap is for a five year period ending July 22, 2002. The Company will receive interest payments on the notional amount at a rate equal to the one month London Interbank Offered Rate (LIBOR) (5.59% as of November 30, 1997) and will pay interest on the same notional amount at a fixed interest rate of 6.38%. The term of the $5,000 swap is for a five year period ending July 22, 2002. The agreement may be terminated by NationsBank, N.A. at each quarterly date. The Company will receive interest payments on the notional amount at a rate equal to the three month LIBOR (5.64% as of November 30, 1997) and will pay interest on the same notional amount at a fixed interest rate of 5.62%.

    The Company is exposed to credit losses in the event of nonperformance by the counterparty to its interest rate swap agreements but has no off-balance sheet credit risk of accounting loss. The Company anticipates, however, that the counterparty will be able to fully satisfy its obligations under the agreements.

    At November 30, 1996, the Company had two interest rate swap agreements outstanding with financial institutions, each in a notional amount of $15,000. Both of these interest rate swaps were terminated in 1997 in connection with the refinancing of long-term debt. (Note 5). The resulting extraordinary loss, net of tax, is included in the 1997 consolidated statement of income as part of the extraordinary loss on the early extinguishment of debt.

    During June 1993, the Company entered into an interest rate cap agreement in a notional principal amount of $30,000. On January 12, 1995, the interest rate cap was terminated resulting in a gain of approximately $729 to the Company. The gain was deferred and was amortized over the remaining life of the original cap agreement as a reduction of interest expense. In 1996, the remaining deferred gain of $281 was recognized.

                         CHATTEM, INC. AND SUBSIDIARIES

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" require the disclosure of the fair value of all financial instruments. Unless otherwise indicated elsewhere in the notes to the consolidated financial statements, the carrying value of the Company's financial instruments approximates fair value.

    At November 30, 1997, the estimated fair values of the revolving line of credit and the term loans payable to banks approximate the carrying amounts of such debt because the interest rates change with market interest rates.

    The estimated fair value of the Notes at November 30, 1997 exceeded their carrying value by approximately $9,600. The fair value was estimated based on quoted market prices for the same or similar issues.

    The fair values of the interest rate swap agreements are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and the current credit worthiness of the counterparties. At November 30, 1997, the Company estimates it would have paid $603 to terminate the agreements.

(8) INCOME TAXES

    The provision for income taxes from continuing operations includes the following components:

                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Current:
  Federal........................................................  $     470  $    (203) $   2,639
  State..........................................................        170        222        234
Deferred.........................................................        645      1,797      1,120
                                                                   ---------  ---------  ---------
                                                                   $   1,285  $   1,816  $   3,993
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    Deferred income tax assets and liabilities for 1996 and 1997 reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting

                         CHATTEM, INC. AND SUBSIDIARIES

(8) INCOME TAXES (CONTINUED)
purposes. Temporary differences and carryforwards which give rise to deferred tax assets and liabilities at November 30, 1996 and 1997 are as follows:

                                                                             1996       1997
                                                                           ---------  ---------
Deferred tax assets:
  Reserves and accruals..................................................  $   1,790  $   2,005
  Accrued promotional expenses...........................................        770        720
  Accrued postretirement health care benefits............................        535        559
  Repriced stock option expense..........................................        690        251
  Accruals for discontinued operations...................................        237     --
  Other..................................................................        260        310
                                                                           ---------  ---------
    Gross deferred tax assets............................................      4,282      3,845
                                                                           ---------  ---------

Deferred tax liabilities:
  Excess tax depreciation and amortization...............................      3,317      4,486
  Prepaid advertising....................................................        309        318
  Inventory..............................................................        190        190
  Other..................................................................        772        277
                                                                           ---------  ---------
    Gross deferred tax liabilities.......................................      4,588      5,271
                                                                           ---------  ---------
    Net deferred liability...............................................  $    (306) $  (1,426)
                                                                           ---------  ---------
                                                                           ---------  ---------

    The difference between the provision for income taxes and the amount computed by multiplying income from continuing operations before income taxes by the U.S. statutory rate is summarized as follows:

                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Expected tax provision...........................................  $   1,227  $   1,911  $   3,837
Dividend exclusion benefit.......................................        (78)      (140)      (178)
State income taxes, net of federal income tax benefit............        112        147        154
Other, net.......................................................         24       (102)       180
                                                                   ---------  ---------  ---------
                                                                   $   1,285  $   1,816  $   3,993
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    Included in "refundable and deferred income taxes" in current assets in the accompanying consolidated balance sheets are income tax refunds receivable of $2,794 and $12 at November 30, 1996 and 1997, respectively.

    Income taxes paid in 1995, 1996 and 1997 were $5,026, $2,459 and $2,162, respectively. The Company received income tax refunds of $163, $215 and $2,719 during 1995, 1996 and 1997, respectively.

                         CHATTEM, INC. AND SUBSIDIARIES

(9) SHAREHOLDERS' EQUITY (DEFICIT)

    STOCK ISSUANCE

    On June 26, 1997, the Company issued to the sellers of the SUNSOURCE product line 300,000 shares of its common stock at a value of $13.50 per share to fund a portion of the purchase price for the brands.

    In April 1996, the Company issued 1,100,000 shares of common stock to a group of investors, including certain officers, directors and affiliates, in order to partially fund the acquisition of GOLD BOND (Note 12). In addition, the Company issued to the seller of GOLD BOND 155,792 shares of the Company's common stock at $6.42 per share.

    STOCK OPTIONS

    Although the Company adopted SFAS No. 123, Accounting For Stock-Based Compensation, during 1997, it elected to continue to account for compensation expense under its stock option plans under APB No. 25. Accordingly, no compensation cost has been recognized for stock option grants since the options have exercise prices equal to the market value of the common stock at the date of grant.

    The Company's 1993 Non-Statutory Stock Option Plan (1993 Plan) provides for issuance of up to 350,000 shares of common stock to key employees. In addition, the Company's 1994 Non-Statutory Stock Option Plan and the 1994 Non-Statutory Stock Option Plan for Non-Employee Directors (1994 Plans) provide for the issuance of up to 350,000 and 80,000 shares, respectively, of common stock. Options vest ratably over four years and are exercisable for a period of up to ten years from the date of grant.

    For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1996 and 1997: expected dividend yield of 0%, expected volatility of 49%, risk-free interest rates of 6.48% and 5.39%, and expected lives of 6 years.

    Had compensation cost for 1996 and 1997 stock option grants been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, the Company's net income and net income per share would have been adjusted to the pro forma amounts indicated below:

                                                                               1996       1997
                                                                             ---------  ---------
Net income:
  As reported..............................................................  $   3,272  $   5,885
  Pro forma................................................................  $   2,877  $   5,683
Net income per share:
  As reported..............................................................  $    0.40  $    0.65
  Pro forma................................................................  $    0.35  $    0.62

    The pro forma effect on net income in this disclosure is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1996.

                         CHATTEM, INC. AND SUBSIDIARIES

(9) SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    A summary of the activity of stock options during 1995, 1996, and 1997 is presented below (shares in thousands):

                                                1995                      1996                      1997
                                      ------------------------  ------------------------  ------------------------
                                                    WEIGHTED                  WEIGHTED                  WEIGHTED
                                        SHARES       AVERAGE      SHARES       AVERAGE      SHARES       AVERAGE
                                         UNDER      EXERCISE       UNDER      EXERCISE       UNDER      EXERCISE
                                        OPTION        PRICE       OPTION        PRICE       OPTION        PRICE
                                      -----------  -----------  -----------  -----------  -----------  -----------
Outstanding at beginning of year....         675    $    7.69          646    $    7.60          613    $    6.39
  Granted...........................          18         4.79          318         5.07           91         9.01
  Exercised.........................      --           --              (44)        6.93         (120)       6.65]
  Cancelled.........................         (47)        7.83         (307)        7.48       --           --
                                             ---        -----          ---        -----          ---        -----
Outstanding at end of year..........         646    $    7.60          613    $    6.39          584    $    6.75
                                             ---        -----          ---        -----          ---        -----
                                             ---        -----          ---        -----          ---        -----
Options exercisable at year-end.....         305    $    7.72          221    $    7.73          262    $    7.43
                                             ---        -----          ---        -----          ---        -----
                                             ---        -----          ---        -----          ---        -----
Weighted average fair value of
  options granted...................                      N/A                 $    2.62                 $    5.24
                                                        -----                     -----                     -----
                                                        -----                     -----                     -----

    A summary of the exercise prices for options outstanding under the Company's stock-based compensation plans at November 30, 1997 is presented below (shares in thousands):

                                           WEIGHTED                                          WEIGHTED AVERAGE
                                            AVERAGE                                          EXERCISE PRICE OF
                         SHARES UNDER      EXERCISE     WEIGHTED AVERAGE        SHARES            SHARES
EXERCISE PRICE RANGE        OPTION           PRICE       REMAINING LIFE       EXERCISABLE       EXERCISABLE
---------------------  -----------------  -----------  -------------------  ---------------  -----------------
$4.63 - $5.25........            249       $    4.87              8.2                 29         $    4.85
$7.50 - $9.50........            330            7.99              6.5                233              7.76
  $18.00.............              5           18.00              9.8                 --               N/A
                                                                   --
                                 ---      -----------                                ---             -----
  Total..............            584       $    6.75              7.2                262         $    7.43
                                                                   --
                                                                   --
                                 ---      -----------                                ---             -----
                                 ---      -----------                                ---             -----

    PREFERRED SHARES

    The Company is authorized to issue up to 1,000,000 preferred shares in series and with rights established by the board of directors. At November 30, 1996 and 1997, no shares of any series of preferred stock were issued and outstanding.

    EMPLOYEE STOCK OWNERSHIP PLAN

    Effective June 1, 1989, the Company established an Employee Stock Ownership Plan providing for the issuance of up to 360,000 shares of the Company's common stock. At November 30, 1997, no contributions had been made to the plan.

    COMMON STOCK WARRANTS

    As described in Note 5, the Company issued the Warrants at an assigned value of $955. The Warrants are exercisable for five years. In the aggregate, 75,000 warrants were issued which, when exercised, would entitle the holders thereof to acquire an aggregate of 417,182 shares of the Company's common stock. The

                         CHATTEM, INC. AND SUBSIDIARIES

(9) SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED) number of shares of common stock and the price per share at which a warrant is exercisable are subject to adjustment upon the occurrence of certain events. A warrant does not entitle the holder to receive any cash dividends paid on common stock or to exercise any other rights as a shareholder of the Company.

    During 1996, as a result of the issuance of 1,100,000 shares of common stock (Note 9), the number of shares of common stock and the price per share at which a warrant is exercisable were adjusted from 5.56242 shares and $7.15, respectively, to 5.85733 shares and $6.79, respectively.

    During 1997, 12,030 warrants were exercised to acquire 70,464 shares. At November 30, 1997, 62,970 warrants were outstanding which, when exercised, would entitle the holders thereof to acquire an aggregate of 368,836 shares of the Company's common stock.

(10) CONTINGENCIES

    Claims, suits and complaints arise in the ordinary course of the Company's business involving such matters as patents and trademarks, product liability and other alleged injuries or damage. The outcome of such litigation cannot be predicted, but, in the opinion of management, based in part upon the opinion of counsel, all such pending matters are without merit or are of such kind or involve such amounts as would not have a material adverse effect on the consolidated operating results or financial position of the Company if disposed of unfavorably.

(11) SUPPLEMENTAL FINANCIAL INFORMATION

    A--Inventories consisted of the following at November 30, 1996 and 1997:

                                                                            1997       1996
                                                                          ---------  ---------
Raw materials and work in process.......................................  $   5,365  $   9,107
Finished goods..........................................................      7,484      7,850
Excess of current cost over LIFO value..................................     (2,554)    (2,464)
                                                                          ---------  ---------
  Total inventories.....................................................  $  10,295  $  14,493
                                                                          ---------  ---------
                                                                          ---------  ---------

    International inventories included above, valued on a lower of FIFO cost or market at November 30, 1996 and 1997, were $2,039 and $2,546, respectively.

    B--Property, plant and equipment consisted of the following at November 30, 1996 and 1997:

                                                                           1996        1997
                                                                        ----------  ----------
Land..................................................................  $      208  $      138
Buildings and improvements............................................       3,014       3,150
Machinery and equipment...............................................      21,973      23,416
Construction in progress..............................................       1,046       2,221
Less--accumulated depreciation........................................     (16,467)    (17,937)
                                                                        ----------  ----------
  Property, plant and equipment, net..................................  $    9,774  $   10,988
                                                                        ----------  ----------
                                                                        ----------  ----------

                         CHATTEM, INC. AND SUBSIDIARIES

(11) SUPPLEMENTAL FINANCIAL INFORMATION (CONTINUED)
    C--Accrued liabilities consisted of the following at November 30, 1996 and 1997:

                                                                            1996       1997
                                                                          ---------  ---------
Accrued interest expense................................................  $   3,996  $   4,119
Salaries, wages and commissions.........................................      1,287      1,696
Promotion expense.......................................................      2,827      2,840
Product acquisitions....................................................        614      1,489
Accrued pension benefits................................................      2,076        435
Other...................................................................      3,331      3,619
                                                                          ---------  ---------
  Total accrued liabilities.............................................  $  14,131  $  14,198
                                                                          ---------  ---------
                                                                          ---------  ---------

(12) ACQUISITION AND SALE OF BRANDS

    On June 26, 1997, the Company purchased certain assets of Sunsource International, Inc. and an affiliated company (SUNSOURCE) including the exclusive worldwide rights to five leading branded dietary supplement products. The purchase price for the trademarks, inventory and receivables was approximately $32,000, net of certain assumed liabilities. Additional payments may be earned by SUNSOURCE over a six year period from the date of closing if sales exceed certain levels as defined in the purchase agreement, but such additional payments are not to exceed $15,750 in the aggregate. Financing of the SUNSOURCE acquisition was provided by an expansion of the Company's senior bank credit agreement (Note 5) and the issuance of 300,000 shares of Chattem, Inc. common stock to SUNSOURCE (Note 9).

    On April 29, 1996, the Company purchased the worldwide rights for the GOLD BOND line of medicated powders and anti-itch cream for approximately $40,000. The assets acquired consisted of the trademarks ($38,000) and inventory. Additionally, the Company assumed certain liabilities of approximately $500. The Company financed the GOLD BOND acquisition with bank borrowings (Note 5) and issuance of common stock (Note 9).

    On June 6, 1996, the Company purchased the rights for the HERPECIN-L line of medicated lip balm for $5,607 plus a royalty payment equal to the greater of $214 or 5% of net sales. The royalty payment is payable annually for each of the seven twelve-month periods beginning July 1, 1996 and ending June 30, 2003. The assets acquired consisted primarily of the trademark ($5,159), receivables and inventory. Additionally, the Company assumed certain liabilities of approximately $500. The purchase was financed by the Company with additional bank borrowings of $5,000 with the remaining $607 being funded by the Company (Note 5).

    During April 1996, the Company sold the trademarks and inventory of two of its minor consumer products brands, SOLTICE and BLIS-TO-SOL, for $1,200 consisting of $1,000 cash received at closing and a $200 promissory note requiring payments of $100 per year for the next two years contingent upon the brands meeting specific future sales levels.

    On June 17, 1994, the Company acquired a license to the PHISODERM trademark in the United States, Canada and Puerto Rico ("the Territory"), together with certain other assets from Sterling Winthrop Inc. (Sterling). If net sales of PHISODERM products in the United States exceed $11,000 for either of the 12-month periods beginning July 1, 1995 and July 1, 1996 and ending June 30, 1996 and June 30, 1997, then the Company will pay Sterling an additional $1,000 per year. Net sales of

                         CHATTEM, INC. AND SUBSIDIARIES

(12) ACQUISITION AND SALE OF BRANDS (CONTINUED)
PHISODERM products exceeded $11,000 for each of the 12-month periods ended June 30, 1997 and 1996. As a result, an additional $2,000 was recorded to patents, trademarks and other purchased product rights as of November 30, 1997.

(13) ACCRUED POSTRETIREMENT HEALTH CARE BENEFITS

    The Company maintains certain postretirement health care benefits for eligible employees. Employees become eligible for these benefits if they meet certain age and service requirements. The Company pays a portion of the cost of medical benefits for certain retired employees over the age of 65. Effective January 1, 1993, the Company's contribution is a service-based percentage of the full premium. The Company pays these benefits as claims are incurred.

    Net periodic postretirement health care benefits cost for the years ended November 30, 1995, 1996 and 1997, included the following components:

                                                                          1995       1996       1997
                                                                        ---------  ---------  ---------
Service cost (benefits earned during the period)......................  $      30  $      36  $      29
Interest cost on accumulated postretirement benefits obligation.......        102        101        115
Amortization of net loss..............................................     --         --              2
                                                                        ---------  ---------  ---------
Net periodic postretirement benefits cost.............................  $     132  $     137  $     146
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    The following table sets forth the funded status of the plan, reconciled to the accrued postretirement health care benefits recognized in the Company's balance sheets at November 30, 1996 and 1997:

                                                                               1996       1997
                                                                             ---------  ---------
Accumulated postretirement benefits obligation:
  Retirees.................................................................  $     912  $     715
  Fully eligible active plan participants..................................        275        502
  Other active participants................................................        260        377
Unrecognized net loss......................................................     --           (160)
                                                                             ---------  ---------
Accrued postretirement health care benefits................................  $   1,447  $   1,434
                                                                             ---------  ---------
                                                                             ---------  ---------

    For measurement purposes, a 6.0% annual rate of increase in the per capita cost of covered health care benefits was assumed in 1996 and 1997. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at November 30, 1996 and 1997. A 1% increase in the assumed health care cost trend rate would not affect the accumulated postretirement benefit obligation as of November 30, 1997 or the aggregate of the service and interest cost components of the net annual postretirement benefit cost for the year ended November 30, 1997.

(14) DISCONTINUED OPERATIONS

    On May 26, 1995, the Company completed the sale of its specialty chemicals division to privately-held Elcat. The Company received $25,000 from the sale of the specialty chemicals division consisting of $20,000 in cash and $5,000 of 13.125% cumulative, convertible preferred stock of Elcat. The net cash proceeds were used to repay long-term debt of approximately $12,000. The Company recognized a gain of

                         CHATTEM, INC. AND SUBSIDIARIES

(14) DISCONTINUED OPERATIONS (CONTINUED)
$9,334 (after tax) from the sale and extraordinary charge (after tax) of $367 relating to the early extinguishment of the debt.

    The results of operations and the gain on disposal of the specialty chemicals division have been separately classified as discontinued operations in the accompanying consolidated statements of income. Net sales of the specialty chemicals division were $6,739 through May 26, 1995. Interest expense of $351 for 1995 was allocated to discontinued operations based upon the ratio of net assets discontinued to the total net assets of the consolidated entity.

(15) SUBSEQUENT EVENT

    On March 24, 1998, the Company acquired the BAN anti-perspirant and deodorant brand from Bristol-Myers Squibb Company. Pursuant to the terms of the acquisition agreement, the Company purchased all the assets, including inventories, patents and trademarks of BAN (excluding the rights in Japan), for $165,000 in cash, plus assumed liabilities. The purchase price was funded by the issuance of $200,000 8 7/8% senior subordinated notes due 2008.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder and Board of Directors of

Signal Investment & Management Co.:

    We have audited the accompanying balance sheets of Signal Investment & Management Co. (a Delaware corporation and wholly owned subsidiary of Chattem, Inc.) as of November 30, 1996 and 1997 and the related statements of income, shareholder's equity (deficit) and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signal Investment & Management Co. as of November 30, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chattanooga, Tennessee

January 19, 1998 (EXCEPT WITH

RESPECT TO THE MATTER DISCUSSED IN

NOTE 6 AS TO WHICH THE DATE IS

MARCH 24, 1998)

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                   NOVEMBER 30,       FEBRUARY 28,
                                                                              ----------------------  ------------
                                                                                 1996        1997         1998
                                                                              ----------  ----------  ------------

CURRENT ASSETS:
  Cash and cash equivalents.................................................  $    2,911  $       55   $       42
  Royalties receivable from Chattem, Inc....................................       1,287       1,588        1,558
                                                                              ----------  ----------  ------------
      Total current assets..................................................       4,198       1,643        1,600
TRADEMARKS AND OTHER PURCHASED PRODUCT RIGHTS, net..........................      74,086     101,426      100,656
                                                                              ----------  ----------  ------------
      TOTAL ASSETS..........................................................  $   78,284  $  103,069   $  102,256
                                                                              ----------  ----------  ------------
                                                                              ----------  ----------  ------------

                           LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

PAYABLE TO CHATTEM, INC.....................................................  $   75,713  $  102,573   $  102,253
                                                                              ----------  ----------  ------------
DEFERRED INCOME TAXES.......................................................       1,556       2,628        2,628
                                                                              ----------  ----------  ------------
COMMITMENTS AND CONTINGENCIES (Notes 1 and 4)
SHAREHOLDER'S EQUITY (DEFICIT):
  Common shares, without par value, 500 shares authorized, 250 shares issued
    and outstanding.........................................................           2           2            2
  Retained earnings (deficit)...............................................       1,013      (2,134)      (2,627)
                                                                              ----------  ----------  ------------
      Total shareholder's equity (deficit)..................................       1,015      (2,132)      (2,625)
                                                                              ----------  ----------  ------------
      TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)..................  $   78,284  $  103,069   $  102,256
                                                                              ----------  ----------  ------------
                                                                              ----------  ----------  ------------

   The accompanying notes are an integral part of these financial statements.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                              STATEMENTS OF INCOME

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                       YEAR ENDED             FOR THE THREE MONTHS
                                                                      NOVEMBER 30,             ENDED FEBRUARY 28,
                                                             -------------------------------  --------------------
                                                               1995       1996       1997       1997       1998
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
REVENUES:
  Royalties from Chattem, Inc..............................  $   4,200  $   5,044  $   6,181  $   1,263  $   1,559
  Investment income:
    Interest...............................................         23         33         31         19     --
    Interest from Chattem, Inc. note receivable............        181        136     --         --         --
  Gain on sale of investment...............................          0        323     --         --         --
  Gain on product divestitures.............................          0        875     --         --         --
                                                             ---------  ---------  ---------  ---------  ---------
      Total revenues.......................................      4,404      6,411      6,212      1,282      1,559
                                                             ---------  ---------  ---------  ---------  ---------
EXPENSES:
  Amortization of trademarks and other purchased product
    rights.................................................      1,162      1,779      2,627        571        770
  Other....................................................         11         18         27          1          2
                                                             ---------  ---------  ---------  ---------  ---------
      Total expenses.......................................      1,173      1,797      2,654        572        772
                                                             ---------  ---------  ---------  ---------  ---------
INCOME BEFORE PROVISION FOR INCOME TAXES...................      3,231      4,614      3,558        710        787
PROVISION FOR INCOME TAXES.................................      1,091      1,575      1,205        240        280
                                                             ---------  ---------  ---------  ---------  ---------
NET INCOME.................................................  $   2,140  $   3,039  $   2,353  $     470  $     507
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.................        250        250        250        250        250
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
NET INCOME PER COMMON SHARE:
  Basic....................................................  $   8,560  $  12,156  $   9,412  $   1,880  $   2,028
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
  Diluted..................................................  $   8,560  $  12,156  $   9,412  $   1,880  $   2,028
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                  STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                               RETAINED
                                                                                                               EARNINGS
                                                                                               COMMON SHARES   (DEFICIT)
                                                                                               -------------  -----------
BALANCE, November 30, 1994...................................................................    $       2     $   5,687
  Net income.................................................................................       --             2,140
  Dividends ($16,000 per share)..............................................................       --            (4,000)
                                                                                                       ---    -----------
BALANCE, November 30, 1995...................................................................            2         3,827
  Net income.................................................................................       --             3,039
  Dividends ($23,412 per share)..............................................................       --            (5,853)
                                                                                                       ---    -----------
BALANCE, November 30, 1996...................................................................            2         1,013
  Net income.................................................................................       --             2,353
  Dividends ($22,000 per share)..............................................................       --            (5,500)
                                                                                                       ---    -----------
BALANCE, November 30, 1997...................................................................            2        (2,134)
Net income...................................................................................       --               507
Dividends ($4,000 per share).................................................................       --            (1,000)
                                                                                                       ---    -----------
Balance, February 28, 1998 (unaudited).......................................................    $       2     $  (2,627)
                                                                                                       ---    -----------
                                                                                                       ---    -----------

   The accompanying notes are an integral part of these financial statements.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                       FOR THE
                                                                     THREE MONTHS
                                                                    ENDED FEBRUARY
                                         YEAR ENDED NOVEMBER 30,         28,
                                        -------------------------  ----------------
                                         1995     1996     1997     1997     1998
                                        -------  -------  -------  -------  -------
OPERATING ACTIVITIES:
  Net income..........................  $ 2,140  $ 3,039  $ 2,353  $   470  $   507
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Amortization......................    1,162    1,779    2,627      571      770
    Deferred income tax provision.....      366      682    1,072      240      280
    Gain on sale of investment........    --        (323)   --       --       --
    Gain on product divestitures......    --        (875)   --       --       --
    Changes in operating assets and
      liabilities:
      (Increase) decrease in royalties
        receivable from Chattem,
        Inc...........................       51     (266)    (301)      24       30
      (Increase) decrease in interest
        receivable from Chattem,
        Inc...........................      (84)     121    --       --       --
                                        -------  -------  -------  -------  -------
        Net cash provided by operating
          activities..................    3,635    4,157    5,751    1,305    1,587
                                        -------  -------  -------  -------  -------
INVESTING ACTIVITIES:
  Payment of note receivable from
    Chattem, Inc......................    --        2500    --       --       --
  Proceeds from sale of investment....    --         323    --       --       --
                                        -------  -------  -------  -------  -------
        Net cash provided by investing
          activities..................    --       2,823    --       --       --
                                        -------  -------  -------  -------  -------
FINANCING ACTIVITIES:
  Increase (decrease) in payable to
    Chattem, Inc......................      740      933   (3,107)  (2,750)    (600)
  Dividends paid to Chattem, Inc......   (4,000)  (5,853)  (5,500)  (1,250)  (1,000)
                                        -------  -------  -------  -------  -------
        Net cash used in financing
          activities..................   (3,260)  (4,920)  (8,607)  (4,000)  (1,600)
                                        -------  -------  -------  -------  -------
CASH AND CASH EQUIVALENTS:
  Increase (decrease) for the year....      375    2,060   (2,856)  (2,695)     (13)
  At beginning of year................      476      851    2,911    2,911       55
                                        -------  -------  -------  -------  -------
  At end of year......................  $   851  $ 2,911  $    55  $   216  $    42
                                        -------  -------  -------  -------  -------
                                        -------  -------  -------  -------  -------
SUPPLEMENTAL SCHEDULE OF NON-CASH
  TRANSACTIONS:
  Decrease in payable to Chattem, Inc.
    in connection with the sale of
    trademarks and other product
    rights............................  $ --     $   875  $ --     $ --     $ --
                                        -------  -------  -------  -------  -------
                                        -------  -------  -------  -------  -------
  Increase in payable to Chattem, Inc.
    in connection with purchases of
    trademarks and other product
    rights............................  $ --     $45,810  $29,967  $ --     $ --
                                        -------  -------  -------  -------  -------
                                        -------  -------  -------  -------  -------
DIVIDENDS PER SHARE...................  $    16  $    23  $    22  $     5  $     4
                                        -------  -------  -------  -------  -------
                                        -------  -------  -------  -------  -------

        The accompanying notes are an integral part of these statements.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                         NOTES TO FINANCIAL STATEMENTS

                     (ALL MONETARY AMOUNTS ARE EXPRESSED IN
                THOUSANDS OF DOLLARS UNLESS CONTRARILY EVIDENT)

1. GENERAL

    Signal Investment & Management Co. ("Signal" or the "Company") is a wholly-owned subsidiary of Chattem, Inc. ("Chattem"). Signal was formed by Chattem for the sole purpose of holding certain of Chattem's trademarks and other purchased product rights and certain investments. The Company owns or licenses substantially all of the trademarks and intangibles associated with Chattem's domestic consumer products business and licenses Chattem's use thereof. Signal has no active operations.

    Signal is a guarantor of Chattem's $75,000 of 12.75% Senior Subordinated Notes (the "Notes") due 2004, which guaranty and notes were registered under the Securities Act of 1933 on a Form S-2 Registration Statement effective August 4, 1994.

    Signal is also guarantor of Chattem's current bank credit facility which consists of term loans and a working capital revolving loan maturing at various dates from December 31, 1997 to February 14, 2004. The outstanding balances as of November 30, 1997 were $63,683 for the term loans and $13,000 for the working capital revolving loan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    TRADEMARKS AND OTHER PURCHASED PRODUCT RIGHTS

    The costs of acquired trademarks and other purchased product rights are capitalized and amortized over periods ranging from 20 to 40 years. Total accumulated amortization of these assets at November 30, 1996 and 1997 was $5,060 and $7,687, respectively. Amortization expense for 1995, 1996 and 1997 was $1,162, $1,779 and $2,627, respectively.

    INCOME TAXES

    The Company uses the asset and liability approach to accounting for deferred income taxes based on currently enacted tax rates and differences in financial reporting and income tax bases of assets and liabilities. The Company is included in the consolidated tax returns filed by Chattem, Inc.

    INVESTMENTS

    In March 1996, the Company sold for $323, an investment which had been written down to a carrying value of zero in 1993 due to uncertainty concerning future realization.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers all short-term deposits and investments with original maturities of three months or less to be cash equivalents.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                     (ALL MONETARY AMOUNTS ARE EXPRESSED IN
                THOUSANDS OF DOLLARS UNLESS CONTRARILY EVIDENT)

3. INCOME TAXES

    The provision for income taxes includes the following components for the years ended November 30:

                                                         1995            1996            1997
                                                       -------         -------         -------
Current...........................................  $          725  $          893  $          133
Deferred..........................................             366             682           1,072
                                                            ------          ------          ------
                                                    $        1,091  $        1,575  $        1,205
                                                            ------          ------          ------
                                                            ------          ------          ------

    The temporary difference which gives rise to the deferred tax liability at November 30, 1997 and 1996 consists primarily of the differences between carrying values of trademarks and other purchased product rights for income tax and financial statement reporting purposes.

    The difference between the provision for income taxes and the amount computed by multiplying income before income taxes by the U.S. statutory rate is summarized as follows for the years ended November 30:

                                                         1995            1996            1997
                                                       -------         -------         -------
Expected tax provision............................  $        1,098  $        1,584  $        1,210
Nontaxable interest income........................              (7)             (9)             (5)
                                                            ------          ------          ------
                                                    $        1,091  $        1,575  $        1,205
                                                            ------          ------          ------
                                                            ------          ------          ------

4. ACQUISITION AND SALE OF TRADEMARKS

    On June 26, 1997, the Company purchased the rights for the SUNSOURCE line of dietary supplements and homeopathic medicines, and subsequently licensed the use of the trademark to Chattem. The purchase price of the trademark was $26,650 which was financed with borrowings from Chattem. Additional payments may be earned by SUNSOURCE over a six year period from the date of closing if sales exceed certain levels as defined in the purchase agreement, but such additional payments are not to exceed $15,750 in the aggregate.

    On April 29, 1996, the Company purchased the worldwide rights for the GOLD BOND line of medicated powders and anti-itch cream, and subsequently licensed the use of the trademark to Chattem. The purchase price for the trademark was $38,000 which was financed with borrowings from Chattem.

    On June 6, 1996, the Company purchased the rights for the HERPECIN-L line of medicated lip balm, and subsequently licensed the use of the trademark to Chattem. The purchase price for the trademark was $5,159 plus a royalty payment equal to the greater of $214 or 5% of net sales. The royalty payment is payable annually for each of the seven twelve-month periods beginning July 1, 1996 and ending June 30, 2003. The purchase of the HERPECIN-L trademark was financed with borrowings from Chattem.

    During April 1996, the Company sold the trademarks of two minor consumer products brands, SOLTICE and BLIS-TO-SOL. The sales price of $1,200 consisted of $1,000 of cash received at closing and a $200 promissory note requiring payments of $100 per year for the next two years contingent upon the brands meeting specific future sales levels.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                     (ALL MONETARY AMOUNTS ARE EXPRESSED IN
                THOUSANDS OF DOLLARS UNLESS CONTRARILY EVIDENT)

5. RELATED PARTY TRANSACTIONS

    In exchange for the licensed use of the Company's trademarks, the Company receives royalties from Chattem of 5% of net sales of certain defined domestic consumer products.

    Note receivable from Chattem, Inc. results from borrowings by Chattem. The note bears interest at 7 1/4% which is payable quarterly. The note and all accrued interest were repaid by Chattem in fiscal 1996.

    Payable to Chattem, Inc. represents net advances received from Chattem used to fund the acquisitions of trademarks as discussed in Note 4. Such advances are noninterest bearing and are not expected to be paid prior to November 30, 1998.

    Certain general and administrative expenses of the Company are occasionally paid by Chattem on behalf of the Company. Such amounts are not significant.

    A summary analysis of the activity between the Company and Chattem, Inc. for the two years ended November 30, 1997 is as follows:

Balance--November 30, 1995........................  $       29,844
        Gain on sale of trademarks................            (875)
        Additions.................................          46,744
                                                    --------------
Balance--November 30, 1996........................          75,713
        Repayments................................          (3,250)
        Additions.................................          30,110
                                                    --------------
Balance--November 30, 1997........................  $      102,573
                                                    --------------
                                                    --------------

    The weighted average balance due Chattem, Inc. during the year ended November 30, 1997, was $86,424.

6. SUBSEQUENT EVENT

    On March 24, 1998, the Company and Chattem acquired the BAN anti-perspirant and deodorant brand from Bristol-Myers Squibb Company. Pursuant to the terms of the acquisition agreement, the Company and Chattem purchased all the assets, including patents and trademarks of BAN (excluding the rights in Japan), for $165,000 in cash, plus assumed liabilities. The purchase price was funded by the issuance of $200,000 8 7/8% senior subordinated notes of Chattem due 2008.

March 3, 1998

To the Board of Directors and Stockholders of Bristol-Myers Squibb Company:

    We have audited the accompanying statement of United States (U.S.) assets and liabilities as of December 31, 1996 and 1997, and the statement of U.S. net sales and product contribution for the years ended December 31, 1995, 1996 and 1997, of the Ban deodorant and antiperspirant product lines (the Product) of Bristol-Myers Products (the Business), a division of Bristol-Myers Squibb Company. These financial statements are the responsibility of the Business's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of U.S. assets and liabilities and the statement of U.S. net sales and product contribution are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of these statements. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying financial statements reflect the U.S. assets and liabilities and the U.S. net sales and product contribution attributable to the Product as described in Note 2 and are not intended to be a complete presentation of the Product's assets, liabilities, revenues or expenses.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the U.S. assets and liabilities of the Product as described in Note 2 as of December 31, 1996 and 1997 and the U.S. net sales and product contribution of the Product as described in Note 2 for the years ended December 31, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

            [LOGO]

                                    U.S. BAN

                    STATEMENT OF U.S. ASSETS AND LIABILITIES

                                 (IN THOUSANDS)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1997
                                                                                       ------------  ------------
ASSETS

Inventories, net:
  Raw materials......................................................................   $    1,233    $    1,089
  Packaging..........................................................................        1,161           860
  Work in process....................................................................          342            19
  Finished goods.....................................................................        7,497         6,284
                                                                                       ------------  ------------
    Total inventories, net...........................................................       10,233         8,252
                                                                                       ------------  ------------
Property, plant and equipment, net:
  Machinery and equipment............................................................       21,799        21,897
  Less: Accumulated depreciation.....................................................       10,946        12,963
                                                                                       ------------  ------------
    Total property, plant and equipment, net.........................................       10,853         8,934
                                                                                       ------------  ------------

    Total assets.....................................................................   $   21,086    $   17,186

LIABILITIES

Accrued expenses
  Advertising........................................................................   $      722    $   --
  Consumer promotion.................................................................        1,127         1,003
  Trade promotion....................................................................        2,140         3,676
                                                                                       ------------  ------------
    Total accrued expenses...........................................................   $    3,989    $    4,679
                                                                                       ------------  ------------

    Assets less liabilities..........................................................   $   17,097    $   12,507
                                                                                       ------------  ------------
                                                                                       ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                                    U.S. BAN

              STATEMENT OF U.S. NET SALES AND PRODUCT CONTRIBUTION

                                 (IN THOUSANDS)

                                                                        FOR THE YEAR  FOR THE YEAR  FOR THE YEAR
                                                                           ENDED         ENDED         ENDED
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1995          1996          1997
                                                                        ------------  ------------  ------------
Net sales.............................................................   $   94,705    $   97,547    $   96,152
Cost of goods sold....................................................       30,630        32,340        32,780
                                                                        ------------  ------------  ------------
  Gross margin........................................................       64,075        65,207        63,372

Distribution..........................................................        6,169         7,131         6,594
Promotion.............................................................       18,908        21,952        25,018
Advertising and other marketing.......................................       10,691         9,251         7,019
                                                                        ------------  ------------  ------------
  Product contribution................................................   $   28,307    $   26,873    $   24,741
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                                    U.S. BAN

         NOTES TO THE STATEMENT OF U.S. ASSETS AND LIABILITIES AND THE
              STATEMENT OF U.S. NET SALES AND PRODUCT CONTRIBUTION

                                 (IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

    The Business manufactures and markets topical deodorants and antiperspirants. The products are sold through distributors and directly to end users primarily in the retail markets in the United States (U.S.), Thailand, Canada, Latin America and certain other Asian countries.

2. BASIS OF PRESENTATION

    The accompanying financial statements present only the U.S. assets and liabilities and the U.S. net sales and product contribution of the Product. These financial statements include all adjustments necessary for a fair presentation of the assets and liabilities at December 31, 1997 and 1996 and of U.S. net sales and product contribution for the years ended December 31, 1997, 1996 and 1995. These financial statements have been prepared in accordance with Bristol-Myers Squibb Company accounting principles which are in accordance with generally accepted accounting principles.

    These financial statements set forth only the U.S. net sales and operational expenses attributable to the Product and do not purport to represent all the costs and expenses associated with a stand alone, separate company. Accordingly, not included in operating expenses are the expenses associated with product management, legal, cash management/treasury functions, and various tax services provided by BMS.

    The statement of U.S. net sales and product contribution includes amounts attributable to the manufacture, sale, promotion and advertisement of the Product. Net sales include allowances for sales returns and cash discounts. Product contribution represents net sales less cost of goods sold, distribution, promotion, advertising and other marketing expenses attributable to the Product. Included in product contribution is an allocation of certain expenses attributable to the Product. These expenses have been allocated to the Product by the Business based upon various factors which management believes are reasonable.

    Net sales by the Business to one customer comprised approximately 24%, 24% and 23% of total net sales for the years ended December 31, 1997, 1996 and 1995, respectively.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates.

    INVENTORIES, NET

    Inventories, net of reserves for obsolescence, are valued at average costs, not in excess of market.

    PROPERTY, PLANT AND EQUIPMENT, NET

    Expenditures for additions, renewals and betterments are capitalized at cost. Depreciation is generally computed by the straight-line method based on the estimated useful lives of the related assets ranging from 5 to 20 years.

                                    U.S. BAN

         NOTES TO THE STATEMENT OF U.S. ASSETS AND LIABILITIES AND THE STATEMENT OF U.S. NET SALES AND PRODUCT CONTRIBUTION (CONTINUED)

                                 (IN THOUSANDS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The machinery and equipment is primarily located in Morrisville, North Carolina, and at a third party manufacturer in Quebec, Canada.

4. COMMITMENTS AND CONTINGENCIES

    Various lawsuits, claims and proceedings of a nature considered normal to the Business are pending through BMS. Management believes that these lawsuits, claims and proceedings are without merit or will not have a material adverse effect on the Business's operating results, liquidity or financial position.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................     2
Special Cautionary Notice Regarding Forward-Looking Statements............     2
Prospectus Summary........................................................     3
Summary Pro Forma Combined Financial Information..........................    12
Summary Historical Consolidated Financial Information.....................    14
Risk Factors..............................................................    15
The Acquisition...........................................................    23
Recent Developments.......................................................    23
Use of Proceeds...........................................................    23
Capitalization............................................................    24
Unaudited Pro Forma Financial Data........................................    25
Selected Historical Consolidated Financial Data...........................    32
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    33
Business..................................................................    41
Management................................................................    54
Voting Securities and Principal Holders Thereof...........................    56
The Exchange Offer........................................................    58
Description of Exchange Notes.............................................    67
Description of Other Indebtedness.........................................    94
Certain Federal Income Tax Considerations.................................    95
Plan of Distribution......................................................    96
Legal Matters.............................................................    97
Experts...................................................................    97
Index to Financial Statements.............................................   F-1

                                  $200,000,000

                                     [LOGO]

OFFER TO EXCHANGE UP TO $200,000,000 OF ITS 8 7/8% SERIES B SENIOR SUBORDINATED
 NOTES DUE 2008 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF ITS 8 7/8% SERIES A SENIOR
                          SUBORDINATED NOTES DUE 2008

                             ---------------------

                                   PROSPECTUS

                             ---------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 14(1) of the Company's Amended and Restated Charter provides that no director of the Company shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for distributions in violation of Section 48-18-304 of the Tennessee Code Annotated.

    Section 14(2) of the Company's Amended and Restated Charter further provides that each person who was or is made a party or is threatened to be made to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (a "proceeding"), by reason of the fact that he or she is or was a director, officer or employee of the corporation or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter "indemnitee") whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, or employee and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except with respect to proceedings to enforce a right to indemnification under Section 14(3) of the Company's Amended and Restated Charter, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. This right to indemnification includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition ("advancement expenses") provided, however, that, if the Tennessee Business Corporation Act so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director, officer or employee shall be made only upon (i) delivery of written affirmation of the indemnitee's good faith belief that any applicable standard of conduct required by the Tennessee Business Corporation Act has been met, and (ii) delivery of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this paragraph or otherwise (an "undertaking").

    Under Section 14(3) of the Company's Amended and Restated Charter, if a claim is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit or in any suit brought by the Company to recover an advancement of expenses pursuant to the terms of the undertaking, the indemnitee shall be entitled to also be paid the expense of prosecuting or defending such a suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the corporation to recover an advancement of expenses pursuant to the terms of the undertaking the corporation shall be entitled to such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, as amended. Neither the failure of the Company (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has failed to meet the applicable standard of conduct or be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to indemnification or advancement expenses shall be on the Company.

    Section 14(2) further provides that the rights to indemnification and to the advancement of expenses conferred therein shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation's Amended and Restated Charter or Amended and Restated By-laws, agreement, vote of shareholders or disinterested directors or otherwise.

    Article II, Section 5 of the Company's By-Laws provides that any person made or threatened to be made a party to a suit or proceeding by reason of the fact that he or his intestate was, is, or shall be a director or officer or Audit Committee member of the Company or at the request of the Company a director or officer or Audit Committee member of another corporation controlled by the Company, shall be indemnified by the Company to the maximum extend and upon the conditions provided by the laws of the State of Tennessee, including Tennessee Code Annotated, Sections 48-1-407 through 48-1-411.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    See Index to Exhibits.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on May 26, 1998.

                                CHATTEM, INC.

                                BY:         /S/ A. ALEXANDER TAYLOR, II
                                     -----------------------------------------
                                              A. Alexander Taylor, II
                                       PRESIDENT AND CHIEF OPERATING OFFICER

                        POWER OF ATTORNEY AND SIGNATURES

    We, the undersigned officers and directors of Chattem, Inc., hereby severally constitute and appoint Zan Guerry and A. Alexander Taylor, II, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Chattem, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or either of them, to said registration statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chairman of the Board of
        /s/ ZAN GUERRY            Directors and Chief
------------------------------    Executive Officer             May 26, 1998
          Zan Guerry              (principal executive
                                  officer)

 /s/ A. ALEXANDER TAYLOR, II    President and Chief
------------------------------    Operating Officer, and        May 26, 1998
   A. Alexander Taylor, II        Director

    /s/ STEPHEN M. POWELL       Controller (principal
------------------------------    financial officer)            May 26, 1998
      Stephen M. Powell

    /s/ ROBERT E. BOSWORTH      Director
------------------------------                                  May 26, 1998
      Robert E. Bosworth

     /s/ LOUIS H. BARNETT       Director
------------------------------                                  May 26, 1998
       Louis H. Barnett

    /s/ RICHARD E. CHENEY       Director
------------------------------                                  May 26, 1998
      Richard E. Cheney

  /s/ SCOTT L. PROBASCO, JR.    Director
------------------------------                                  May 26, 1998
    Scott L. Probasco, Jr.

     /s/ SAMUEL E. ALLEN        Director
------------------------------                                  May 26, 1998
       Samuel E. Allen

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on May 26, 1998.

                                SIGNAL INVESTMENT & MANAGEMENT CO.

                                BY:         /S/ A. ALEXANDER TAYLOR, II
                                     -----------------------------------------
                                              A. Alexander Taylor, II
                                                     PRESIDENT

                        POWER OF ATTORNEY AND SIGNATURES

    We, the undersigned officers and directors of Signal Investment & Management Co., hereby severally constitute and appoint A. Alexander Taylor, II and Stephen
M. Powell, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Signal Investment & Management Co., to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or either of them, to said registration statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

 /s/ A. ALEXANDER TAYLOR, II    President and Director
------------------------------    (principal executive          May 26, 1998
   A. Alexander Taylor, II        officer)

    /s/ STEPHEN M. POWELL       Vice President, Treasurer
------------------------------    and Director (principal       May 26, 1998
      Stephen M. Powell           financial officer)

     /s/ ERIK L. SAVILLE        Assistant Vice President
------------------------------    and Director                  May 26, 1998
       Erik L. Saville

     /s/ HUGH F. SHARBER        Secretary and Director
------------------------------                                  May 26, 1998
       Hugh F. Sharber

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                                                                                     REFERENCES
-----------                                                                                                ---------------
      1.1    Purchase Agreement dated March 20, 1998 by and among that Chattem, Inc., Signal Investment &
             Management Co. and NationsBanc Montgomery Securities LLC ...................................

      2.1    Asset Purchase Agreement dated February 22, 1998 by and among Bristol-Meyers Squibb Company,
             Signal Investment & Management Co. and Chattem, Inc. .......................................           (1)

      3.1    Amended and Restated Charter of Chattem, Inc. ..............................................           (2)

      3.2    Amended and Restated Bylaws of Chattem, Inc. ...............................................           (3)

      4.1    Indenture dated March 24, 1998, by and among Chattem, Inc., Signal Investment & Management
             Co. and SouthTrust Bank, National Association...............................................

      4.2    Form of Exchange Note (included in Exhibit 4.1).............................................

      4.3    Registration Rights Agreement dated March 24, 1998 by and among Chattem, Inc., Signal
             Investment & Management Co. and NationsBanc Montgomery Securities, LLC......................

      5.1*   Opinion and Consent of Miller & Martin LLP regarding validity of the Exchange Notes.........

     10.1    Amended and Restated Credit Agreement (New Credit Agreement) dated as of March 24, 1998 among Chattem, Inc., Signal Investment & Management Co. and NationsBank of Tennessee, N.A.,
             as agent....................................................................................

     10.2    Amended and Restated Credit Agreement (Supplemental Credit Agreement) dated as of March 24,
             1998 by and among Chattem, Inc., Signal Investment & Management Co. and NationsBank of
             Tennessee, N.A., as agent ..................................................................

     10.3    Form of Indenture dated August 3, 1994 between Chattem, Inc. and SouthTrust Bank of Alabama,
             N.A. relating to the 12.75% Series B Senior Subordinated Notes due 2004.....................           (4)

     10.4    Asset Purchase and Sale Agreement dated May 23, 1997 by and among Chattem, Inc., Signal
             Investment & Management Co. and SunSource International, Inc. and Mindbody, Inc. ...........           (5)

     10.5    First Amended and Restated Master Trademark License Agreement between Signal Investment &
             Management Co. and Chattem, Inc., effective June 30, 1992...................................           (6)

     21.1    Subsidiaries of the Company.................................................................

     23.1    Consent of Arthur Andersen LLP..............................................................

     23.2    Consent of Price Waterhouse LLP.............................................................

     23.3    Consent of Miller & Martin LLP (included in Exhibit 5.1)....................................

     24.1    Power of Attorney (included on signature page)..............................................

     25.1*   Statement of Eligibility of Trustee.........................................................

     27.1**  Financial Data Schedule.....................................................................

     99.1    Form of Letter of Transmittal...............................................................

     99.2    Form of Notice of Guaranteed Delivery.......................................................

     99.3    Instruction to Registered Holders and DTC Participants......................................

  EXHIBIT
  NUMBER                                                                                                     REFERENCES
-----------                                                                                                ---------------
     99.4*   Form of Exchange Agent Agreement............................................................

------------------------

*   To be filed by Amendment.

** Submitted only with the electronic filing of this document with the Commission pursuant to Regulation S-T.

    Previously filed as an exhibit to and incorporated by reference from:

       (1) Form 8-K dated April 8, 1998.

       (2) Form 10-K for the year ended November 30, 1992.

       (3) Form 10-K for the year ended November 30, 1995.

       (4) Form S-2 Registration Statement (No. 33-80770).

       (5) Form 8-K dated June 26, 1997.

       (6) Form 10-K for the year ended November 30, 1997.